Exhibit (b)-(7)

PRIVATE AND CONFIDENTIAL

EXECUTION VERSION

Up to US$300,000,000

FACILITY AGREEMENT

dated 8 SEPTEMBER 2020

for

NIHAO CHINA CORPORATION

arranged by

Shanghai Pudong Development Bank Co., Ltd. Shanghai Branch

(上海浦东发展银行股份有限公司上海分行)

with

Shanghai Pudong Development Bank Co., Ltd. Shanghai Branch

(上海浦东发展银行股份有限公司上海分行)

acting as Facility Agent and as Security Agent

Legal counsel to the Obligors	Legal counsel to the Finance Parties

TABLE OF CONTENTS

Clause	Page

1	Definitions and Interpretation	1
2	The Facility	35
3	Purpose	36
4	Conditions of Utilisation	36
5	Utilisation	37
6	Repayment	38
7	Prepayment and Cancellation	39
8	Interest	43
9	Interest Periods	44
10	Changes to the Calculation of Interest	45
11	Fees	47
12	Tax Gross-Up and Indemnities	47
13	Increased Costs	51
14	Other Indemnities	53
15	Mitigation by the Lenders	54
16	Costs and Expenses	55
17	Guarantee and Indemnity	56
18	Representations	59
19	Information Undertakings	64
20	Financial Covenants	71
21	General Undertakings	80
22	Events of Default	93
23	Changes to the Lenders	96
24	Changes to the Obligors	102
25	Role of the Facility Agent, the Security Agent and the Arranger	103
26	Conduct of Business by the Finance Parties	110
27	Sharing Among the Finance Parties	110
28	Payment Mechanics	111
29	Set-Off	115
30	Notices	115
31	Calculations and Certificates	117
32	Partial Invalidity	118
33	Remedies and Waivers	118

i

34	Amendments and Waivers	118
35	Confidentiality	122
36	Counterparts	125
37	Governing Law	125
38	Enforcement	125
Schedule 1	The Original Lenders	126
Schedule 2	Conditions Precedent	127
Schedule 3	Utilisation Requests	131
Schedule 4	Form of Transfer Certificate	132
Schedule 5	Form of Assignment Agreement	134
Schedule 6	Form of Compliance Certificate	136
Schedule 7	Timetables	137
Schedule 8	Security Trust Provisions	138
Schedule 9	Approved Banks	141

ii

THIS AGREEMENT is dated 8 September 2020 and made between:

(1)	NIHAO CHINA CORPORATION, a BVI business company incorporated under the laws of the British Virgin Islands with limited liability, with its registered office at Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands and with company number 1528249 (the Borrower);

(2)	NIHAO HAVEN CORPORATION, a BVI business company incorporated under the laws of the British Virgin Islands with limited liability, with its registered office at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands and with company number 2040590 (Midco);

(3)	SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行), incorporated in the PRC with limited liability, as mandated lead arranger (the Arranger);

(4)	SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行), incorporated in the PRC with limited liability, as lender (the Original Lender);

(5)	SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行), incorporated in the PRC with limited liability, as agent of the other Finance Parties (the Facility Agent); and

(6)	SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行), incorporated in the PRC with limited liability, as security agent and trustee for the Finance Parties (the Security Agent).

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	Definitions

In this Agreement:

Acceleration Event means an Event of Default in respect of which the Facility Agent has taken any action pursuant to paragraph (b) or (c) of Clause 22.17 (Acceleration) in respect of the full principal amount of each of the Utilisation(s) then outstanding.

Accounting Principles means, in respect of:

(a)	the Borrower, Midco and the Company incorporated in a jurisdiction which has generally accepted accounting principles, standards and practices, the generally accepted accounting principles, standards and practices in that jurisdiction or IFRS; or

(b)	the consolidated Target Group or a Target Group Member incorporated in a jurisdiction which does not have generally accepted accounting principles, standards and practices, IFRS.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company (in each case, including head offices and branches of that person).

Project Haven (Founder Financing) -
Facility Agreement

Annual Financial Statements means the financial statements for a Financial Year delivered pursuant to paragraphs (a)(i), (b)(i) and (c)(i) of Clause 19.1 (Financial statements).

Anti-Corruption Laws means, as applicable, the US Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and/or any similar anti-bribery laws, rules or regulations issued, administered or enforced by any Governmental Agency having jurisdiction over any Obligor concerning bribery and corruption.

Anti-Money Laundering Laws means all applicable money laundering statutes and rules and regulations thereunder and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any Governmental Agency having jurisdiction over any Obligor concerning money laundering.

APLMA means the Asia Pacific Loan Market Association Limited.

Approved Bank means:

(a)	a Finance Party or any Affiliate of a Finance Party;

(b)	any bank or financial institution listed in Schedule 9 (Approved Banks);

(c)	a national commercial bank which is rated at least AA+ by any one of China Lianhe Credit Rating Co. Ltd., Dagong Global Credit Rating Co., Ltd. or China Chengxin International Credit Rating Co., Ltd;

(d)	a commercial bank which is rated at least A-1 by Standard & Poor’s Ratings Group or A3 by Moody’s Investors Service, Inc. or a comparable rating from an internationally recognised credit rating agency for its long term debt obligations; or

(e)	any other bank or financial institution approved by the Facility Agent (acting on the instructions of the Majority Lenders),

provided that in the case of paragraphs (c) and (d) above, no bank or financial institution shall cease to be an Approved Bank as a result of a downgrade to its rating below the applicable rating threshold as set out in paragraphs (c) and (d) above unless (i) 90 Business Days has passed since the earlier of the date on which the Facility Agent has notified the Borrower of such downgrade or the Borrower becomes aware of such downgrade and (ii) that bank or financial institution’s rating on such date remains below the applicable rating threshold as set out in paragraphs (c) and (d) above.

Assignment Agreement means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee and agreed by the Facility Agent.

Auditors means (a) PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche; (b) any Affiliate of any auditors referred to in (a); or (c) any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration, in each case, as required by law.

Authorised Signatory means the CEO, the CFO or any director of an Obligor or the Company (as the case may be).

Project Haven (Founder Financing) -
Facility Agreement

Availability Period means the period from and including the Signing Date to and including the earliest of:

(a)	the Initial Utilisation Date;

(b)	the first date on which the Merger Agreement is terminated or ceases to have effect and has lapsed in accordance with its terms; and

(c)	5 June 2021 subject to extension of a further 12 Months from the date of a written request by the Borrower on a date falling no earlier than 5 December 2020, if the Borrower in its reasonable opinion, determines that the long stop date under the Merger Agreement has been or will be extended, provided that credit approval for such extension has been obtained by the Arranger.

Available Commitment means, in relation to a Lender and the Facility, that Lender’s Commitment under the Facility minus:

(a)	the amount of its participation in any outstanding Loans under the Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any other Loans that are due to be made under the Facility on or before the proposed Utilisation Date.

Available Facility means the aggregate for the time being of each Lender’s Available Commitment in relation to the Facility.

Bidco means Quantum Bloom Company Ltd, an exempted company incorporated in the Cayman Islands with limited liability with registration number 363043 and having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands which will be merged into the Target on closing of the Merger and from that point on any reference to the Bidco means that surviving entity of the Merger.

Bidco Facilities means the facilities under the Bidco Facilities Agreement.

Bidco Facilities Agreement means the up to US$3,500,000,000 facilities agreement to be entered into between, among others, Bidco as the borrower, the Company as parent and Shanghai Pudong Development Bank Co., Ltd. Shanghai Branch (上海浦东发展银行股份有限公司上海分行) as facility agent and security agent, as amended, restated, replaced, modified and supplemented from time to time

Borrower Account Charge means the Hong Kong law governed account charge entered or to be entered into between the Borrower and the Security Agent whereby the Borrower grants Security over the Interest Reserve Account.

Borrower Assignment Agreement means the Hong Kong law governed assignment agreement entered or to be entered into between the Borrower and the Security Agent whereby the Borrower grants Security over all its rights under any intercompany loan granted by the Borrower to Midco.

Break Costs means the amount (if any) by which:

(a)	the interest (excluding any portion thereof representing the Cash Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in any Loan or an Unpaid Sum to the last day of the current Interest Period in respect of that Loan or that Unpaid Sum, had the principal amount of that Loan or Unpaid Sum received been paid on the last day of that Interest Period;

Project Haven (Founder Financing) -
Facility Agreement

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or that Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong and Beijing and:

(a)	in relation to any Utilisation and any payment in or purchase of US Dollars, New York;

(b)	in relation to any Security Document entered into by any Obligor, the Relevant Jurisdiction of that Obligor; and

(c)	in relation to the determination of any interest rate by reference to LIBOR for any Interest Period in relation to any Loan, London.

Cash Equivalent Investments means at any time:

(a)	(i) certificates of deposit or time deposits (in each case) maturing within one year, or (ii) structured deposits maturing within six months, (in each case) after the relevant date of calculation and issued or distributed by (A) any national commercial bank in the PRC; or (B) an Approved Bank;

(b)	any investment in marketable debt obligations maturing within one year after the relevant date of calculation which is not convertible or exchangeable to any other security, issued or guaranteed by a government, Governmental Agency or multilateral intergovernmental organisation which is rated at least A-1 by S&P Global Ratings, F1 by Fitch Ratings Ltd. or P-1 by Moody’s Investors Service Limited;

(c)	any investment in debt securities maturing within one year after the relevant date of calculation which is not convertible into any other security and is rated either A-1 or higher by S&P Global Ratings, F1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody’s Investors Service Limited (or, if no rating is available in respect of such debt securities, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating);

(d)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	which matures within one year after the relevant date of calculation; and

(iii)	which has a credit rating of either A-1 or higher by S&P Global Ratings, F1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of such commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)	investments accessible within three months in money market funds which:

(i)	have a credit rating of either A-1 or higher by S&P Global Ratings, F-1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody’s Investors Service Limited; and

Project Haven (Founder Financing) -
Facility Agreement

(ii)	invest substantially all of their assets in securities or investments of the types described in paragraphs (a) to (d) above;

(f)	time deposit accounts, certificates of deposit and money market deposits (which mature within one year after the relevant date of calculation) with:

(i)	any Approved Bank; or

(ii)	any other bank or trust company organised under the laws of the PRC whose long-term debt is rated as high as or higher than any of those entities referred to in paragraph (f)(i) above; or

(g)	any other debt security approved by the Facility Agent (acting on the instructions of the Majority Lenders, with each Lender acting reasonably),

in each case, denominated in US dollars, RMB, HKD or other freely transferable and freely convertible currencies and which any Obligor is alone (or together with other Obligors) or (as the case may be) any Target Group Member is alone (or together with other Target Group Members) beneficially entitled at that time and which is not issued or guaranteed by any Obligors or (as the case may be) any Target Group Member or subject to any Security (other than (A) (in respect of any Cash Equivalent Investments held by any Target Group Member) any Permitted Security falling under any of paragraphs (a), (b), (i), (j), (k), (p), (q), (r) and (u) of the definition of Permitted Security (as defined under the Bidco Facilities Agreement in its Original Form), (B) (in respect of any Cash Equivalent Investments held by any Obligor) any Permitted Security, (C) (in respect of any Cash Equivalent Investments held by any Target Group Member) any other Permitted Security securing any Permitted Financial Indebtedness (each as defined under the Bidco Facilities Agreement in its Original Form) or (D) (in respect of any Cash Equivalent Investments held by any Obligor) any other Permitted Security securing any Permitted Financial Indebtedness.

Cash Margin means 4.20 per cent. per annum.

CEO means in relation to an entity, the chief executive officer of that entity for the time being (or such person(s) undertaking such equivalent role from time to time).

Certain Funds Event means:

(a)	a Major Default is continuing;

(b)	a Change of Control has occurred; or

(c)	a Certain Funds Illegality Event is continuing.

Certain Funds Illegality Event means:

(a)	it becomes illegal in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in a Certain Funds Utilisation due to a Change in Law (provided that this shall not affect the obligation of any other Lender); and

Project Haven (Founder Financing) -
Facility Agreement

(b)	any funding shortfall created as a result of such illegality or unlawfulness referred to in paragraph (a) above is not and cannot be met by the aggregate of:

(i)	funding or commitment provided by one or more new or existing Lenders as a result of all or part of the Commitment (attributable to such first-mentioned Lender) being transferred or assigned to (or as a result of equivalent Commitment(s)) assumed by such new or existing Lenders in accordance with Clause 15 (Mitigation by the Lenders) or Clause 34.4 (Replaceable Lender); and

(ii)	the Borrower’s own funds (including the proceeds of any New Borrower Shareholder Injections made available to the Borrower).

Certain Funds Period means the period from the Signing Date until (and including) the last day of the Availability Period in respect of the Facility.

Certain Funds Utilisation means a Utilisation made or to be made under the Facility during the Certain Funds Period.

CFO means, in relation to an entity, the chief financial officer of that entity for the time being (or such person(s) undertaking such equivalent role from time to time).

Change in Law means, with respect to a Lender:

(a)	the introduction of any law or regulation occurring after the later of (i) the Signing Date and (ii) the date on which that Lender became Party as a Lender (such later date being the Relevant Date in respect of such Lender); or

(b)	any change in or re-enactment of (or in the interpretation, administration or application of) any law or regulation in existence as at the Relevant Date (in respect of such Lender) that results in such law or regulation not being substantively comparable to or being materially more onerous to comply with than, in each case, such law or regulation as at the Relevant Date in respect of such Lender, but, in each case, excluding the introduction of, change in or re-enactment of any law or regulation that has been overcome and no longer affects such Lender.

Change of Control means:

(a)	the Founder ceases to control the Borrower; or

(b)	the Parent ceases to directly control the Borrower; or

(c)	the Borrower ceases to directly control Midco; or

(d)	the Founder ceases to:

(i)	maintain at least 50.5% (or a lower percentage as a result of disposal of Shares where the Disposal Proceeds have been applied to prepay the Loans in accordance with Clause 7.3 (Disposal of Shares)) voting power in the Company;

(ii)	be the chairman or CEO of the Company; or

(iii)	at any time after the Closing Date, together with his Family Members, have the power to (either directly or indirectly through the Borrower or Midco) appoint at least one director to the board of directors of the Target,

Project Haven (Founder Financing) -
Facility Agreement

where, for the purposes of:

(i)	paragraph (a) above, control means the possession of the power to indirectly (either through any trust in which the Founder and his Family Members are beneficiaries, the Parent or otherwise) (A) direct or cause the direction of the management and policies of the Borrower and (B) appoint or remove all of the directors or other equivalent officers of the Borrower which together, control at least the majority of the votes which may be cast at a meeting of the board of directors of the Borrower whether through ownership of the voting capital, by contract or otherwise;

(ii)	paragraphs (b) and (c) above, control means:

(A)	the ownership of 100% of the total voting interests in and of the issued share capital of the Borrower or Midco (as applicable); and

(B)	the power to direct the management and policies of the Borrower or Midco (as applicable) and appoint or remove all of the directors or other equivalent officers of the Borrower or Midco (as applicable) which together, control at least the majority of votes which may be cast at a meeting of the board of directors of the Borrower or Midco (as applicable), whether through the ownership of voting interests in and of the issued capital of any entity, by contract or otherwise.

Charged Assets means the assets charged or purported to be charged or otherwise made the subject of Security pursuant to any of the Security Documents.

Closing Date means the date on which the completion of the Merger occurs.

Code means the US Internal Revenue Code of 1986.

Commitment means:

(a)	in relation to the Original Lender, the amount in US Dollars set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in US Dollars of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Company means Quantum Bloom Group Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands, with its registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands with company number 363042.

Company Share Charge means the Cayman Islands law governed share charge entered or to be entered into between Midco and the Security Agent whereby Midco grants first ranking Security over all the shares held by Midco in the Company as at the Closing Date.

Competitor means any person or entity (other than a Group Member) engaging principally in a business that is in commercial competition with the Core Business and each Affiliate of such person or entity engaged in such activities.

Compliance Certificate means a certificate substantially in the form set out in of Schedule 6 (Form of Compliance Certificate) which is required to be delivered to the Facility Agent from time to time pursuant to Clause 19.2 (Compliance Certificate).

Project Haven (Founder Financing) -
Facility Agreement

Confidential Information means all information relating to the Parent, any Obligor, the Company, the Group, the Target Group, the Merger, the Transaction Documents or the Facility which is provided to a Finance Party in its capacity as, or for the purpose of becoming, a Finance Party (the Receiving Party) in relation to the Merger, the Finance Documents or any of the Facility by any Obligor, the Parent, the Company, the Target Group, or any Group Member or any of their Affiliates or its advisers (the Providing Party), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by the Receiving Party of Clause 35 (Confidentiality) or any confidentiality agreement to which that Receiving Party is a party; or

(ii)	is identified in writing at the time of delivery as non-confidential by the Providing Party; or

(iii)	is known by that Receiving Party before the date the information is disclosed to the Receiving Party by the Providing Party or is lawfully obtained by that Receiving Party after that date, from a source which is, as far as that Receiving Party is aware, unconnected with the Parent, any Obligor, the Borrower, the Company, the Target Group or any member of the Group and which, in either case, as far as that Receiving Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Facility Agent.

Conflicted Lender means any Lender (which term, for the purposes of this definition shall include any Affiliate of that Lender) which is or is acting on behalf of (including in its capacity as the grantor of a Participation or any other agreement pursuant to which such rights may pass):

(a)	a Competitor;

(b)	an investor or equity holder in a Competitor; or

(c)	an adviser to any such person referred to in paragraphs (a) or (b) above,

in each case whether before or after such person becomes a Lender and including where a Lender notifies the Facility Agent that it is such (in a Transfer Certificate or otherwise) and where it has been notified as such to the Facility Agent by the Borrower (acting reasonably and in good faith), provided that a Lender will not be deemed to be a Conflicted Lender solely by virtue of that Lender:

(i)	dealing in shares in or securities of a Competitor, where the relevant teams and employees of that Lender engaged in such dealings operate on the public side of an Information Barrier;

(ii)	becoming an investor or equity holder in a Competitor as a consequence of a debt-for-equity swap in, or enforcement of security over shares of, that Competitor; provided that the relevant teams and employees of that Lender involved in such transactions are separated from any teams or employees of that Lender working in relation to the Group and the Finance Documents (and related transactions) by way of an Information Barrier;

Project Haven (Founder Financing) -
Facility Agreement

(iii)	engaging in any merger and acquisition or other advisory activity in relation to or on behalf of a Competitor, provided that the relevant teams and employees of that Lender involved in such advisory activity are separated from any teams or employees of that Lender working in relation to the Group and the Finance Documents (and related transactions) by way of an Information Barrier;

(iv)	being an investor or equity holder in a Competitor through a separately managed private equity investment fund owned or managed by that Lender, provided that the relevant teams and employees of that Lender involved in such private equity fund are separated from any teams or employees of that Lender working in relation to the Group and the Finance Documents (and related transactions) by way of an Information Barrier; or

(v)	having one or more Affiliates who is an investor or equity holder of less than (in aggregate) 10% equity interest in a Competitor.

Core Assets means the real estate agency business (房产经纪), recruitment agency (招聘) business and local yellow page business (本地黄页) of the Target Group, equity interests of each WFOE (as defined in the Bidco Facilities Agreement) and each Material Company (as defined in the Bidco Facilities Agreement) that is incorporated in the PRC holding such businesses (including equity interests of each Initial WFOE (as defined in the Bidco Facilities Agreement) (and for the avoidance of doubt, exclude any entity which is not a Target Group Member).

Core Business means the business of developing, managing and providing services (including related financial services) in respect of the Core Assets.

Cure Amount has the meaning given to it in Clause 20.5 (Cure rights).

Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment (or any commitment represented thereby) or amount outstanding under this Agreement.

Default means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) (save for Clause 22.17 (Acceleration)) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default, provided that any such event which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default until that condition is satisfied.

Project Haven (Founder Financing) -
Facility Agreement

Defaulting Lender means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Utilisation Date for such Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated any of its material obligations under a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	that Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Disposal means a sale, transfer or other disposal by a person of any asset (whether by a voluntary or involuntary single transaction or series of transactions). For the avoidance of doubt, any sale of shares in a company by that company itself pursuant to a new share issuance by that company does not constitute a Disposal.

Disposal Proceeds means the Net Proceeds of any Disposal (directly or indirectly) of any shares in the Company made by Midco.

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and/or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Distressed Investor means a loan to own fund, vulture fund, distressed debt fund or any other entity (including a business group within a bank or financial institution) which is established for or principally invests in distressed debt (or any similar fund or entity).

Project Haven (Founder Financing) -
Facility Agreement

Dividend Proceeds means any dividends, distributions, money, interests, repayment of shareholder loan, repatriation of capital or other income from the Company received by Midco.

Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

Environmental Law means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including any waste.

Environmental Permits means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor conducted on or from the properties owned or used by any Obligor.

ESOP Scheme means an employee equity incentive plan to be established by the Company, pursuant to the terms of the Shareholders’ Agreement.

Event of Default means any event or circumstance specified as such in Clause 22 (Events of Default) (save for Clause 22.17 (Acceleration)).

Exit Prepayment Date has the meaning give to it in paragraph (c) of Clause 7.3 (Disposal of Shares).

Facility means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

Facility Office means:

(a)	in respect of a Lender, the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

Family Members means, in relation to any individual, his or her spouse, his or her lineal descendants, brothers and sisters, and any trust or other similar entity established for the sole benefit of or the sole beneficial owner(s) of which (directly or indirectly) are any or all of the foregoing, any of their respective heirs, estate or any executor of their respective estate, any/or (in the case of any such trust or other similar entity) any trustee in bankruptcy or similar officer in respect of any such trust or such other similar entity.

Project Haven (Founder Financing) -
Facility Agreement

FATCA means:

(a)	sections 1471 to 1474 (or any successor sections thereto) of the Code, any associated regulations and other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the United States Internal Revenue Service, the government of the US or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the Signing Date.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means any letter or letters dated on or about the Signing Date between the Arranger and the Borrower setting out any of the fees referred to in Clause 11 (Fees).

Finance Document means:

(a)	this Agreement;

(b)	any Security Document;

(c)	the Utilisation Request;

(d)	the Fee Letter;

(e)	the Undertaking Letter; and

(f)	any other document designated as such by the Facility Agent and the Borrower.

Finance Lease means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

Project Haven (Founder Financing) -
Facility Agreement

Finance Party means the Facility Agent, the Security Agent, the Arranger or a Lender.

Financial Half-Year has the meaning given to it in Clause 20.1 (Financial Definitions).

Financial Indebtedness means (without double counting) any indebtedness in respect of:

(a)	moneys borrowed;

(b)	any moneys raised under or pursuant to any debenture, bond (other than a performance bond or advance payment bond), note or loan stock or other similar debt instrument (but, in each case, excluding Trade Instruments);

(c)	any amount raised pursuant to any acceptance or documentary credit or by a bill discounting or factoring credit facility or dematerialised equivalents thereof (other than to the extent the same is discounted or factored on a non-recourse basis);

(d)	receivables sold or discounted (otherwise than on a non-recourse basis) but only to the extent of the recourse to (in respect of any Financial Indebtedness of any Obligor) the relevant Obligor or (in respect of any Financial Indebtedness of any Target Group Members) the relevant Target Group Member (as the case may be);

(e)	the amount of liability under any deferred purchase agreement arranged primarily as a method of raising finance and is either treated as a borrowing under the Accounting Principles or to the extent payable more than 180 days after the period customarily allowed by the relevant supplier (save where payment is deferred because of a dispute with the supplier or because of contractual terms establishing payment schedules linked with contractual performance where the deferred payment does not represent normal trade credit and/or the results of operational testing and excluding earn outs and other contingent consideration arrangements);

(f)	Capitalised Lease Obligations;

(g)	any counter indemnity obligation in respect of a guarantee, indemnity, bond (excluding any performance bond or advance payment bond), standby or documentary or any other instrument (excluding any performance bond or advance payment bond or Trade Instrument) issued by a bank or financial institution (each, an instrument) provided that the underlying obligation in respect of which the instrument was issued would, under one or more of the other paragraphs of this definition, be treated as being Financial Indebtedness;

(h)	amounts raised under any other transaction (not contemplated by the other paragraphs of this definition) which is classified as a borrowing under the Accounting Principles;

(i)	any guarantee, indemnity or other legally binding obligation in respect of financial loss of any person in respect of any indebtedness falling within one or more of the other paragraphs of this definition;

(j)	for the purposes of Clause 22.5 (Cross default) only, any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that due amount) as at that time shall be taken into account); or

(k)	shares which are expressed to be redeemable (otherwise than solely at the option of the issuer thereof) prior to the date falling six months after the Termination Date,

Project Haven (Founder Financing) -
Facility Agreement

but excluding all indebtedness for or in respect of pension or post-employment benefit related liabilities, (in respect of any Financial Indebtedness of any Target Group Members) indebtedness under any New Shareholder Injection (as defined under the Bidco Facilities Agreement in its Original Form) or any indebtedness owing between the Target Group Members, (in respect of any Financial Indebtedness of any Obligor) indebtedness under any New Borrower Shareholder Injection or any indebtedness owing between Obligors, unless and until, in each cease such liability is due but unpaid for 90 days (and is not being disputed).

Financial Quarter means each period of three months ending on a Quarter Date.

Financial Year has the meaning given to it in Clause 20.1 (Financial Definitions).

Founder means Mr. Jinbo Yao (姚劲波), holder of PRC ID number: 432321197610190959.

Founder Liabilities has the meaning given to it in Clause 21.19 (Subordination).

Founder Loan Document means any document or intercompany account pursuant to which any loan is repayable by the Borrower to the Founder which, if not already subordinated in accordance with Clause 21.19 (Subordination) of this Agreement, is subordinated on terms substantially the same as those included in Clause 21.19 (Subordination) of this Agreement.

Funds Flow Statement means the statement showing, among other things, the funds flow on the Initial Utilisation Date of the Facility (including the borrowing and lending of money pursuant to this Agreement).

GAAP means, in respect of a Group Member incorporated in jurisdiction which has generally accepted accounting principles, standards and practices, the generally accepted accounting principles, standards and practices in that jurisdiction or IFRS.

Governmental Agency means any government or any governmental agency, semi- governmental or judicial entity or authority (including any stock exchange or any self- regulatory organisation established under statute).

Group means the Company and its Subsidiaries from time to time (and Group Member means any member of the Group).

Guarantor means Midco.

HK$, Hong Kong Dollars and $ denote the lawful currency of Hong Kong.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China.

IFRS means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Illegal Lender means a Lender whom an Obligor is or becomes obliged to repay or prepay pursuant to Clause 7.1 (Illegality).

Impaired Agent means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

Project Haven (Founder Financing) -
Facility Agreement

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent,

unless in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event,

and payment is made within five Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increased Costs has the meaning given to that term in paragraph (b) of Clause 13.1 (Increased Costs).

Increased Costs Lender means a Lender to whom the Company is required to pay Increased Costs under Clause 13 (Increased Costs), to make a tax gross-up under Clause 12.2 (Tax gross-up) or tax indemnity payment under Clause 12.3 (Tax indemnity).

Indirect Tax means any goods and services tax, consumption tax, business tax, value added tax or any tax of a similar nature.

Information Barrier means, in relation to a Lender, a system of controls and monitoring (including, but not limited to, physical segregation of employees and restrictions on access to and flow of information) sufficient to ensure that:

(a)	information relating to the Obligors or the Group and the Finance Documents (and related transactions) held by that Lender is not disclosed to any person who is or who is acting on behalf of either a Competitor or an investor or equity holder in a Competitor or who is engaged in any merger and acquisition or other advisory activity in relation to or on behalf of a Competitor; and

(b)	information available to any team or employee of that Lender who is or who is acting on behalf of either a Competitor or an investor or equity holder in a Competitor or who is engaged in any merger and acquisition or other advisory activity in relation to a Competitor is not disclosed to any team or employee of that Lender acting in relation to the Obligors or the Group or the Finance Documents (and related transactions).

Initial Utilisation Date means the date on which the first Loan is made or to be made.

Interest Reserve Account means the US Dollar reserve account held by the Borrower with the Facility Agent or its Affiliates and subject to Security in favour of the Security Agent, as the same may be re-designated, substituted or replaced from time to time.

Project Haven (Founder Financing) -
Facility Agreement

Insolvency Event in relation to a Finance Party means that such Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with, or for the benefit of, its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

Interpolated Screen Rate means, in relation to LIBOR for a Loan and any Interest Period relating thereto, the rate per annum (rounded upwards to the same number of decimal places as the two relevant Screen Rates referred to in paragraphs (a) and (b) below) for the period that is equal in length to such Interest Period which results from interpolating on a linear basis between:

(a)	the rate per annum that is equal to the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the length of such Interest Period of that Loan; and

(b)	the rate per annum that is equal to the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the length of such Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for US Dollars.

IPO means the listing or admission to trading on any stock or securities exchange or market of any share or securities of the Borrower, Midco, any Group Member or any Holding Company of the Borrower that has been established for the purposes of holding the investment in the Borrower (IPO Holding Company), or any sale or issue by way of listing, flotation or public offering (or any equivalent circumstances) of any shares or securities of the Borrower, Midco, any Group Member or any IPO Holding Company, in any jurisdiction or country (the entity whose shares or securities are so listed, admitted to trading, sold or issued being the IPO Entity).

Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

Knowledge means, in respect of an Obligor, to the best of the knowledge and belief of the directors of such Obligor (after due and careful enquiry).

Legal Reservations means:

(a)	the principle that certain (including equitable) remedies may be granted or refused at the discretion of a court, the principle of reasonableness and fairness where implied by law and the limitation of enforcement by laws relating to bankruptcy, insolvency, reorganisation, court schemes, administration, moratoria and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable statutes of limitation (or equivalent legislation), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of acquiescence, set off or counterclaim;

(c)	similar principles, rights and defences in respect of the enforceability of a contract, agreement or undertaking under the laws of any Relevant Jurisdiction;

(d)	the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(e)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(f)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

Project Haven (Founder Financing) -
Facility Agreement

(g)	the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created; and

(h)	any other matters which are set out as qualifications or reservations as to matters of law of general application and which are set out in the legal opinions accepted pursuant to Clause 4 (Conditions of Utilisation) (as if references therein to any document to which such legal opinions apply were references to any document to which any representation or warranty under any Finance Document (which is qualified by the Legal Reservations) relates).

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Lender in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

Liabilities means all present and future moneys, debts and liabilities due, owing or incurred by the Borrower to any Finance Party under or in connection with any Finance Document (in each case whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

LIBOR means, in relation to the Loan and any Interest Period relating thereto, the rate equal to:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency of such Loan and a period equal in length to such Interest Period) the Interpolated Screen Rate for that Loan for such Loan and such Interest Period; or

(c)	(if (i) no Screen Rate is available for the currency of such Loan and a period equal in length to such Interest Period and (ii) it is not possible to calculate the Interpolated Screen Rate for such Loan and such Interest Period) the Reference Bank Rate, as of, in the case of paragraphs (a) to (c) above, the Specified Time on the Quotation Day for US Dollars and, in the case of paragraphs (a) and (c) above, for a period equal in length to the Interest Period of that Loan, provided that if that rate is less than zero, then the rate for such Loan and such Interest Period shall be deemed to be zero.

Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that Loan.

London Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London including dealings in interbank deposits in London.

Major Default means any Event of Default (only insofar as it relates to the Borrower and Midco only (and without any application (including by way of procurement obligation) in respect of any member of the Group) under any of Clause 22.1 (Non-payment), Clause 22.3 (Other obligations) (only insofar as it relates to a Major Undertaking), Clause 22.4 (Misrepresentation) (only insofar as it relates to a Major Representation), Clause 22.7 (Insolvency), Clause 22.8 (Insolvency proceedings), Clause 22.9 (Creditors’ process), Clause 22.10 (Unlawfulness and invalidity) and Clause 22.12 (Repudiation and rescission of agreements).

Project Haven (Founder Financing) -
Facility Agreement

Major Event of Default means an Event of Default under any of Clause 22.1 (Non-payment), Clause 22.2 (Financial covenants), Clause 22.7 (Insolvency), Clause 22.8 (Insolvency proceedings) or 22.9 (Creditors’ process).

Major Representation means a representation or warranty given under any of Clause 18.2 (Status) to Clause 18.6 (Validity and admissibility in evidence) (inclusive), Clause 18.14 (No prior business), Clause 18.20 (Legal and beneficial ownership) and Clause 18.21 (Shares) (only insofar as it relates to the shares in Midco and the Company (which are subject to Transaction Security) being fully paid up and (upon enforcement of such Transaction Security) being freely transferable).

Major Undertaking means an undertaking described in Clause 21.6 (No business), Clause 21.8 (Negative pledge), Clause 21.9 (Disposals), Clause 21.10 (Merger), Clause 21.11 (Financial Indebtedness), Clause 21.12 (Acquisitions and investments), Clause 21.13 (Loans and guarantees), Clause 21.16 (Restricted payments) and Clause 21.23 (Shareholders’ Agreement).

Majority Lenders means:

(a)	if there is no Loan then outstanding, a Lender or Lenders whose Commitments aggregate more than 66⅔% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loan(s) then outstanding aggregate more than 66⅔% of such Loan(s) then outstanding.

Market Disruption Event has the meaning given to that term in paragraph (b) of Clause 10.2 (Market disruption).

Material Adverse Effect means a material adverse effect (after taking into account all resources, insurance, indemnity and assurance available to the Obligors and the timing and likelihood of recovery) on:

(a)	the consolidated business, assets or financial condition of the Obligors (taken as a whole); or

(b)	the ability of the Obligors, taken as a whole, to perform their payment obligations under the Finance Documents; or

(c)	subject to the applicable Legal Reservations and the Perfection Requirements, the validity or enforceability of any Finance Document (in each case, in accordance with its terms) or the effectiveness of the Security granted under the Security Documents in a manner which would be materially adverse to the interests of the Finance Parties under the Finance Documents taken as a whole, provided that, in each case under this paragraph (c), if capable of remedy the applicable event or circumstance giving rise to such material adverse effect is not remedied within 30 Business Days of an Obligor becoming aware of the issue or being given written notice of such event or circumstance by the Facility Agent.

Merger means the merger of Bidco and the Target on the terms of which the Target shall be the surviving company in accordance with Part XVI of the Companies Law (2020 Revision) of the Cayman Islands and upon the terms and subject to the conditions of the Merger Agreement.

Project Haven (Founder Financing) -
Facility Agreement

Merger Agreement means the agreement and plan of merger dated 15 June 2020 amongst the Company, Bidco and the Target, as amended, restated, supplemented or otherwise modified from time to time.

Midco Account Charge means the Hong Kong law governed account charge entered or to be entered into Midco and the Security Agent whereby Midco grants Security over the Prepayment Account.

Midco Debenture means the Hong Kong law governed debenture entered or to be entered into between Midco and the Security Agent whereby Midco grants Security over all its assets, other than the Shares held by it in the Company.

Midco Share Charge means the British Virgin Islands law governed share charge entered or to be entered into between the Borrower and the Security Agent whereby the Borrower grants Security over all of the shares held by the Borrower in Midco.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month and, consistent with the terms of this Agreement, that Interest Period is to be of a duration equal to a whole number of Months, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

Net Proceeds means the cash proceeds received or recovered by Midco of any Share Disposal (but excluding any such proceeds which are held or to be held by a third party in escrow, which are otherwise withheld by any third party or which are passed through from Midco to a third party to be held in escrow or to be withheld by such third party (a Withholding and any such proceeds being subject to Withholding, the Withheld Proceeds)), after deducting (without double counting):

(a)	fees, costs and expenses incurred by Midco with respect to that Share Disposal to persons who are not Group Members;

(b)	any Tax incurred and required to be paid or reserved for by Midco or seller in connection with that Share Disposal (as reasonably determined by Midco or seller and taking into account any available credit or relief) or the transfer of the proceeds thereof intra-Group or to the Borrower or Midco for the purpose of making any prepayment of the Facility from such proceeds;

(c)	amounts retained to cover anticipated liabilities reasonably expected to arise in connection with that Share Disposal in the 18 Months immediately following the date of such Share Disposal provided that where such anticipated liabilities do not materialise in that 18 Month period, those amounts retained shall, upon the expiry of that 18 Month period, be deemed to be Net Proceeds;

Project Haven (Founder Financing) -
Facility Agreement

(d)	in the case of any Share Disposal, costs incurred for preparing for such Share Disposal as certified by Midco as being reasonably incurred in connection with such Share Disposal and payable to a person who is not a Group Member;

(e)	amounts to be repaid to any entity disposed of (or any Subsidiary thereof) in respect of intra-Group indebtedness; and

(f)	third party debt secured on any assets disposed of which is required to be repaid out of those proceeds on its terms,

provided that if at any time any part of the Withheld Proceeds are released and are received by Midco, Midco shall promptly upon becoming aware of the release of such Withheld Proceeds notify the Facility Agent accordingly, and any portion of any Withheld Proceeds to which Withholding applied and hence was not applied towards such mandatory prepayment (but would have been required to be applied towards such mandatory prepayment had such Withholding not applied) will be applied in prepayment of the Utilisation(s) as soon as reasonably practicable (and, in any event, no later than the last day of the first Interest Period which ends not less than 20 Business Days after the date of the release of such Withheld Proceeds).

New Borrower Shareholder Injections has the meaning given to it in Clause 20.1 (Financial Definitions).

New Lender has the meaning given to that term in Clause 23 (Changes to the Lenders).

New Midco Shareholder Injections has the meaning given to it in Clause 21.12 (Acquisitions and investments).

Non-Consenting Lender means any Lender which does not consent to any decision requiring a waiver or amendment or other consent requested in respect of the Facility, if:

(a)	the Borrower, through the Facility Agent, has requested that consent, waiver or amendment in relation to any Finance Document; and

(b)	the Majority Lenders have agreed to that consent, waiver or amendment.

Non-Market Lender means any Lender whose Commitment is being included to trigger a Market Disruption Event pursuant to paragraph (ii) of the definition of that term.

Non-Responding Lender means any Lender that fails to:

(a)	accept or reject a request by or on behalf of any of the Obligors for any waiver, amendment or other consent requested in relation to the Facility within 20 Business Days (or, if the Borrower agrees to a longer time period in relation to that request or the Borrower specifies a longer period in that request during which a Lender may respond, on or prior to the expiry of such longer period so agreed or specified by the Borrower) of a written request; or

(b)	sign a Transfer Certificate within 10 Business Days of any request pursuant to paragraph (a) of Clause 34.4 (Replaceable Lender).

Obligor means the Borrower and Midco.

Project Haven (Founder Financing) -
Facility Agreement

Obligors’ Agent means the Borrower, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.2 (Obligors’ Agent).

Original Financial Statements means a copy of:

(a)	the audited consolidated annual financial statements of the Target Group for the financial year ending on 31 December 2019; and

(b)	the unaudited unconsolidated financial statements of the Borrower for the Financial Half-Year ended 30 June 2020.

Original Form means in respect of a document, an original form of that documents as at the Initial Utilisation Date.

Parent means Xinyi Limited, an international business company incorporated under the law of the Bahamas, with its registered office at c/o Credit Suisse Trust Limited, The Bahamas Financial Centre, Shirley and Charlotte Street, P.O. Box N-3023, Nassau, Bahamas and with company number 160372B.

Participation means a Debt Purchase Transaction other than a purchase falling within paragraph (a) of the definition thereof.

Party means a party to this Agreement.

Perfection Requirements means the making or the procuring of the appropriate registrations (including registrations of security interests), filings, endorsements, notarisation, stampings, notifications and/or other actions and steps required to be made in any jurisdiction in order to perfect the Security created or expressed to be created pursuant to the Finance Documents and/or in order to achieve the relevant priority for the Security created thereunder.

Permitted Acquisition means any acquisition permitted under paragraph (b) of Clause 21.12 (Acquisitions and investments).

Permitted Disposal means any Disposal permitted under paragraph (b) of Clause 21.9 (Disposals).

Permitted Financial Indebtedness means any Financial Indebtedness permitted to be incurred under paragraph (b) of Clause 21.11 (Financial Indebtedness).

Permitted Guarantees means any guarantee or indemnities permitted under paragraph (b) of Clause 21.13 (Loans and guarantees).

Permitted Holdco Activity means:

(a)	liabilities arising from the incurrence of fees, costs, commissions and expenses in connection with the Finance Documents and/or the Utilisation of the Facility or in the ordinary course of business of a holding company including in connection with maintenance of existence, all necessary filings and compliance with all applicable laws and liabilities arising by operation of law or agreement of similar effect;

(b)	treasury and normal holding company activities, including the provision of administrative, management, legal and accounting services to the other Obligors of a type customarily provided by a holding company to its subsidiaries;

Project Haven (Founder Financing) -
Facility Agreement

(c)	making or receiving Permitted Loans, giving or benefiting from Permitted Guarantees, making any Permitted Treasury Transactions, making or receiving any Permitted Payments, issuing or subscribing for a Permitted Share Issue, making a Permitted Acquisition or acquiring rights or incurring liabilities otherwise permitted under the Finance Documents and incurring any Permitted Financial Indebtedness including:

(i)	any Financial Indebtedness and/or other liabilities incurred under the Transaction Documents; and

(ii)	any guarantee or indemnity given under the Transaction Documents;

(d)	ownership of and disposal of shares in the Company, and credit balances in bank accounts, cash and Cash Equivalent Investments;

(e)	the payment of salaries to management, directors, officers and employees of the Obligors;

(f)	non-trading activities customary for non-trading companies in a transaction of this nature and/or incurrence of liabilities in connection with Taxes, including as a result of acting as the person responsible for payment of Taxes in a tax group (or equivalent) involving other Obligors;

(g)	any activity in connection with any employee or participation scheme operated by Midco or the Company;

(h)	any transactions contemplated under or in connection with any Transaction Document;

(i)	any other activity or transaction permitted by the Facility Agent (with the consent of the Majority Lenders); and

(j)	activities incidental to the businesses or activities described in paragraphs (a) to (i) above.

Permitted Loan means any loan or credit permitted under paragraph (b) of Clause 21.13 (Loans and guarantees).

Permitted Payment means any Shareholder Distribution permitted to be made pursuant to paragraph (b) of Clause 21.16 (Restricted payments).

Permitted Security means Security or Quasi Security permitted under paragraph (c) of Clause 21.8 (Negative pledge).

Permitted Share Issue means any share issuance permitted under paragraph (b) of Clause 21.15 (Shares).

Permitted Transferee means, in relation to a transfer, assignment or Voting Participation of the Facility, any bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in syndicated loans but excluding any such entity which is, to the knowledge of such Existing Lender or Lender, a Conflicted Lender or a Distressed Investor.

Permitted Treasury Transaction means:

(a)	any Treasury Transaction entered into in the ordinary course of business (and not for investment or speculative purposes) with a Lender (or any of its Affiliates); or

Project Haven (Founder Financing) -
Facility Agreement

(b)	any Treasury Transaction which is an interest rate hedging relating to the Facility provided that the aggregate notional amount of all such interest rate hedging shall not exceed the aggregate principal amount outstanding under the Facility or, to the extent any such excess arises, the Borrower takes prompt action to eliminate such excess, including through close out or termination of any cash hedging transactions in whole or in part.

PRC means the People's Republic of China which, for the purpose of this Agreement, does not include Hong Kong, Macau or Taiwan.

Prepayment Account means a bank account held in the name of Midco with the Facility Agent and which is subject to Security (which is a fixed charge in nature instead of a floating charge) in favour of the Security Agent under a Security Document.

Proceeds means Disposal Proceeds and Dividend Proceeds.

Quarter Date means each of 31 March, 30 June, 30 September and 31 December.

Quarterly Financial Statements means the financial statements for a Financial Quarter delivered pursuant to paragraphs (a)(iii), (b)(iii) and (c)(iii) of Clause 19.1 (Financial statements).

Quasi Security means:

(a)	any arrangement or transaction under which an Obligor will sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(b)	any arrangement or transaction under which an Obligor will sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	any title retention arrangement;

(d)	any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or

(e)	any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising or assuring the payment of Financial Indebtedness or of financing the acquisition of an asset.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two London Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market for that currency, in which case the Quotation Day for that currency and that period will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

Reference Bank Rate means in relation to LIBOR and any Interest Period relating thereto, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by each of the Reference Banks in relation to LIBOR, as the rate at which that Reference Bank could borrow funds in the Relevant Interbank Market, in that currency and for that period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

Project Haven (Founder Financing) -
Facility Agreement

Reference Banks means, in relation to LIBOR, the principal London office of HSBC Bank plc, Standard Chartered Bank plc, J.P. Morgan plc and Deutsche Bank, AG and such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Financial Statements means the Annual Financial Statements, the Semi-Annual Financial Statements and the Quarterly Financial Statements (as applicable).

Relevant Interbank Market means the London interbank market.

Relevant Jurisdiction means, in relation to an Obligor:

(a)	its jurisdiction of incorporation as at the Signing Date;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Security to be created by it in favour of the Security Agent pursuant to the Security Documents is situated; and

(c)	any jurisdiction where it conducts a material part of its business.

Relevant Period has the meaning given to it in Clause 20.1 (Financial Definitions).

Relevant Provisions has the meaning to it in paragraph 5(f) of Schedule 2 (Conditions Precedent).

Relevant Synergy has the meaning given to that term in paragraph (a) of Clause 20.3 (Financial testing).

Repayment Date has the meaning given to that term in Clause 6.1 (Repayment of the Loan(s)).

Repayment Instalment has the meaning given to that term in Clause 6.1 (Repayment of the Loan(s)).

Repeating Representations means each of the representations set out in Clause 18.2 (Status) to Clause 18.6 (Validity and admissibility in evidence), paragraph (a) of Clause 18.9 (No default), and Clause 18.20 (Legal and beneficial ownership).

Replaceable Lender means a Conflicted Lender, a Defaulting Lender, an Increased Costs Lender, an Illegal Lender, a Non-Consenting Lender or a Non-Market Lender.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Request means any request for a consent, waiver, release, amendment or other vote under the Finance Documents.

Project Haven (Founder Financing) -
Facility Agreement

Required IRA Balance means, in respect of the Facility:

(a)	in respect of the balance required to be credited to the Interest Reserve Account on or prior to the Initial Utilisation Date, an amount equal to the amount of interest due to accrue on the Utilisation(s) (made or due to be made on the Initial Utilisation Date) during the period starting on the Initial Utilisation Date and ending on the date falling 12 months thereafter, calculated on the basis of the interest rate for the first Interest Period of the first Loan and the principal outstanding amount of the Loan(s) as at the Initial Utilisation Date; or

(b)	in respect of any date of determination (the IRA Determination Date) of the Required IRA Balance after the Initial Utilisation Date, an amount equal to the amount of interest due to accrue on the Utilisation(s) during the period starting on the IRA Determination Date and ending on the date falling 6 months thereafter, calculated on the basis of the interest rate for the Interest Period of the Loan(s) as at that IRA Determination Date and the principal outstanding amount of the Loan(s) as at that IRA Determination Date assuming for the purposes of such calculation that no prepayment of the Loan(s) will be made during such period, unless and until any amount of prepayment of the Loans has been actually made on that IRA Determination Date, taking into account such prepayment amount, provided that, if the Borrower has entered into any hedging agreement for the purposes of hedging its interest rate liabilities under all or a portion of the Facility, such interest rate used in the calculation of the interest rate for the first Interest Period of the first Loan will, insofar as it relates to the Facility or, as the case may be, such portion of the Facility, be such interest rate after giving effect to payments to be made to the Borrower under such hedging agreement.

Sanction Restricted Party means any persons or entities that are the subject of Sanctions.

Sanctionable Activity means any activity that could trigger a designation under existing Sanctions administered by a Sanctions Authority.

Sanctioned Countries means a country or territory that is the subject of Sanctions (as of the Signing Date, comprising Crimea, Cuba, Iran, North Korea, Sudan and Syria, but subject to such changes as take place over time).

Sanctions means any economic or financial sanctions or trade embargoes implemented, administered or enforced by the U.S. Department of Treasury's Office of Foreign Assets Control, the U.S. Departments of State or Commerce or any other US government authority, the United National Security Council, the European Union, Her Majesty's Treasury, the Department for Business, Innovation and Skills or any other UK government authority, any French government authority, the Monetary Authority of Singapore or the Monetary Authority of Hong Kong (such authorities, the Sanctions Authorities).

Sanctions Authorities has the meaning given to that term in the definition of Sanctions.

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for US Dollars and for the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages of LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays the rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Facility Agent (acting reasonably) may specify another page or service displaying the relevant rate in accordance with Clause 8.5 (Replacement of Screen Rate).

Project Haven (Founder Financing) -
Facility Agreement

Secured Liabilities means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to the Finance Parties under each Finance Document.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Document means:

(a)	the Borrower Assignment Agreement;

(b)	the Midco Share Charge;

(c)	the Borrower Account Charge;

(d)	the Midco Debenture;

(e)	the Company Share Charge;

(f)	the Midco Account Charge; and

(g)	any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

Security Property has the meaning given to it in Schedule 8 (Security Trust Provisions).

Semi-Annual Financial Statements means the financial statements for a Financial Year delivered pursuant to paragraphs (a)(ii), (b)(ii) and (c)(ii) of Clause 19.1 (Financial statements).

Share Disposal has the meaning given to that term in Clause 7.3 (Disposal of Shares).

Share Subscription Agreement means the share subscription agreement entered into on or about the Initial Utilisation Date between Midco and the Company.

Shares means all ordinary shares issued by the Company which are held by Midco, including any new ordinary shares issued by the Company to Midco after the Initial Utilisation Date (whether via the ESOP Scheme or otherwise) from time to time.

Shareholder Distribution means:

(a)	declaring, making or paying any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind and whether by way of share application money or otherwise) on or in respect of its share capital (or any class of its share capital);

(b)	repaying or distributing any dividend or share premium reserve or other reserve;

(c)	paying any management, advisory or other fee to or to the order of the Parent or the Borrower (as the case may be), or any of the shareholders of Midco, the Borrower or the Parent (as the case may be), (or its subsequent successors or assigns or transferees or their Affiliates that is not a Group Member);

(d)	any purchase, repurchase, redemption, reduction, retirement, acquisition, defeasance, repayment, cancellation or termination by the applicable person of any shares or equity interests in such person, or any payment (or any payment of interest on any unpaid sum relating to such payment), whether in cash or in kind (and including any payment in any sinking fund or similar deposit) on account of any of the foregoing, or the entering into of any other arrangement having a similar effect; or

Project Haven (Founder Financing) -
Facility Agreement

(e)	any payment, repayment, prepayment, redemption, purchase, acquisition or defeasance (whether on account of principal, interest, fees or otherwise) on account of any Financial Indebtedness owed to any of the shareholders of Midco, the Borrower or the Parent (as the case may be) (or its subsequent successors or assigns or transferees or their Affiliates that is not a Group Member) or in connection with any Subordinated Liabilities.

Shareholders’ Agreement means the shareholders’ agreement relating to the Company to be entered into by, among others, the Company and shareholders of the Company, including Midco, in connection with the rights and obligations of the shareholders of the Company and the governance of the Company and the Target Group, as amended, restated, supplemented or otherwise modified from time to time.

Signing Date means the date of this Agreement.

Specified Time means a time determined in accordance with Schedule 7 (Timetables).

Structural Adjustment means:

(a)	the introduction of any additional tranche, commitment or facility under the Finance Documents (whether ranking junior or pari passu to any of the Facility);

(b)	any increase in or addition of any commitment, any extension of the availability of any commitment;

(c)	the re-denomination of any commitment into another currency, any extension of the date for, or maturity of, or redenomination of, or a reduction of, any amount (including any principal, interest, fee, commission or any mandatory prepayment) owing or payable under the Finance Documents; and

(d)	any changes to the Finance Documents (including changes to, the taking of, or the release coupled with the retaking of, any guarantee or security) that are consequential on, incidental to or required to implement or reflect any of the foregoing.

Subordinated Creditor means the Parent or its Affiliates.

Subordinated Liabilities means the liabilities owed to a Subordinated Creditor by the Borrower under the Subordinated Loan Documents.

Subordinated Loan Document means any document or intercompany account pursuant to which any loan is repayable by the Borrower to any Subordinated Creditor which, if not already subordinated in accordance with Clause 21.19 (Subordination) of this Agreement, is subordinated on terms substantially the same as those included in Clause 21.19 (Subordination) of this Agreement.

Subsidiary means, in relation to any company, corporation or entity, a company, corporation or entity:

(a)	which is controlled, directly or indirectly, by the first mentioned company, corporation or entity;

Project Haven (Founder Financing) -
Facility Agreement

(b)	more than half the issued share capital, registered capital or equity interest of which is beneficially owned, directly or indirectly, by the first mentioned company, corporation or entity; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or entity,

and for this purpose, a company, corporation or entity shall be treated as being controlled by another if that other company, corporation or entity is (i) able to direct its affairs and/or to control the majority of the composition of its board of directors or equivalent body and/or (ii) able to exercise effective control over it or consolidate its financial condition or results of operation in accordance with the Accounting Principles for the purposes of the consolidated financial statements.

Support Agreement means the support agreement dated 15 June 2020 among the Company, the Founder, the Borrower and General Atlantic Singapore 58 Pte. Ltd., which provides, among other things, the contribution of Target shares by the applicable Supporting Shareholders (as defined in the Bidco Facilities Agreement) to the Company or any direct holding company of the Company in exchange for shares of the Company to be issued to the Supporting Shareholders (and/or their respective Affiliates) (as defined in the Bidco Facilities Agreement) immediately before the Closing Date.

Target means 58.com Inc, a company incorporated in the Cayman Islands, the shares of which are listed on the New York Stock Exchange (stock code NYSE: WUBA).

Target Group means the Target and its Subsidiaries (and a Target Group Member means any member of the Target Group).

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature that is imposed by law or by a Governmental Agency (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Termination Date means the date falling 7 years after the Initial Utilisation Date.

Test Date has the meaning given to it in Clause 20.1 (Financial Definitions).

Third Party Information means any information provided by a third party to any Obligor, the Parent or any Group Member other than any such information that has been approved in writing (including by electronic communication) by an Obligor or the Parent to any Finance Party.

Total Commitments means the aggregate of the Commitments, being US$300,000,000 as of the Signing Date.

Trade Instruments means any performance bonds or advance payment bonds or documentary letters of credit issued in respect of the obligations of any Obligor or (as applicable) any Group Member arising in the ordinary course of trading of that Obligor or (as applicable) that Group Member.

Transaction Costs means any fees and expenses incurred, or any amortisation thereof, in connection with the transaction, any Portfolio Company Liability (as defined under the Bidco Facilities Agreement in its Original Form) or any liabilities arising under the Transaction Documents, any acquisition (including the Merger, any Permitted Acquisitions (as defined under the Bidco Facilities Agreement in its Original Form), any joint venture permitted under the Bidco Facilities Agreement in its Original Form), investment, asset disposal, incurrence or repayment of indebtedness, issuance of shares or other equity interests, refinancing transaction or amendment or modification of any debt instrument, in each case whether or not consummated.

Project Haven (Founder Financing) -
Facility Agreement

Transfer means a Debt Purchase Transaction entered into by a Lender as assignor or transferor or by way of Voting Participation.

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate), in a recommended form of the APLMA from time to time or in any other form agreed between the Facility Agent and the Borrower.

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate relating to such assignment or transfer; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate relating to such assignment or transfer.

Transaction Documents means the Finance Documents, the Merger Agreement, the Shareholders’ Agreement, the Share Subscription Agreement, the Support Agreement and any other documents designated as such by the Borrower and the Arranger (including any disclosure letter).

Transaction Security means the Security created or expressed to be created in favour of the Security Agent pursuant to the Security Documents.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

UBS Margin Loan Facility means each facility made available under the facility agreement dated 31 December 2015 between the Borrower and UBS AG, London Branch (as amended, restated, supplemented or otherwise modified from time to time).

Unpaid Sum means any sum due and payable but unpaid by the Borrower under the Finance Documents.

US means the United States of America.

US Dollars, USD or US$ means the lawful currency of the United States of America.

Utilisation means a utilisation of the Facility.

Utilisation Date means the date of Utilisation, being the date on which a Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 3 (Utilisation Requests).

Undertaking Letter means an undertaking letter entered or to be entered into by the Founder in favour of the Facility Agent.

Voting Participation means a Participation which involves a transfer of any voting rights, directly or indirectly, under, or in relation to, the Finance Documents (including arising as a result of being able to direct the way that another person exercises its voting rights).

Project Haven (Founder Financing) -
Facility Agreement

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the Facility Agent, the Arranger, the Borrower, the Parent, the Company, Bidco, Midco, the Target, any Finance Party, any Lender, any Obligor, any Party or the Security Agent shall be construed so as to include its successors in title, permitted assigns and permitted transferees (including the surviving entity of any merger involving that person) or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in agreed form is a document which is:

(A)	previously agreed in writing by or on behalf of the Facility Agent and the Borrower; or

(B)	if such document is to be delivered pursuant to Clause 4.1 (Initial conditions precedent) or specified in Schedule 2 (Conditions Precedent), in the form in respect of which the Facility Agent has given the notification referred to in Clause 4.1 (Initial conditions precedent);

(iii)	an amendment includes any amendment, supplement, variation, novation, modification, replacement or restatement (however fundamental), and amend and amended shall be construed accordingly;

(iv)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present and future, actual or contingent and any interest in any of the foregoing;

(v)	The terms specified to those as defined under the Bidco Facilities Agreement have the meanings given to them in the Bidco Facilities Agreement and references to a section or clause in the definitions of those terms or other provisions, unless otherwise specified, are references to the relevant section or clause of the Bidco Facilities Agreement.

(vi)	a Finance Document or a Transaction Document or any other agreement or instrument is (unless expressed to be a reference to such document, agreement or instrument in its original form or form as at a particular date) a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument (in any other manner whatsoever) and including any waiver or consent granted in respect of any term of any Finance Document or Transaction Document from time to time;

(vii)	a finance lease or a capital lease is any lease which would, in accordance with IAS 17 (Leases) (or any equivalent measure under GAAP), be treated as a finance or capital lease but, for the avoidance of doubt, shall exclude any lease, concession, license of property or other arrangement (or guarantee thereof) which would be considered an operating lease under IAS 17 (Leases) (or any equivalent measure under GAAP) and which is subsequently treated as a finance or capital lease as a result of any change to the treatment of such leases or other arrangements under the Accounting Principles and operating lease will be construed accordingly as any lease which is not a finance lease or capital lease;

Project Haven (Founder Financing) -
Facility Agreement

(viii)	including shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(ix)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(x)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(xi)	a group of Lenders includes all the Lenders or another subset of the Lenders as appropriate;

(xii)	guarantee means any guarantee, counter-indemnity, letter of credit, bond, indemnity or similar assurance against loss in respect of any indebtedness of any other person or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xiii)	indebtedness includes any obligation (whether incurred as principal or as guarantor or surety) for the payment or repayment of money, whether present or future, actual or contingent (but shall not include deposits held on behalf of clients);

(xiv)	know your customer checks are the identification checks that any Finance Party requests to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(xv)	losses includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind, and loss shall be construed accordingly;

(xvi)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, fund, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xvii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, one with which entities to which the same applies customarily comply) of any governmental, intergovernmental or supranational body, agency or department or of any regulatory, self-regulatory or other authority or organisation;

(xviii)	signed communications, documents or notices refers to written communication, documents or notices that carry a manuscript, or a digital or electronic copy of a manuscript, signature, and signature shall be construed accordingly;

Project Haven (Founder Financing) -
Facility Agreement

(xix)	a sub-participation means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facility and/or Finance Documents to a counterparty;

(xx)	shares or share capital includes equivalent ownership interests (and shareholder and similar expressions shall be construed accordingly);

(xxi)	a law or a provision of law is a reference to that law or, as applicable, that provision as amended or re-enacted; and

(xxii)	a time of day, unless otherwise specified, is a reference to Hong Kong time.

(b)	The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice or certificate given under or in connection with any Finance Document has the same meaning in that Finance Document, notice or certificate as in this Agreement.

(e)	An Obligor will only be aware of a fact, event or circumstance to the extent that such Obligor has Knowledge of such fact, event or circumstance.

(f)	Any obligation of any Obligor to make due and careful enquiry shall be satisfied by such due and careful enquiry being made by it through its directors as is practicable in the circumstances.

(g)	A Default or an Event of Default or a Major Default or Major Event of Default is continuing if it has not been remedied or waived.

(h)	A Default or an Event of Default or a Major Default or Major Event of Default will be remedied (and cease to be continuing) where the underlying circumstances giving rise to the Default or Event of Default or a Major Default or Major Event of Default (as the case may be) cease to exist or where actions have been taken which have addressed the underlying circumstances in each case with the effect that those underlying circumstances (after giving effect to the taking of such actions) no longer constitute a Default or an Event of Default or a Major Default or Major Event of Default (as the case may be), provided that if an Acceleration Event has occurred, then such Event of Default is no longer capable of being remedied and will be continuing unless it has been waived.

(i)	An Acceleration Event is continuing if the relevant Acceleration Event has occurred and the underlying notice of acceleration has not been withdrawn by the Facility Agent.

Project Haven (Founder Financing) -
Facility Agreement

(j)	In addition to paragraph (h) above, and subject to paragraph (h) above, if a Default (including an Event of Default) occurs for a failure to deliver a required certificate, notice or other document in connection with another default (an Initial Default) then at the time such Initial Default is remedied or waived, such Default (including an Event of Default) for a failure to report or deliver a required certificate, notice or other document in connection with the Initial Default will also be cured without any further action. Any Default (including an Event of Default) for the failure to comply with the time periods prescribed in Clause 19 (Information Undertakings), or otherwise to deliver any notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document, shall be deemed to be cured upon the delivery of any such report required by such covenant or notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document.

(k)	references to any matter being permitted shall include references to such matters not being expressly prohibited by the Finance Documents or otherwise approved by the requisite Lenders.

(l)	If and to the extent that the Majority Lenders are required to act reasonably under the terms of a Finance Document with respect to any matter, each Lender must act reasonably with respect to such matter.

(m)	The equivalent of an amount (expressed in US$) in a currency other than US$ shall, at any time (but without prejudice to Clause 20.4 (Exchange rates), be the amount in such other currency that could purchase such first-mentioned amount in US$ at that time based on the Facility Agent’s spot rate of exchange from such other currency to US$ at that time.

(n)	No breach of any undertaking under Clause 21 (General Undertakings) or Event of Default under Clause 22 (Events of Default) shall arise merely as a result of a subsequent change in the US dollar equivalent of any amount due to fluctuation in exchange rates (except that compliance with financial covenants in Clause 20 (Financial Covenants) as at any Test Date or in respect of any Relevant Period shall be determined using the applicable exchange rates specified in Clause 20.4 (Exchange rates)).

(o)	Other than in respect of the financial covenants in Clause 20 (Financial Covenants), for the purposes of determining compliance with any basket amount, threshold and any other exceptions to any undertaking under Clause 21 (General Undertakings) and any Event of Default under Clause 22 (Events of Default), the equivalent to any amount in US dollars shall be determined as at the time of the applicable incurrence, disposal, acquisition, investment, lease, loan, guarantee or other relevant action. No Event of Default or breach of any representation and warranty or covenant shall arise as a result of a subsequent change in the USD equivalent of any relevant amount due to fluctuations to exchange rates (except that compliance with financial covenants in Clause 20 (Financial Covenants) as at any Test Date or in respect of any Relevant Period shall be determined using the applicable exchange rates specified in Clause 20.4 (Exchange rates)).

(p)	Unless a contrary indication appears, a reference to a basket amount, threshold or limit expressed in US Dollars includes the equivalent of such amount, threshold or limit in other currencies.

1.3	Currency symbols and definitions

Any reference in this Agreement to RMB is to the lawful currency of the PRC and US$ and US dollars is to the lawful currency of the United States of America.

Project Haven (Founder Financing) -
Facility Agreement

1.4	Personal liability

No director, officer, employee or other individual acting (or purporting to act) on behalf of the Borrower, Midco, the Company (or any Affiliate of the Borrower, Midco or the Company (as the case may be)) shall be personally liable for any representation, certification or statement made or deemed to be made by him or her, the Borrower, Midco or the Company in any Finance Document or any certificate, notice or other document required to be delivered under, or in connection with, any Finance Document, whether or not signed by that director, officer, employee or other individual, save in each case unless that individual acted fraudulently, recklessly or with an intention to mislead in making any such representation, certification or statement (in which case any liability shall be determined in accordance with applicable law) and each such individual may rely on this Clause subject to Clause 1.5 (Third party rights).

1.5	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) (the Third Parties Ordinance) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any third person who is not a Party is not required to rescind or vary this Agreement at any time.

2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in US Dollars in an aggregate amount equal to the Total Commitments.

2.2	Obligors’ Agent

(a)	Midco by its execution of this Agreement irrevocably appoints the Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by any Finance Document to the Finance Parties and to give all notices and instructions, to make such agreements and to effect all amendments, supplements and variations capable of being given, made or effected by Midco notwithstanding that they may affect Midco, without further reference to or the consent of Midco; and

(ii)	each Finance Party to give any notice, demand or other communication to Midco pursuant to the Finance Documents to the Borrower,

and in each case Midco shall be bound as though Midco itself had supplied such information, given such notices and instructions, made such agreements, effected such amendments, supplements and variations and received such relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of Midco or in connection with any Finance Document (whether or not known to Midco) shall be binding for all purposes on Midco as if Midco had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and Midco, those of the Obligors’ Agent shall prevail.

Project Haven (Founder Financing) -
Facility Agreement

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards financing (directly or indirectly) the equity injection by Midco in the Company pursuant to the terms of the Share Subscription Agreement and the Shareholders’ Agreement.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if the Facility Agent has, on or prior to the Initial Utilisation Date, received (or the Arranger or the Facility Agent has waived the requirement to receive) all of the documents and other evidence listed in Schedule 2 (Conditions Precedent), in form and substance satisfactory to the Facility Agent (acting reasonably). The Facility Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Certain Funds Utilisation

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date, no Certain Funds Event has occurred and is continuing.

Project Haven (Founder Financing) -
Facility Agreement

(b)	During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation) with respect to Certain Funds Utilisations), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.3	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation, more than one Loan would be outstanding.

5	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of the duly completed Utilisation Request not later than the Specified Time (or such later time as the Facility Agent may agree).

5.2	Completion of a Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

Project Haven (Founder Financing) -
Facility Agreement

(iv)	it specifies the account and bank to which the proceeds of the Utilisation are to be credited.

(b)	Only one Loan may be requested in the Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be US Dollars.

(b)	The amount of the proposed Loan must be less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	Subject to Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Certain Funds Utilisation), each Lender shall make its participation in the Loan available by the Utilisation Date for the Loan through its Facility Office.

(b)	The amount of each Lender’s participation in the Loan under the Facility will be equal to the proportion borne by its Available Commitment under the Facility to the Available Facility under the Facility immediately prior to making the Loan.

(c)	The Facility Agent shall notify each participating Lender of the amount of the Loan and the amount of its participation in the Loan by the Specified Time.

5.5	Cancellation

The Commitments of each Lender in respect of the Facility shall, to the extent it is unutilised, be automatically cancelled and reduced to zero at the close of business in Hong Kong on the last day of the Availability Period relating to the Facility.

5.6	Revocation

Without prejudice to paragraph (a)(iii) of Clause 14.2 (Other indemnities), in the event that the Borrower delivers a Utilisation Request in respect of a Loan under the Facility, the Borrower may, not less than one Business Day prior to the proposed Utilisation Date for that Loan (the Relevant Proposed Utilisation Date), revoke such Utilisation Request by notice to the Facility Agent if the Closing Date will not occur on or prior to the date falling 10 Business Days after the Relevant Proposed Utilisation Date (or, if a later date is agreed between the Borrower and the Arranger in accordance with the Funds Flow Statement, if the Closing Date will not occur by such agreed later date following the Relevant Proposed Utilisation Date).

6	Repayment

6.1	Repayment of the Loan(s)

The Borrower shall ensure that the Loan is repaid in instalments by repaying on each Repayment Date an aggregate amount equal to the relevant percentage of the Loan outstanding as at close of business in Shanghai on the last day of the Availability Period applicable to the Facility, which percentage is set out in the table below opposite such Repayment Date:

Repayment Date	Repayment Instalment
Date falling 30 Months after the Initial Utilisation Date	5.00%
Date falling 36 Months after the Initial Utilisation Date	5.00%
Date falling 42 Months after the Initial Utilisation Date	5.00%
Date falling 48 Months after the Initial Utilisation Date	5.00%
Date falling 54 Months after the Initial Utilisation Date	10.00%
Date falling 60 Months after the Initial Utilisation Date	10.00%
Date falling 66 Months after the Initial Utilisation Date	10.00%
Date falling 72 Months after the Initial Utilisation Date	10.00%
Date falling 78 Months after the Initial Utilisation Date	20.00%
Termination Date	The remaining outstanding balance

Project Haven (Founder Financing) -
Facility Agreement

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid or prepaid.

7	Prepayment and Cancellation

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in the Utilisations:

(a)	that Lender shall promptly notify the Facility Agent in writing upon becoming aware of that event and the Facility Agent shall notify the Borrower as soon as reasonably practicable;

(b)	upon the Facility Agent notifying the Borrower, the Available Commitment of that Lender in respect of the Facility will be immediately suspended to the extent required to comply with applicable law (and the Commitment of that Lender in respect of the Facility shall be reduced accordingly); and

(c)	to the extent that Lender’s participation has not been transferred pursuant to Clause 34.5 (Conditions of replacement of a Replaceable Lender), the Borrower shall repay that Lender’s participation in the Utilisations on the last day of the Interest Period occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of Control

If a Change of Control occurs:

(a)	the Borrower shall promptly notify the Facility Agent upon becoming aware of that event; and

Project Haven (Founder Financing) -
Facility Agreement

(b)	if an individual Lender so requires and notifies the Facility Agent of its intention to be prepaid within 30 Business Days of the Borrower notifying the Facility Agent of that event, the Facility Agent shall, by not less than 30 Business Days’ notice to the Borrower, cancel the Commitments of that Lender and declare all the participation of that Lender in all outstanding Utilisations, together with accrued interest, and all other accrued amounts under the Finance Documents in relation to that Lender’s participation immediately due and payable, whereupon the Commitments of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

7.3	Disposal of Shares

(a)	If a Disposal of Shares (directly or indirectly) in the Company by Midco occurs (a Share Disposal), Midco shall promptly notify the Facility Agent of the occurrence of such Disposal as well as the amount of Disposal Proceeds received by Midco from that Share Disposal.

(b)	Subject to paragraph (c) below:

(i)	Midco shall ensure that an amount equal to the Disposal Proceeds is deposited into the Prepayment Account promptly upon its receipt of such Disposal Proceeds and thereafter immediately transferred to the Interest Reserve Account; and

(ii)	the Borrower shall ensure that an amount equal to the Disposal Proceeds which have been paid into the Interest Reserve Account pursuant to paragraph (b)(i) above will be applied in prepayment of the Utilisations at the times contemplated by Clause 7.6 (Application of mandatory prepayment proceeds).

(c)	If, as a result of a Share Disposal, Midco ceases to hold any direct or indirect shareholding interest in and of the issued share capital of the Company (the Exit Event):

(i)	Midco shall promptly notify the Facility Agent upon becoming aware of it;

(ii)	Midco shall ensure that the amount equal to the Disposal Proceeds is deposited into the Prepayment Account promptly upon its receipt of such Disposal Proceeds and thereafter immediately transferred to the Interest Reserve Account; and

(iii)	the Total Commitments shall be cancelled and all outstanding Utilisations, together with accrued interest, and all other accrued amounts under the Finance Documents shall be due and payable on the date falling 15 Business Days after the date of the Exit Event (the Exit Prepayment Date), whereupon the Total Commitments will be cancelled and the Borrower shall, on or prior to the Exit Prepayment Date, repay all such outstanding amounts.

7.4	Dividend Proceeds

(a)	Midco shall ensure that any Dividend Proceeds received by it from the Company is promptly deposited into a Prepayment Account upon its receipt and thereafter immediately transferred to the Interest Reserve Account.

Project Haven (Founder Financing) -
Facility Agreement

(b)	The Borrower shall apply the amount of any Dividend Proceeds deposited into the Interest Reserve Account in the following order:

(i)	first, funding the Interest Reserve Account in an amount to be determined by the Borrower in its sole discretion (and as notified to the Facility Agent) (which, for the avoidance of doubt, may exceed the Required IRA Balance);

(ii)	secondly, at the Borrower’s sole discretion, an amount may be retained for the purpose of funding payment of (A) fees, costs or expenses (including Taxes or regulatory costs) required to maintain the corporate existence of the Borrower, the Parent or any of its or their Holding Companies and (B) any other operating expenses of the Borrower, the Parent or any of its or their Holding Companies, provided that the sum of (A) and (B) shall not exceed an aggregate amount of US$300,000 in each Financial Year of the Borrower; and

(iii)	thereafter, the amount of any balance to be applied to prepay Utilisations at the times contemplated by Clause 7.6 (Application of mandatory prepayment proceeds).

7.5	Dilution of participation of Original Lender

If:

(a)	the aggregate participations of the Original Lender and its Affiliates in the Bidco Facilities are reduced to one-third or less than one-third of the total amount of loans outstanding under the Bidco Facilities, other than as a result of a transfer by the Original Lender of its or its Affiliate’s participations pursuant to clause 26 (Changes to the Lenders) of the Bidco Facilities Agreement; and

(b)	the Original Lender so requires and notifies the Facility Agent of its intention to be prepaid,

the Facility Agent shall, by not less than 30 Business Days’ notice to the Borrower, cancel the Commitments of the Original Lender and declare all the participation of the Original Lender in the outstanding Utilisations, together with accrued interest, and all other accrued amounts under the Finance Documents immediately due and payable, whereupon the Commitments of the Original Lender will be cancelled and all such outstanding amounts in relation to the Original Lender’s participation will become immediately due and payable.

7.6	Application of mandatory prepayment proceeds

A prepayment of Utilisations or cancellation of Available Commitments made under Clause 7.3 (Disposal of Shares) and Clause 7.4 (Dividend Proceeds) shall be applied against the Repayment Instalments in a direct order of maturity and applied at the end of the first Interest Period falling at least seven Business Days after the receipt by Midco of such Disposal Proceeds and Dividend Proceeds (as the case may be).

7.7	Voluntary cancellation

The Borrower may, if it gives the Facility Agent not less than 3 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (but, if in part, being a minimum amount of US$10,000,000 and integral multiples of US$5,000,000 thereof) of the Available Facility in respect of the Facility. Any cancellation under this Clause 7.7 shall reduce the Commitments of the Lenders rateably.

Project Haven (Founder Financing) -
Facility Agreement

7.8	Voluntary prepayment of Loan

(a)	The Borrower may, if it gives the Facility Agent not less than 3 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces a Loan by a minimum amount of US$10,000,000 and integral multiples of US$5,000,000 thereof) provided that any prepayment made in accordance with this Clause 7.8 shall be applied against the Repayment Instalments as the Borrower may choose in its sole discretion.

(b)	A Loan may only be voluntarily prepaid after the last day of the Availability Period for that Loan (or, if earlier, the day on which the relevant Available Facility is zero).

7.9	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall:

(i)	be irrevocable provided that, in the case of Clause 7.8 (Voluntary prepayment of Loan), the Borrower may revoke any notice of prepayment if the Borrower shall have specified in such notice of prepayment that such notice is revocable on or prior to the date of prepayment specified in such notice (provided further that this shall be without prejudice to Clause 14.2 (Other indemnities)); and

(ii)	unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not re-borrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments in respect of the Facility except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)	If all or part of any Lender’s participation in the Loan under the Facility is repaid or prepaid, an amount of that Lender’s Commitment in respect of the Facility (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

Project Haven (Founder Financing) -
Facility Agreement

7.10	Application of prepayments

Any prepayment of the Loan pursuant to Clause 7 (Prepayment and Cancellation) (other than a prepayment pursuant to Clause 7.1 (Illegality), Clause 7.2 (Change of Control), Clause 7.5 (Dilution of participation of Original Lender) or Clause 34.6 (Cancellation and repayment of a Replaceable Lender (other than an Illegal Lender)) shall be applied pro rata to each Lender’s participation in that Loan.

8	Interest

8.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Cash Margin; and

(b)	LIBOR.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period applicable to that Loan (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is equal to 130% of the applicable interest rate under Clause 8.1 (Calculation of interest) which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be equal to 130% of the applicable interest rate under Clause 8.1 (Calculation of interest) which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

8.5	Replacement of Screen Rate

(a)	Subject to paragraphs (b) and (c) below, any amendment or waiver which relates to providing for an additional or alternative benchmark rate, base rate or reference rate to apply in relation to US Dollars in place of the Screen Rate for the Facility (including any amendment, replacement or waiver to the definition of “LIBOR”, or “Screen Rate”, including an alternative or additional page, service or method for the determination thereof) (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate, base rate or reference rate, including making appropriate adjustments to this Agreement for basis, duration, time and periodicity for determination of that other benchmark rate, base rate or reference rate for any Interest Period and making other consequential and/or incidental changes) (a Benchmark Rate Change) may be made with the consent of the Majority Lenders participating in the applicable Facility to which that Benchmark Rate Change shall apply and the Obligors’ Agent.

Project Haven (Founder Financing) -
Facility Agreement

(b)	If the Obligors’ Agent requests the making of a Benchmark Rate Change, it shall notify the Facility Agent thereof and if such Benchmark Rate Change cannot be agreed upon by the date which is five (5) Business Days before the end of the current Interest Period (or in the case of a new Utilisation, the date which is five (5) Business Days before the date upon which the Utilisation Request will be served, as notified by the Obligors’ Agent to the Facility Agent), the Screen Rate applicable to any Lender’s share of a Loan shall be replaced by the rate certified to the Facility Agent by that Lender as soon as practicable (and in any event by the date falling two (2) Business Days before the date on which interest is due to be paid in respect of the relevant Interest Period) to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan in the Relevant Interbank Market.

(c)	Notwithstanding the definitions of “LIBOR” or “Screen Rate” in Clause 1.1 (Definitions) or any other term of any Finance Document, the Facility Agent may from time to time (with the prior written consent of the Obligors’ Agent) specify a Benchmark Rate Change for any currency for the purposes of the Finance Documents, and each Lender authorises the Facility Agent to make such specification.

9	Interest Periods

9.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for the Loan in the Utilisation Request or (if a Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for any Loan is irrevocable and must be delivered to the Facility Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above in respect of an Interest Period for the Loan, that Interest Period will be six Months.

(d)	Subject to this Clause 9.1, the Borrower may select an Interest Period (for the Loan) of:

(i)	three or six Months; or

(ii)	any other period as selected by the Borrower and agreed with the Facility Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for the Loan shall not extend beyond the Termination Date.

(f)	The first Interest Period for the Loan shall start on the Initial Utilisation Date in respect of that Loan and any subsequent Interest Period following the first Interest Period shall start on the last day of the preceding Interest Period for that Loan.

Project Haven (Founder Financing) -
Facility Agreement

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the Calculation of Interest

10.1	Calculation of Reference Bank Rate

Subject to Clause 10.2 (Market disruption), if LIBOR for any Loan and any Interest Period is to be determined by reference to the Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day (for the currency of such Loan and such Interest Period), the applicable LIBOR for such Loan and such Interest Period shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs and is continuing (which term, for the purposes of this Clause 10.2 in respect of a Market Disruption Event under paragraph (B) of the definition of Market Disruption Event only, shall mean for such time as the threshold for notification by Affected Lenders set out in paragraph (B) of the definition of Market Disruption Event is satisfied) in relation to any Loan for any Interest Period, then the rate of interest on each Affected Lender's share (but, in respect of a Market Disruption Event under paragraph (B) of the definition of Market Disruption Event only, only if such Affected Lender has delivered a notification pursuant to paragraph (B) of the definition of Market Disruption Event) of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Cash Margin; and

(ii)	the rate notified to the Facility Agent by that Affected Lender as soon as practicable and in any event by close of business five Business Days prior to the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select, but the rate of interest applicable to each other Lender's share of that Loan (other than any Affected Lender to which the foregoing applies) for such Interest Period shall be determined in accordance with Clause 8.1 (Calculation of interest).

(b)	In this Agreement:

(i)	Affected Lender means a Lender which is a commercial bank or other financial institution that customarily obtains funds for lending in the Relevant Interbank Market or in Hong Kong, London, or (only in the event where LIBOR for the applicable Loan and the applicable Interest Period relating thereto cannot be determined) any Lender; and

(ii)	Market Disruption Event means, in relation to any Loan and any Interest Period relating thereto:

(A)	at or about noon London time on the Quotation Day for the currency of such Loan and such Interest Period, the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for such Loan and such Interest Period;

Project Haven (Founder Financing) -
Facility Agreement

(B)	(where there is more than one Lender) before close of business in Hong Kong on the Business Day immediately after the Quotation Day for the currency of such Loan and such Interest Period, the Facility Agent receives notifications from an Affected Lender or Affected Lenders (whose aggregate participation(s) in such Loan exceed 50 per cent. of such Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR (for such Loan and such Interest Period), save that any such Affected Lender or Affected Lenders may elect at any time thereafter (and, in circumstances where the cost to an Affected Lender of obtaining matching deposits in the Relevant Interbank Market (or Hong Kong) would no longer be in excess of LIBOR for such Loan and such Interest Period, such Affected Lender must promptly elect) to cancel such notification and such threshold shall immediately be recalculated following such cancellation; or

(C)	(where there is only one Lender and such Lender is an Affected Lender) the Lender notifies the Company that (1) the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR (for such Loan and such Interest Period), (2) a similar event arises similarly with respect to its cost of funding of other similar facilities and that it is recovering or intending to recover such cost of funding from similar borrowers under such similar facilities, and (3) its funding cost is in excess of LIBOR (for such Loan and such Interest Period) primarily due to general market conditions affecting banks generally rather than solely as a result of credit related concerns specifically relating to that Lender or any of its Affiliates.

10.3	Alternative basis of interest or funding

(a)	If the Facility Agent receives notice from any Affected Lender pursuant to paragraph (b)(ii)(B) or (C) of Clause 10.2 (Market disruption), it shall promptly provide a copy of such notice to the Company. The Facility Agent shall promptly notify the Company if a Market Disruption Event arises under paragraph (b)(ii)(A) of Clause 10.2 (Market disruption).

(b)	If a Market Disruption Event occurs and is continuing in relation to any Loan and any Interest Period relating thereto (which, for the purposes of this Clause 10.3 in respect of a Market Disruption Event under paragraph (B) of the definition of Market Disruption Event only, shall mean for such time as the threshold for notification by Affected Lenders set out in paragraph (B) of the definition of Market Disruption Event is satisfied) and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than 20 Business Days) with a view to agreeing a substitute basis for determining the rate of interest for such Loan for such Interest Period.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Affected Lenders and the Company, be binding on all such Parties for such Loan and such Interest Period.

Project Haven (Founder Financing) -
Facility Agreement

(d)	Subject to paragraph (c), for the avoidance of doubt, where a Market Disruption Event is no longer continuing in relation to any Loan and any Interest Period relating thereto, the rate of interest for such Loan shall revert to the rate calculated in accordance with Clause 8 (Interest).

10.4	Break Costs

(a)	The Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or an Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or that Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

11.1	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.2	Fees Payable

No fees, costs or expenses are payable by any the Borrower (other than any fees, costs and expenses payable in accordance with paragraph (a) of Clause 16.1 (Transaction expenses)) unless and until the Initial Utilisation Date occurs.

12	Tax Gross-Up and Indemnities

12.1	Definitions

(a)	In this Agreement:

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Tax Payment means an increased payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 11.2 a reference to determines or determined means a determination made in the discretion of the person making the determination acting reasonably and in good faith.

12.2	Tax gross-up

(a)	All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Finance Party concerned receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

Project Haven (Founder Financing) -
Facility Agreement

(b)	A payment shall not be increased under paragraph (a) above by reason of a Tax Deduction on account of a Tax imposed by the British Virgin Islands, if such Finance Party is not, at the Signing Date, a Finance Party which is entitled to receive payments from the Obligors under the Finance Documents free and clear of and without any Tax Deduction.

(c)	The Borrower shall promptly, upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Facility Agent accordingly. Similarly, the Facility Agent shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

(d)	If an Obligor is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment (to which such Tax Deduction relates) evidence reasonably satisfactory to such Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

(f)	Each Finance Party shall provide the relevant Obligor with documents reasonably requested by such relevant Obligor in completing any procedural formalities necessary (at any time) for such relevant Obligor to obtain and maintain authorisation (at all times) to make a payment either without a Tax Deduction or, where a payment cannot be made without a Tax Deduction, with a reduced Tax Deduction.

12.3	Tax indemnity

(a)	Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party, whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within five Business Days of demand of the Facility Agent, promptly indemnify, to the maximum extent permitted under all applicable laws, the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; and

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party or if that Tax is considered a franchise Tax (imposed in lieu of net income Tax) or a branch profits or similar Tax; or

Project Haven (Founder Financing) -
Facility Agreement

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);

(B)	would have been compensated for by an increased payment with Clause 12.2 (Tax gross-up) but was not or will not be so compensated solely because of one of the exclusions in paragraph (b) of Clause 12.2 (Tax gross-up) applies or will apply;

(C)	relates to a FATCA Deduction required to be made by a Party; or

(D)	is compensated for by Clause 12.5 (Stamp taxes) or Clause 12.6 (Indirect Tax) (or would have been so compensated for under such Clause but was not so compensated solely because any of the exceptions set out therein applied).

(b)	A Finance Party intending to make a claim under paragraph (a) above shall notify the Facility Agent of the event giving rise to that claim within 180 days after the date on which that Finance Party becomes aware of it (after which that Finance Party shall not be entitled to claim any indemnification or payment under this Clause 12.3), whereupon the Facility Agent shall promptly notify the Borrower thereof.

(c)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Facility Agent.

(d)	Any Finance Party shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower and the Facility Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Facility Agent to determine the withholding or deduction required to be made.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party (to which such Tax Deduction relates) determines that in its sole discretion exercised in good faith:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	it has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment and net of all out-of-pocket expenses, including Taxes) in the same after-Tax position as it would have been in had the Tax Payment not been made by that Obligor. An Obligor, upon the request of such Finance Party, shall repay to such Finance Party the amount paid over pursuant to this Clause 12.4 (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such Finance Party is required to repay such Tax Credit to such governmental authority. Notwithstanding anything to the contrary in this Clause 12.4, in no context will the Finance Party be required to pay any amount to an Obligor pursuant to this Clause 12.4 the payment of which would place the Finance Party in a less favourable net after Tax position than the Finance Party would have been in if the Tax subject to indemnification and giving rise to such Tax Credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Clause 12.4 shall not be construed to require any Finance Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Obligor or any other person.

Project Haven (Founder Financing) -
Facility Agreement

12.5	Stamp taxes

The Borrower shall:

(a)	promptly on demand (or otherwise as required) pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and

(b)	within five Business Days of demand, pay to and indemnify, to the maximum extent permitted under all applicable laws, each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes in respect of any Finance Document.

12.6	Indirect Tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply or payment made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to that Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of that Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all Indirect Tax incurred by the Finance Party in respect of such costs or expenses except to the extent that Finance Party reasonably determines that it is entitled to credit or repayment in respect of such Indirect Tax.

12.7	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment (to which such FATCA Deduction relates) and, in addition, shall notify the Facility Agent and the Borrower and the Facility Agent shall notify the other Finance Parties.

Project Haven (Founder Financing) -
Facility Agreement

12.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies,), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13	Increased Costs

13.1	Increased Costs

(a)	Subject to Clause 13.3 (Exceptions), the Borrower shall, within five Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) any Change in Law or (ii) compliance with any law or regulation (including any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax) that is made after the Signing Date.

(b)	In this Agreement:

Basel II means International Convergence of Capital Measurement and Capital Standards, a Revised Framework published by the Basel Committee on Banking Supervision in June 2004.

Project Haven (Founder Financing) -
Facility Agreement

Basel III means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in Basel III: A global regulatory framework for more resilient banks and banking systems, Basel III: International framework for liquidity risk measurement, standards and monitoring and Guidance for national authorities operating the countercyclical capital buffer published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text published by the Basel Committee on Banking Supervision in November 2011 as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

Increased Costs means:

(iv)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(v)	an additional or increased cost; or

(vi)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim within 120 days of the date on which that Finance Party becomes aware of it, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by (i) Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (a) of Clause 12.3 (Tax indemnity) applied), (ii) Clause 12.5 (Stamp taxes), or (iii) Clause 12.6 (Indirect Tax);

Project Haven (Founder Financing) -
Facility Agreement

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(v)	attributable to the implementation or application of or compliance with the Basel II, Basel III or any other law or regulation which implements Basel II or Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates or otherwise) to the extent the relevant Finance Party is required to apply laws in connection with such costs on the date on which it becomes a Finance Party;

(vi)	attributable to compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any law or regulation made under, or connected with, that Act (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates or otherwise) to the extent the relevant Finance Party is required to apply laws in connection with such costs on the date on which it becomes a Finance Party; or

(vii)	not notified to the Facility Agent by the Finance Party (that is claiming any indemnification or payment under this Clause 13 in respect of such Increased Cost) within 120 days of the date of such Finance Party becoming aware of the event giving rise to such Increased Costs in accordance with paragraph (a) of Clause 13.2 (Increased Cost claims).

(b)	In this Clause 13.3, a reference to a Tax Deduction has the same meaning given to the term in Clause 12.1 (Definitions).

14	Other Indemnities

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against an Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within fifteen (15) Business Days of demand, indemnify, to the maximum extent permitted under all applicable laws, each of the Finance Parties to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

Project Haven (Founder Financing) -
Facility Agreement

(c)	If an amount received by a Finance Party is when converted into the currency in which the amount is expressed to be due and payable under the relevant Finance Documents in excess of the relevant Obligor’s liability under the Finance Documents, that Finance Party must promptly pay to that Obligor an amount equal to the excess.

14.2	Other indemnities

(a)	The Borrower shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify, to the maximum extent permitted under all applicable laws, each Finance Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay or non-payment of any amount due under a Finance Document on its due date, including any cost, loss or liability arising as a result of Clause 27 (Sharing Among the Finance Parties) or as a result of a revocation of a notice of prepayment in accordance with paragraph (a) of Clause 7.9 (Restrictions);

(iii)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement but other than (a) by reason of default or negligence by that Finance Party alone or (b) any cost, loss or liability attributable to a loss of Cash Margin; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Facility Agent and the Security Agent

The Borrower shall (or shall procure that an Obligor will) promptly indemnify the Facility Agent and the Security Agent against any cost, loss or liability incurred by it (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15	Mitigation by the Lenders

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

Project Haven (Founder Financing) -
Facility Agreement

15.2	Limitation of liability

(a)	The Borrower shall promptly indemnify, to the maximum extent permitted under all applicable laws, each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	Costs and Expenses

16.1	Transaction expenses

(a)	The Company shall within ten Business Days of demand pay the Facility Agent, the Arranger and the Security Agent the amount of all costs and expenses (including legal fees) reasonably and properly incurred and documented by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) subject to caps agreed between the Arranger and the Borrower in connection with the negotiation, preparation, execution and perfection of:

(i)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(ii)	any other Finance Documents executed after the Signing Date.

(b)	In the event that the Initial Utilisation Date does not occur, the Borrower shall only be liable for the Finance Parties' legal advisor's fees up to a cap separately agreed between the Arranger and the Borrower. No such legal fees will be paid or reimbursed by the Borrower pursuant to this paragraph (b) until the Borrower and the Arranger determine (acting reasonably) that the Initial Utilisation Date is reasonably unlikely to occur.

16.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within ten Business Days of demand, reimburse the Facility Agent and the Security Agent for the amount of all costs and expenses (including legal fees subject to an agreed cap, if any) reasonably and properly incurred and documented by the Facility Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) subject to caps agreed between the Facility Agent and the Borrower in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs

The Borrower shall, within ten Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees but excluding the cost of any internal management time of the Facility Agent or the Security Agent) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Security granted under the Security Documents or enforcing those rights.

Project Haven (Founder Financing) -
Facility Agreement

17	Guarantee and Indemnity

17.1	Guarantee and indemnity

The Guarantor, irrevocably and unconditionally, jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that other Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that, whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify, to the maximum extent permitted under all applicable laws, that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise then the liability of the Guarantor under this Clause 17 will continue or be reinstated as if such discharge, release or arrangement had not occurred.

17.4	Waiver of defences

To the extent permitted by applicable law, the obligations of the Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause 17, would reduce, release or prejudice any of its obligations under this Clause 17 (whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Group Member;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non- observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

Project Haven (Founder Financing) -
Facility Agreement

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Guarantor intent

Without prejudice to the generality of Clause 17.4 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.6	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 17.

Project Haven (Founder Financing) -
Facility Agreement

17.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

To the extent permitted by applicable law, the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 28 (Payment Mechanics).

17.9	Release of Guarantors’ right of contribution

If the Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor (of shares or equity interests in that Retiring Guarantor), then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Obligor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Obligor arising by reason of the performance by any other Obligor of its obligations under the Finance Documents; and

(b)	each other Obligor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

Project Haven (Founder Financing) -
Facility Agreement

17.11	Guarantee limitations

This guarantee given by the Guarantor under this Clause 17 and under any other guarantee or indemnity provision in a Finance Document (the Guarantee Obligations) will not apply to any obligation or liability and no Security granted by a Guarantor will secure any Guarantee Obligations to the extent that it would result in the Guarantor breaching any applicable law and/or regulation (including any financial assistance laws) or other applicable insolvency laws.

18	Representations

18.1	General

Each Obligor makes the representations and warranties set out in this Clause 18 to the Finance Parties on the Signing Date.

18.2	Status

(a)	It is a company, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business in all material respects as it is being conducted.

18.3	Binding obligations

Subject to the Legal Reservations and, in the case of any Security Document, the applicable Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

18.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party, do not conflict with:

(a)	subject to the Legal Reservations, any law or regulation applicable to it in any material respect;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets to the extent or in a manner which has or would have a Material Adverse Effect.

18.5	Power and authority

It has (or will have by the time of execution of the relevant Finance Document) the power to enter into, perform and deliver, and has taken (or will have taken prior to the time of execution), all necessary corporate actions to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

Project Haven (Founder Financing) -
Facility Agreement

18.6	Validity and admissibility in evidence

Subject to the Legal Reservations and, in the case of any Security Document, the applicable Perfection Requirements, all Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party and to carry out the transactions they contemplate; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdiction, other than court filings in the normal course of proceedings,

have been obtained or effected and are in full force and effect (save for any Authorisation that is not required to be in effect under applicable law or regulation or under the applicable Finance Documents at the time when the representation and warranty under this Clause 18.6 is made or deemed to be made, in which case such Authorisation will, by the earlier of the time such Authorisation is required to be obtained or effected under applicable law or regulation and the time required under the applicable Finance Documents, be obtained or effected and will thereafter be in full force and effect).

18.7	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of the governing law of the Finance Documents to which it is a party will be recognised and enforced in its Relevant Jurisdiction; and

(b)	any judgment obtained in relation to a Finance Document to which it is a party in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdiction.

18.8	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction (and, in relation to the Security Documents, subject to any stamp, registration, notarial or similar Taxes or fee payable as part of the Perfection Requirements), it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction, or that any stamp, registration, notarial, or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (excluding for this purpose any Transfer Certificate or Assignment Agreements and any related transfer or assignment), except (x) any filing, recording or enrolling or any stamp, registration, notarial or similar Tax or fee payable which is referred to in any legal opinions accepted pursuant to Clause 4 (Conditions of Utilisation) and which will be made or paid by it promptly after the date of the relevant Finance Document and (y) any stamp duty payable on any Finance Document that is executed in, brought into or submitted in evidence in a court of, the Cayman Islands.

18.9	No default

(a)	No Event of Default is continuing or is reasonably likely to result from the making of the Utilisation or the entry into or performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination under the relevant document or any combination of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

Project Haven (Founder Financing) -
Facility Agreement

18.10	No misleading information

(a)	Save as disclosed by the Borrower to the Finance Parties in writing and to the Borrower’s Knowledge, any material factual information (other than information of a general economic nature) provided by or on behalf of the Borrower in connection with the Facility or any Finance Document, taken as a whole, was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Save as disclosed by the Borrower to the Finance Parties in writing and to the Borrower’s Knowledge, any material financial projections provided by or on behalf of the Borrower were prepared on the basis of recent historical information and on the basis of assumptions believed by the Borrower to be reasonable (at the time of preparation) and have been prepared, where applicable, in accordance with the Accounting Principles as disclosed to the Lender, it being understood that (i) such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realised; and (ii) the Finance Parties will reach their own conclusions as to the reasonableness of any assumptions that are expressed in such projections.

(c)	Notwithstanding any other provision of this Clause 18.10, to the extent any information or financial projection specified in this Clause is Third Party Information, the representations set out in this Clause are made by the Borrower to the best of its knowledge.

18.11	Pari passu ranking

(a)	Subject to the Legal Reservations and the applicable Perfection Requirements and other than as a result of the existence of any Permitted Security, the Security created under the Security Documents has, or will have once entered into, the ranking in priority which it is expressed to have in the Security Documents and it is not subject to any prior ranking or pari passu ranking Security except for obligations mandatorily preferred by law applying to companies generally.

(b)	Without limiting paragraph (a) above and subject to the Legal Reservations, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or, to the Borrower’s Knowledge, investigations of or before any court, arbitral body or agency (other than any frivolous or vexatious proceedings but including any arising from or relating to any Environmental Law), or labour disputes which are reasonably likely to be adversely determined and, if adversely determined, would have a Material Adverse Effect have been started or threatened against it.

Project Haven (Founder Financing) -
Facility Agreement

18.13	Title

Unless otherwise disclosed to the Finance Parties in writing:

(a)	it has good and marketable title to all material assets necessary or desirable for it to carry on its business as it is being or is proposed to be conducted (in each case, where failure to have such title would have a Material Adverse Effect); and

(b)	it has good, clear and marketable title to the assets expressed to be subject to the Security created by it pursuant to any Security Document, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents.

18.14	No prior business

Before the Closing Date, Midco has not (i) traded or carried on any business; or (ii) incurred any material liability or obligation (actual or contingent, present or future), in each case, other than:

(a)	by entering into and for liabilities or commitments under the Transaction Documents, any equity funding and shareholder debt funding arrangements, any shareholders agreements and/or employment and service agreements as contemplated under the Transaction Documents;

(b)	any Permitted Holdco Activity or any activity or liability permitted under this Agreement; and

(c)	for payment of legal, accounting, audit and other professional fees, taxes and payment of other expenses in respect of activities permitted by this Clause 18.14.

18.15	No Financial Indebtedness or Security

(a)	None of the Obligors has any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.

(b)	No Security or Quasi Security exists over all or any of the Obligors’ assets other than Permitted Security.

18.16	Taxation

No claims are being asserted against it with respect to Taxes which are reasonably likely to be adversely determined to it and which, if so adversely determined, would have a Material Adverse Effect and all reports and returns on which such taxes are required to be shown have been filed within any applicable time limits and all taxes required to be paid have been paid within any applicable time limit (taking into account any extension or grace period and other than amounts for which adequate reserves have been maintained and amounts disputed reasonably in good faith in accordance with applicable procedures) save, in each case, to the extent that failure to do so would not have a Material Adverse Effect.

18.17	Solvency

None of the circumstances described in Clause 22.7 (Insolvency) or 22.8 (Insolvency proceedings) is continuing or applies in relation to it or any of its assets (in each case subject to the exceptions set out therein).

18.18	No breach of laws

It has not breached any law or regulation which breach would have a Material Adverse Effect.

Project Haven (Founder Financing) -
Facility Agreement

18.19	Financial Statements

To the Borrower’s Knowledge and save as otherwise disclosed to the Arranger or the Facility Agent in writing:

(a)	the Annual Financial Statements most recently delivered pursuant to paragraphs (a)(i), (b)(i) and (c)(i) of Clause 19.1 (Financial statements) were prepared on a basis consistent in all material respects with the applicable Accounting Principles give a true and fair view of (if audited) and fairly present (if unaudited) the financial position of each of the Borrower, Midco, the Company and the consolidated financial position of the Target Group as at the date to which they were prepared and for the Financial Year then ended;

(b)	the Relevant Financial Statements most recently delivered pursuant to paragraphs (a)(ii), (a)(iii), (b)(ii), (b)(iii), (c)(ii) and (c)(iii) of Clause 19.1 (Financial statements):

(i)	were prepared on a basis consistent in all material respects with the applicable Accounting Principles; and

(ii)	fairly present the financial position of each of the Borrower, Midco, the Company and the consolidated financial position of the Target Group as at the date to which they were prepared and for the relevant Financial Half-Year or Financial Quarter (as the case may be) then ended, in each case (A) save as set out therein or the notes thereto, (B) having regard to the fact they are management accounts prepared for management purposes and not subject to audit procedures and (C) subject to customary year-end adjustments; and

(c)	the Original Financial Statements in the form provided to the Arranger are accurate in all material respects (save as referred to in the statements and notes thereto).

18.20	Legal and beneficial ownership

Subject to the Legal Reservations and Perfection Requirements, all the shares of Midco or the Company over which it purports to grant Transaction Security, are (or will be by the time when such Transaction Security is granted or (in the case of the shares in the Company only) will be on the Closing Date) legally and beneficially owned by the Borrower or Midco (as the case may be) free from any Security (other than Permitted Security).

18.21	Shares

The shares of Midco or the Company which are subject to any Transaction Security are (or will be by the time when such Transaction Security is granted or (in the case of the shares in the Company only) will be on the Closing Date) fully paid and (upon enforcement of such Transaction Security in accordance with its terms) freely transferable and not subject to any pre-emption, option to purchase or similar rights, other than as may arise under applicable law.

18.22	Repetition

(a)	All the representations and warranties in this Clause 18 are made on the Signing Date and the Initial Utilisation Date except that:

(i)	the representations and warranties set out in Clause 18.10 (No misleading information) shall only be made as at the date of the information is expressed to be given and subject to the right of the Borrower to make disclosures against those representations and warranties; and

Project Haven (Founder Financing) -
Facility Agreement

(ii)	the representations and warranties set out in Clause 18.19 (Financial Statements) will be made once only in respect of each set of financial statements delivered to the Facility Agent and shall be made on the date such financial statements are delivered to the Facility Agent.

(b)	The Repeating Representations are deemed to be made by each Obligor (if applicable) on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period.

(c)	The representations or warranties at Clause 18.13 (Title), Clause 18.20 (Legal and beneficial ownership), Clause 18.21 (Shares) are deemed to be made by the relevant Obligor on the day on which that Obligor enters into a Security Document and only in respect of that Security Document and the assets or shares to which that Security Document relates.

(d)	Each representation or warranty deemed to be made after the Signing Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

18.23	Awareness and disclosure

(a)	Any representation or warranty made by any Obligor on or prior to the Closing Date in respect of any fact, matter, asset, liability (actual or contingent), obligation or claim of or relating to any member of the Target Group is qualified by the Knowledge of the Borrower (which shall not include the knowledge or belief of any member of the Target Group or its management) after having made reasonable enquiries in the circumstances.

(b)	The Parties acknowledge that projections and forecasts are subject to significant uncertainties and contingencies and no assurance can be given that such projections or forecasts will be realised.

19	Information Undertakings

The undertakings in this Clause 19 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	in respect of the Borrower:

(i)	commencing with the Financial Year ending on the First Test Date, as soon as they are available, but in any event within,

(A)	(in respect of the Financial Year ending on the First Test Date) 150 days after the First Test Date; and

(B)	thereafter, 120 days after the end of each full Financial Year,

the annual unaudited unconsolidated financial statements of the Borrower for that Financial Year,

Project Haven (Founder Financing) -
Facility Agreement

(ii)	commencing with the first full Financial Half-Year ending on 30 June in any Financial Year following the Initial Utilisation Date, as soon as they are available, but in any event within,

(A)	(in respect of the first full Financial Half-Year following the Initial Utilisation Date) 120 days after the end of such Financial Half-Year; and

(B)	thereafter, 90 days after the end of each full Financial Half-Year ending on 30 June in any Financial Year,

the semi-annual unaudited unconsolidated financial statements of the Borrower for that Financial Half-Year,

(iii)	commencing with the first full Financial Quarter ending on 31 March or 30 September following the first full Financial Half-Year ending after the Initial Utilisation Date, as soon as they are available, but in any event within,

(A)	(in respect of the first full Financial Quarter ending on 31 March or 30 September following the first full Financial Half-Year ending after the Initial Utilisation Date) 120 days after the end of such Financial Quarter; and

(B)	thereafter, 60 days after the end of each Financial Quarter ending on 31 March or 30 September in any Financial Year,

the quarterly unaudited unconsolidated management accounts of the Borrower for that Financial Quarter,

(b)	in respect of each of Midco and the Company:

(i)	commencing with the Financial Year ending on the First Test Date, as soon as they are available, but in any event within,

(A)	(in respect of the Financial Year ending on the First Test Date) 150 days after the First Test Date; and

(B)	thereafter, 120 days after the end of each full Financial Year,

the annual audited unconsolidated financial statements of each of Midco and the Company for that Financial Year,

(ii)	commencing with the first full Financial Half-Year ending on 30 June in any Financial Year following the Initial Utilisation Date, as soon as they are available, but in any event within,

(A)	(in respect of the first full Financial Half-Year following the Initial Utilisation Date) 120 days after the end of such Financial Half-Year; and

(B)	thereafter, 90 days after the end of each full Financial Half-Year ending on 30 June in any Financial Year,

the semi-annual unaudited unconsolidated financial statements of each of Midco and the Company for that Financial Half-Year,

Project Haven (Founder Financing) -
Facility Agreement

(iii)	commencing with the first full Financial Quarter ending on 31 March or 30 September following the first full Financial Half-Year ending after the Initial Utilisation Date, as soon as they are available, but in any event within,

(A)	(in respect of the first full Financial Quarter ending on 31 March or 30 September following the first full Financial Half-Year ending after the Initial Utilisation Date) 120 days after the end of such Financial Quarter; and

(B)	thereafter, 60 days after the end of each Financial Quarter ending on 31 March or 30 September in any Financial Year,

the quarterly unaudited unconsolidated management accounts of each of Midco and the Company for that Financial Quarter.

(c)	in respect of the Target Group:

(i)	commencing with the Financial Year ending on the First Test Date, as soon as they are available, but in any event within,

(A)	(in respect of the Financial Year ending on the First Test Date) 150 days after the First Test Date; and

(B)	thereafter, 120 days after the end of each full Financial Year,

the annual audited consolidated financial statements of the Target Group for that Financial Year,

(ii)	commencing with the first full Financial Half-Year ending on 30 June in any Financial Year following the Initial Utilisation Date, as soon as they are available, but in any event within,

(A)	(in respect of the first full Financial Half-Year ending on 30 June in any Financial Year following the Initial Utilisation Date) 120 days after the end of such Financial Half-Year; and

(B)	thereafter, 90 days after the end of each full Financial Half-Year ending on 30 June in any Financial Year,

the semi-annual unaudited consolidated financial statements of the Target Group for that Financial Half-Year,

(iii)	commencing with the first full Financial Quarter ending on 31 March or 30 September following the first full Financial Half-Year ending after the Initial Utilisation Date, as soon as they are available, but in any event within,

(A)	(in respect of the first full Financial Quarter ending on 31 March or 30 September following the first full Financial Half-Year ending after the Initial Utilisation Date) 120 days after the end of such Financial Quarter; and

(B)	thereafter, 60 days after the end of each Financial Quarter ending on 31 March or 30 September in any Financial Year,

Project Haven (Founder Financing) -
Facility Agreement

the quarterly unaudited consolidated financial statements of the Target Group for that Financial Quarter.

19.2	Compliance Certificate

(a)	The Borrower shall supply a Compliance Certificate to the Facility Agent with each set of Annual Financial Statements delivered pursuant to paragraph (c)(i) of Clause 19.1 (Financial statements) above.

(b)	Each Compliance Certificate shall, amongst other things:

(i)	either (A) set out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) for any applicable Relevant Period but only to the extent such Relevant Period ends on a Test Date as at which such Annual Financial Statements were prepared or (B) where applicable and if the Borrower so elects, append a copy of the Compliance Certificate (as defined under the Bidco Facilities Agreement in its Original Form) delivered in respect of the same set of Annual Financial Statements in accordance with terms of the Bidco Facilities Agreement in its Original Form containing (in reasonable detail) computation as to compliance with clause 23 (Financial Covenants) of the Bidco Facilities Agreement in its Original Form for the same Relevant Period; and

(ii)	set out (in reasonable detail) confirmation that (so far as the Borrower is aware) no actual Event of Default is outstanding.

(c)	An Authorised Signatory of the Borrower shall sign each Compliance Certificate.

19.3	Requirements as to financial statements

(a)	Each set of Relevant Financial Statements shall:

(i)	include a balance sheet, profit and loss account and cashflow statement; and (in the case of the Annual Financial Statements delivered pursuant to paragraphs (b)(i) and (c)(i) of Clause 19.1 (Financial statements)) be audited by the Auditors;

(ii)	be certified by an Authorised Signatory of the Borrower, Midco or the Company (as the case may be) as giving a true and fair view of (if audited) or fairly representing (in other cases), the Borrower’s, or as applicable, the Company’s and Midco’s financial condition as at the date at which, and results of operations as at the end of and for the period in relation to which, those financial statements were drawn up; and

(iii)	be certified by an Authorised Signatory (as defined in the Bidco Facilities Agreement) of the Target as giving a true and fair view of (if audited) or fairly representing (in other cases) the Target Group’s consolidated financial condition as at the date at which, and consolidated results of operations as at the end of and for the period in relation to which, those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using the applicable Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the applicable Original Financial Statements or (in the case of the Target Group) Base Case Model (as defined in the Bidco Facilities Agreement) (as applicable) unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in the Accounting Principles, the accounting practices or reference periods and, following such notification, the Borrower complies with the procedures and requirements set out in paragraphs (c) and (d) below.

Project Haven (Founder Financing) -
Facility Agreement

(c)	If the Borrower notifies the Facility Agent of a change in accordance with paragraph (b) above, the Borrower and the Facility Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not that change might result in any material alteration in the commercial effect of the provisions of Clause 20 (Financial Covenants) (including the defined terms included therein); and

(ii)	if so, any amendments to this Agreement which may be necessary to ensure that such change does not result in any material alteration in the commercial effect of those provisions,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

(d)	If no agreement on the subject matters referred to in paragraph (c) above is reached within 30 days of the notification of that change (or any longer period agreed between the Borrower and the Facility Agent), the Borrower shall deliver to the Facility Agent, together with the Relevant Financial Statements in relation to which that change has occurred (and each subsequent set of Relevant Financial Statements delivered under Clause 19.1 (Financial statements) unless the applicable amendments with respect to such change are agreed in accordance with paragraph (c) above, any reconciliation statements (audited, where applicable) necessary to enable calculations based on the Accounting Principles as they were before that change, and that change will be ignored for the purposes of the financial undertakings in Clause 20 (Financial Covenants). Any reference in this Agreement to any Relevant Financial Statements shall be construed as a reference to those Relevant Financial Statements as adjusted to reflect the basis upon which the Original Financial Statements or (in the case of the Target Group) the Base Case Model (as defined in the Bidco Facilities Agreement) (as applicable) were prepared.

(e)	Notwithstanding any other provision in this Clause 19, following an IPO, the Borrower may satisfy its reporting obligations hereunder (as regards time-periods, form and content) by delivering the financial reports of the Borrower, Midco, the Company or the Target Group (as applicable) that is delivered to the public shareholders, provided that, to the extent such disclosure would not trigger any public disclosure requirements and subject at all times to any confidentiality, privilege, legal or regulatory restrictions on disclosure (including stock exchange or listing rules), the Borrower will continue to deliver Compliance Certificates, notice of defaults and any “know your customer” information.

19.4	Year-end

The Borrower shall procure that the end of each Financial Year of each of (a) the Borrower; (b) Midco; (c) the Company and (d) the Target Group (on a consolidated basis) falls on 31 December.

Project Haven (Founder Financing) -
Facility Agreement

19.5	Information: miscellaneous

The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	copies of all documents required by law to be dispatched by (i) Midco to its shareholders generally (or any class of them) or creditors generally (or any class of them) or (ii) the Borrower to its shareholders (or any class of them) or creditors generally (or any class of them) at the same time as they are dispatched other than, in each case, in the ordinary course of business;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration, investigative or administrative proceedings (except for any frivolous or vexatious proceedings) which are current, threatened in writing or pending against any Obligor, and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)	promptly, such information as the Security Agent may reasonably require about the Charged Assets and compliance of the Obligors with the terms of any Security Documents entered into with that Security Agent;

(d)	promptly, such further information regarding the financial condition, business and operations of the Borrower, Midco or the Company as the Facility Agent (acting on the instructions of the Majority Lenders) may reasonably request (other than any budget, projections, forward-looking information, forecast or opinion or any additional financial statements or any disclosure in the ordinary course of business); and

(e)	promptly, notice of any change in the authorised signatories of an Obligor, signed by an Authorised Signatory of that Obligor, whose specimen signature has previously been provided to the Facility Agent, accompanied (where relevant) by a specimen signature of each new signatory;

(f)	promptly upon becoming aware of them, notice of (i) any change in the shareholding structure of the Company; (ii) the subscription price of any shares issued by the Company and (iii) any loan or any form of credit or financial accommodation provided by the Company to any of the shareholders of the Company, in each case, after the Closing Date, provided that in respect of (iii), there shall be no requirement to notify or disclose any terms of or any details relating to any such shareholder loan being made;

(g)	promptly upon becoming aware of it, the details of (i) any material amendment, supplement, variation, modification or replacement of, or any material breach of, or material default of, the Relevant Provisions of the Shareholders’ Agreement, in each case, which would be materially prejudicial to the interests of the Lenders (taken as a whole) under the Finance Documents; and (ii) any material amendment, supplement, variation, modification or replacement of, the provisions relating to the rights and interests of the Founder or Midco under the Shareholders’ Agreement which would have a Material Adverse Effect, provided that, in each case (other than paragraph (e) above) the provision of such information to the Finance Parties is not restricted pursuant to confidentiality obligations, privilege, legal or regulatory restrictions (including stock exchange or listing rules) binding on any Obligor or the Company.

Project Haven (Founder Financing) -
Facility Agreement

19.6	Notification of default

(a)	The Borrower shall notify the Facility Agent in writing of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by a director of the Borrower certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)	The Borrower shall promptly notify the Facility Agent of any Default or Event of Default or Acceleration Event under (each as defined in the Bidco Facilities Agreement), that it becomes aware of in its capacity as an indirect shareholder of the Company.

19.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) (A) any law or regulation made after the Signing Date or (B) any current law or regulation;

(ii)	any change in the status of an Obligor after the Signing Date; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or the Security Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Security Agent, the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, the Security Agent, such Lender or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar procedures under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent or the Security Agent (in each case, for itself) in order for the Facility Agent or the Security Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar procedures under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

Project Haven (Founder Financing) -
Facility Agreement

20	Financial Covenants

20.1	Financial Definitions

In this Agreement:

Acquired Entity means an entity the subject of a Permitted Business Acquisition (as defined in the Bidco Facilities Agreement in its Original Form) (and for such purpose, where the subject of a Permitted Business Acquisition (as defined in the Bidco Facilities Agreement in its Original Form) is a business, such business shall be deemed to constitute a separate legal entity and become a Target Group Member upon the date of closing of such Permitted Business Acquisition (as defined in the Bidco Facilities Agreement in its Original Form), and such separate legal entity shall be an Acquired Entity, and the definition of Adjusted EBITDA shall apply accordingly).

Adjusted EBITDA means, in relation to a Relevant Period, EBITDA for that Relevant Period as adjusted in accordance with paragraphs (b) to (d) of Clause 20.3 (Financial testing) below.

Borrower Cure Amount has the meaning given to it in paragraph (a) of Clause 20.5 (Cure rights).

Borrowings means, at any time, the outstanding principal or capital amount of any Financial Indebtedness of the Target Group Members but excluding:

(a)	any liabilities of the type referred to in paragraph (f) of the definition of Financial Indebtedness other than, in relation to Finance Leases (only) taking into account the capital element of any Finance Lease;

(b)	any liabilities of the type referred to in paragraph (g) of the definition of Financial Indebtedness;

(c)	any liabilities of the type referred to in paragraphs (h) or (i) of the definition of Financial Indebtedness to the extent relating to liabilities already included in this definition (unless relating to liabilities which would otherwise constitute Borrowings if they were indebtedness of a Target Group Member); and

(d)	the outstanding principal amount owing under any Cash Bridge Facility (as defined in the Bidco Facilities Agreement in its Original Form).

Business Disposal means the disposal of a Target Group Member (such that such Target Group Member ceases to be a Target Group Member), the business of a Target Group Member or an investment in a Joint Venture.

Capitalised Lease Obligations means an obligation that is required to be classified and accounted for as a finance lease or a capital lease for financial reporting purposes and excluding any obligation that is treated as an operating lease on the basis of IAS 17 (Leases) (or any equivalent measure under GAAP). The amount of indebtedness represented by such obligation will be the capitalised amount of such obligation at the time any determination thereof is to be made as determined on the basis of IAS 17 (Leases) (or any equivalent measure under GAAP), and the stated maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

Cash means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a Target Group Member with an Approved Bank and to which a Target Group Member is alone (or together with other Target Group Members) beneficially entitled and for so long as:

(a)	that cash is repayable within 30 days after the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other Financial Indebtedness of any Target Group Member or of any other person whatsoever or on the satisfaction of any other condition outside the control of the Target Group Members;

Project Haven (Founder Financing) -
Facility Agreement

(c)	there is no Security over that cash except for (i) any Permitted Security falling under any of paragraphs (a), (b), (i), (j), (k), (p), (q), (r) and (u) of the definition of Permitted Security (as defined under the Bidco Facilities Agreement in its Original Form), or (ii) any other Permitted Security securing any Permitted Financial Indebtedness (each as defined under the Bidco Facilities Agreement in its Original Form); and

(d)	that cash is denominated in US dollars, RMB, HKD or other freely transferable and freely convertible currency and (except as mentioned in paragraphs (a) and/or (c) above) immediately available to the applicable Target Group Member (or, in the case of any term deposit, available at the expiry of the applicable term of such deposit or at any time subject to any loss of interest upon breaking the applicable term of such deposit), and shall include cash in tills and cash in transit.

Disposed Entity means an entity the subject of a Business Disposal (and for such purpose, where the subject of a Business Disposal is a business, such business shall be deemed to constitute a separate legal entity and cease to be a Target Group Member upon the date of closing of such Business Disposal, and such separate legal entity shall be a Disposed Entity, and the definition of Adjusted EBITDA shall apply accordingly).

EBITDA means, in respect of any Relevant Period, the consolidated operating profit of the Target Group:

(a)	before deducting Interest Payable and any other kind of interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable, amortised or capitalised or pay-in-kind by any Target Group Member and before taking into account any gains or losses including foreign exchange gains or losses (calculated on a consolidated basis) in respect of Financial Indebtedness in that Relevant Period;

(b)	after deducting Interest Receivable and any other accrued interest owing to any Target Group Member;

(c)	before taking into account any Exceptional Items;

(d)	to the extent deducted, adding back any Transaction Costs (without double counting) and any fee, commission, cost, charge or expense in each case related to any actual or attempted equity or debt offering or financing, investment, acquisition, disposal or other corporate activity;

(e)	before taking into account any realised or unrealised gains or losses on any derivative instrument;

(f)	before taking into account the amount of any loss and gain against book value arising on a disposal (other than in the ordinary course of trading) or revaluation of any asset during the Relevant Period;

(g)	before taking into account any income or charge (including deemed finance charge) attributable to a post-employment benefit scheme other than the current service costs attributable to the scheme;

Project Haven (Founder Financing) -
Facility Agreement

(h)	after adding back (to the extent deducted) any non-cash provision, charge, cost or expense in each case related to any stock option incentive or management equity plan or any share, equity, phantom equity, warrant or option based compensation of officers, directors or employees of the Target Group Members accrued during that Relevant Period;

(i)	before deducting dividends paid or proposed, or any consulting, advisory or other fee, or director and holding company fees, costs and expenses, and taxes accrued or paid to the extent not expressly restricted pursuant to the Bidco Facilities Agreement in its Original Form;

(j)	after adding the proceeds of any loss of profit or business or similar interruption insurance;

(k)	(A) adding back (x) the amount of distributions received in cash by a Target Group Member from entities which are not Target Group Members and (y) the amount of any distributions received in cash from any entity which is not a Target Group Member which is attributable to a Target Group Member as a joint venture partner or shareholder in such entity and (B) deducting the amount of distributions paid in cash by a Target Group Member (other than the Target) to persons who are not Target Group Members;

(l)	before deducting any amount of Tax paid, payable or accruing by any Target Group Member during that Relevant Period (including any withholding tax);

(m)	before deducting any depreciation whatsoever, any impairment or write-down or amortisation whatsoever (including amortisation of goodwill or intangible assets, including amortisation of Transaction Costs) and any costs or provisions relating to management/employee incentive schemes (including any expenses in relation to amounts paid by any Target Group Member in respect of the purchase of shares (or rights in respect of shares) in the Target Group Members from directors, officers or employees upon termination of employment);

(n)	excluding profits or losses on discontinued operations (other than operations which are classified as discontinued by reason of being contracted to be sold but are not yet sold) and the amount of any start-up losses for new entities and any Restructuring Costs;

(o)	excluding pre-operating costs and expenses (if expensed rather than capitalised under the Accounting Principles);

(p)	after adding back any fees, costs or charges related to or incurred in connection with an employee or management equity plan, incentive scheme or similar arrangement or any compensation payments to management;

(q)	after adding back (to the extent otherwise deducted) any loss, or after deducting (to the extent otherwise included) any gain, constituted by any mark-to-market or similar valuation adjustment implemented as a result of equity accounting with respect to any interest of any Target Group Member in a person who is not a Target Group Member;

(r)	after deducting the amount of any profit (to the extent not deducted) or adding back the amount of any loss (to the extent deducted) of any Target Group Member (for such Relevant Period) which is attributable to any non-controlling interests (that is, any interest of any person that is not a Target Group Member);

Project Haven (Founder Financing) -
Facility Agreement

(s)	before taking into account any gains or losses arising from disposals or write downs of non-current assets or litigation settlements;

(t)	excluding any gain or loss in connection with the acquisition of any Financial Indebtedness permitted under the Bidco Facilities Agreement in its Original Form in each case to the extent otherwise included; and

(u)	excluding any exchange rate gains or losses due to retranslation of balance sheet items.

Exceptional Items means any items of a one-off or non-recurring or extra-ordinary or exceptional nature which represent gains or losses including (but not limited to in terms of scope or of type or nature) those arising on:

(a)	the restructuring of the activities of an entity and costs (including for the avoidance of doubt, all costs and expenses relating to the rationalisation, re-branding, start-up, reduction or elimination of product lines, asset or business, redundancy, relocation (including duplicated rent payment), retraining, severance and termination costs and expenses, compliance costs and expenses, closure, business interruption and make good costs, asset relocation costs, actual and opportunity costs not capitalised, consultants’ and recruitment fees, legal fees, special projects, compensation to departing management and head count reduction, and asset write downs and temporary costs associated with transactional services and costs of new personal or other adjustments for sold businesses and creation or reversal of any related provisions (collectively, Restructuring Costs) and reversals of any provisions for such Restructuring Costs;

(b)	disposals (including any gain or loss over or against book value arising in favour of or incurred by a Target Group Member), revaluations or impairment of non-current assets;

(c)	disposals of assets associated with discontinued operations;

(d)	pre-operating expenses;

(e)	costs associated with headquarters move or any expansion costs;

(f)	integration costs following the consummation of the acquisitions (including, but not limited to, audit costs for the first Financial Year following the Closing Date, costs for establishing the customer relationship management system and information system at the Target Group and recruiting costs for the Target Group); and/or

(g)	actual or preparatory costs incurred in connection with any investment, acquisition, disposal, debt or equity financing, litigation, claims, investigations or settlements (and in each case whether or not successful).

Financial Half-Year means the period commencing on the day after one Financial Half-Year Date and ending on the next Financial Half-Year Date.

Financial Half-Year Date means each of 30 June and 31 December.

Financial Year means the annual accounting period of 12 months ending on 31 December in each year.

First Test Date means the date falling on the earlier of (i) the last day of the first Financial Year ending after 12 months from the Initial Utilisation Date and (ii) 31 December 2021.

Project Haven (Founder Financing) -
Facility Agreement

Interest means interest and amounts in the nature of interest paid or payable in respect of any Borrowings including:

(a)	the interest element of Finance Leases (but excluding payments in respect of any capital element);

(b)	discount and acceptance fees payable or incurred;

(c)	fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Borrowings and is issued by a third party on behalf of a Target Group Member;

(d)	repayment premiums payable or incurred; and

(e)	commitment, utilisation and non-utilisation fees payable or incurred,

in each case paid or payable in respect of Borrowings and excluding any agency, arrangement, underwriting, up-front, amendment, consent, waiver fee (including original issue discount) costs or any amortisation thereof, any interest accrued on any indebtedness subordinated to the Bidco Facilities pursuant to the Intercreditor Agreement (as defined in the Bidco Facilities Agreement in its Original Form) or otherwise in a manner reasonably satisfactory to the Facility Agent, any non-cash gains or losses arising in respect of any derivative and any unrealised foreign exchange gains or losses in relation to retranslation of currency debt.

Interest Payable means, in respect of any period, Interest accrued (whether or not paid) in respect of Borrowings of any Target Group Member during such period but excluding interest which is capitalised, pay-in-kind or rolled-up or otherwise not currently payable in cash, Transaction Costs (and amortisation thereof) and any other fees, costs and expenses incurred in connection with the raising of any Borrowings (and any amortisation thereof) and provided further that the amount of accrued Interest shall be stated so as to take into account the effect of any hedging agreements entered into by the Target Group and excluding any interest element on post-employment benefit schemes.

Interest Receivable means in respect of any period, the amount of Interest accrued (whether or not received) due to the Target Group Members during such period (including, without limitation, interest on cash and cash equivalents).

Leverage means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to Adjusted EBITDA in respect of that Relevant Period.

New Borrower Equity means the cash proceeds of fully paid ordinary or non-redeemable preference shares in the Borrower or fully paid redeemable shares in the Borrower with a redemption date at least six Months after the Termination Date, which are issued to the Parent for cash whether prior to the Closing Date, on or after the Closing Date, to the extent the proceeds are not applied on the Closing Date in accordance with the Funds Flow Statement.

New Borrower Shareholder Injections means the aggregate amount of New Borrower Equity and/or New Subordinated Liabilities.

New Subordinated Liabilities means Subordinated Liabilities arising after the Closing Date or arising prior to the Closing Date to the extent the proceeds are not applied on the Closing Date in accordance with the Funds Flow Statement.

Project Haven (Founder Financing) -
Facility Agreement

Pro-rated Cure Amount means the amount which is equal to:

A

—

B

where:

A	means the Borrower Cure Amount; and

B	means the proportion that the total number of Shares held indirectly by the Borrower in the Target bears to the total issued share capital of the Target on the date of the Borrower Cure Amount is received by the Target.

Relevant Period means a period of 12 consecutive months ending on a Test Date (falling on or before the Termination Date) starting with the First Test Date.

Restructuring Costs has the meaning given to it in paragraph (a) of the definition of Exceptional Item.

Test Date means the First Test Date and each 31 December in each Financial Year thereafter.

Total Net Debt means, at any time, the aggregate outstanding principal or capital amount of all Borrowings of the Target Group less all amounts of Cash and Cash Equivalent Investment of the Target Group (other than any CBF Cash (as defined under the Bidco Facilities Agreement in its Original Form)) of the Target and its Subsidiaries.

20.2	Financial condition

The Borrower shall ensure that Leverage in respect of any Relevant Period ending on a Test Date specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Test Date:

Column 1 Test Date	Column 2 Leverage
On the First Test Date	4.50:1
On 31 December 2022	4.00:1
On 31 December 2023	3.50:1
On 31 December of each year thereafter	2.50:1

20.3	Financial testing

(a)	The financial covenants set out in Clause 20.2 (Financial condition) shall be calculated in accordance with the Accounting Principles as used in the preparation of the Base Case Model (as defined in the Bidco Facilities Agreement in its Original Form) as varied in accordance with paragraph (e) of this Clause 20.3 (Financial testing), and tested by reference to each set of the Annual Financial Statements of the Target Group and/or the accompanying Compliance Certificate delivered with those financial statements.

(b)	The financial covenants contained in Clause 20.2 (Financial condition) and the definition of Adjusted EBITDA tested at any time for all purposes in this Agreement shall be calculated to give pro forma effect to any acquisition of an Acquired Entity, any disposal of a Disposed Entity, joint venture, restructuring, reorganisation or cost saving initiative (any such matter or initiatives being Target Group Initiatives) for each applicable Relevant Period (including the portion thereof (or for the entire period) to the extent the Target Group Initiative occurs or has occurred in that Relevant Period) as set out below and by taking into account throughout (without double counting any synergies and cost savings actually achieved) reasonably identifiable and factually supportable synergies and cost savings the Target Group (acting reasonably and as certified in writing by a senior officer of the Target Group) believes to obtain in the 18 month period immediately following the completion of any such Target Group Initiative (to be included for the entire Relevant Period if realisable at any time within that Relevant Period but without double counting any which has been actually realised) (Relevant Synergy) and to give pro forma effect to any related incurrence, assumption or repayments of Financial Indebtedness and for the purposes of any calculation of Adjusted EBITDA:

Project Haven (Founder Financing) -
Facility Agreement

(i)	the aggregate earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA applying mutatis mutandis but on an unconsolidated basis (except to the extent that the entity or business acquired itself has Subsidiaries)) of any Acquired Entity, business or material fixed assets that is acquired from a person other than a Target Group Member during a Relevant Period shall be included for the full Relevant Period (as adjusted by any Relevant Synergy as set out above)) and shall exclude any non-recurring costs and other expenses related to such Target Group Initiative; and

(ii)	the aggregate earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA applying mutatis mutandis but on an unconsolidated basis (except to the extent that the entity or business disposed itself has Subsidiaries)) of any Disposed Entity, business or material fixed asset that is sold to a person other than a Target Group Member during a Relevant Period shall be excluded for the full Relevant Period, as adjusted by any Relevant Synergy as set out above and shall exclude any non-recurring costs and other expenses related to such Target Group Initiative.

(c)	To the extent Leverage or any financial definition contained in this Clause 20 (Financial Covenants) is used as the basis (in whole or part) for permitting any transaction or making any determination under this Agreement (including on a pro-forma basis) at any time after a Test Date, Total Net Debt shall be reduced to take into account any repayment of Financial Indebtedness made on or before the relevant date and shall be increased to take into account any incurrence or assumption of Financial Indebtedness made on or before the relevant date.

(d)	Where any pro forma synergies or cost savings are included in any calculations:

(i)	if the aggregate amount of such pro forma synergies or cost savings taken into account in any applicable calculation are equal to or less than 15 per cent. of the consolidated EBITDA of the Target Group (before taking into account such pro forma synergies or cost savings), those pro forma synergies or cost savings shall be supported by calculations provided by the CEO or CFO of the Target showing in reasonable detail how those synergies or cost savings were calculated; or

(ii)	if the aggregate amount of such pro forma synergies or cost savings taken into account in any applicable calculation are greater than 15 per cent. of the consolidated EBITDA of the Target Group (before taking into account such pro forma synergies or cost savings), those pro forma synergies or cost savings shall be supported by commentary by one of the “Big 4” accountancy firms or other independent reputable accountancy firm or industry specialist with expertise in the relevant industry (or such other firm approved by the Majority Lenders).

Project Haven (Founder Financing) -
Facility Agreement

(e)	For each Relevant Period ending before the first anniversary of the Closing Date:

(i)	it will be assumed that any Borrowings incurred on or after the Closing Date were outstanding on the first day of that Relevant Period; and

(ii)	for the purposes of calculation of EBITDA for that Relevant Period, the actual results of the Target Group for any part of that Relevant Period which elapsed before the Closing Date shall be included (even though Target Group Members were not Target Group Members during that period) and EBITDA shall be calculated as if the Closing Date had occurred at the commencement of that Relevant Period.

(f)	If, on any Test Date or in relation to any Relevant Period ending on a Test Date, the Borrower fails to comply with a requirement of Clause 20.2 (Financial condition), but on a subsequent Test Date or in relation to a Relevant Period ending on a subsequent Test Date, the Borrower does comply with that requirement, any non-compliance with such requirement on such first-mentioned Test Date or in relation to such first-mentioned Relevant Period (and any resulting actual or potential Event of Default) shall be deemed to be waived and remedied for all purposes under the Finance Documents (and shall no longer constitute a Default) unless an Acceleration Event has occurred prior to such subsequent Test Date.

(g)	The headroom levels in respect of the financial undertakings in Clause 20.2 (Financial condition) have been calculated using assumptions in relation to the capital structure and debt at the Closing Date and reasonable assumptions in relation to the interest rate environment. The headroom levels shall be preserved if adjustments to the Base Case Model (as defined in the Bidco Facilities Agreement in its Original Form) are agreed between all the Parties prior to the Closing Date and each Finance Party will agree to any amendment to a Finance Document necessary to reflect that preservation.

(h)	For the purpose of this Clause 20, no item shall be included or excluded or otherwise taken into account more than once in any calculation.

20.4	Exchange rates

(a)	For the purpose of this Clause 20 (other than for the purposes of Total Net Debt), an amount outstanding or repayable on a particular day in a currency other than US$ shall on that day be taken into account in US$ equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Target Group been prepared as at that day in accordance with the Accounting Principles.

(b)	For the purposes of Total Net Debt as at the end of any Relevant Period, the exchange rates used in the calculation of Total Net Debt shall be:

(i)	with respect to any Borrowings (comprised within Total Net Debt) for which any Target Group Member has entered into any Treasury Transaction (relating to currency), the rate at which such Treasury Transaction has been entered into; and

Project Haven (Founder Financing) -
Facility Agreement

(ii)	with respect to any other Borrowings (comprised within Total Net Debt), the exchange rates used for determination of EBITDA for that Relevant Period.

(c)	In respect of any Relevant Period, the exchanges rates used in the determination of EBITDA shall be the weighted average exchange rates for that Relevant Period as determined by the Target in accordance with the Accounting Principles.

20.5	Cure rights

(a)	If the requirements of the financial undertaking in Clause 20.2 (Financial condition) are not met (or would but for this Clause 20.5 not be met) in respect of any Relevant Period (Breach Period), but cash proceeds are received by the Borrower from any New Borrower Shareholder Injection and deposited into the Interest Reserve Account (the Borrower Cure Amount) after the end of that Breach Period but within 20 Business Days following the latest date by which the relevant Compliance Certificate in respect of such Breach Period is required to be delivered (or, if earlier, actually delivered) pursuant to Clause 19.2 (Compliance Certificate), then the financial undertaking in Clause 20.2 (Financial condition) will be tested or, as applicable, retested such that for the purpose of calculating Leverage, the Pro-rated Cure Amount shall be added to the EBITDA of the Target Group for such Breach Period (such adjustment being the EBITDA Cure), or at the Borrower’s election but without double counting, pro forma reduction of Total Net Debt as if such reduction had taken place on the first day of such Breach Period, solely for the purposes of ascertaining compliance with the financial undertakings in Clause 20.2 (Financial condition) and not for any other purpose. If, after giving effect to the adjustments referred to above, the requirements of the financial undertaking in Clause 20.2 (Financial condition) in respect of that Breach Period are met, then such requirements shall be deemed to have been satisfied as at the original date of determination (and as at the Test Date on which such Breach Period ends) as though there had been no failure to comply and any Default or Event of Default occasioned thereby shall be deemed to have been remedied for all purposes under the Finance Documents.

(b)	Any Borrower Cure Amount received by the Borrower in accordance with this Clause 20.5 may exceed the amount required to rectify any breach or non-compliance with the financial undertakings in Clause 20.2 (Financial condition) in respect of any Relevant Period.

(c)	A Borrower Cure Amount may be applied for the purpose of effecting a cure of the financial undertakings in Clause 20.2 (Financial condition) any number of times over the life of the Facility and may be so applied in respect of any consecutive Relevant Periods.

(d)	Any recalculation made under this Clause 20.5 will be solely for the purpose of curing a breach of the financial undertakings in Clause 20.2 (Financial condition) and not for any other purpose and shall not count towards any other permission or usage under the Finance Documents.

Project Haven (Founder Financing) -
Facility Agreement

21	General Undertakings

The undertakings in this Clause 21 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(a)	enable it to perform its obligations under the Finance Documents;

(b)	subject to the Legal Reservations and Perfection Requirements, ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(c)	to own property and carry on its business,

in each case where failure to do so has or would have a Material Adverse Effect.

21.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, where failure to do so would have a Material Adverse Effect.

21.3	Environmental compliance

Each Obligor shall:

(a)	comply with all Environmental Laws; and

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits necessary to conduct its business,

where failure to do so has a Material Adverse Effect.

21.4	Taxation

Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them have been disclosed in its latest financial statements delivered to the Facility Agent under Clause 19.1 (Financial statements); and

(c)	failure to pay those Taxes would not have a Material Adverse Effect.

21.5	Pari passu

Each Obligor shall ensure that, subject to the Legal Reservations, its obligations under the Finance Documents rank at all times pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for creditors whose claims are mandatorily preferred by law applying to companies generally.

Project Haven (Founder Financing) -
Facility Agreement

21.6	No business

Midco shall not (i) trade or carry on any business; or (ii) incur any liability or obligation (actual or contingent, present or future); in each case, other than any Permitted Holdco Activity.

21.7	Change of Business

Each Obligor shall ensure that no material change is made to the general nature of the business of that Obligor from that carried on at the Signing Date other than as a result of a Permitted Disposal.

21.8	Negative pledge

(a)	Subject to paragraph (c) below, none of the Obligors shall create or permit to subsist any Security or Quasi Security over any of its assets (including the Charged Assets).

(b)	The Borrower shall ensure that no Security or Quasi Security is created or permitted to subsist over its shares.

(c)	Paragraph (a) above do not apply to:

(i)	any Security or Quasi Security created under or pursuant to any Finance Document;

(ii)	any netting or set-off arrangement entered into by an Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any lien arising by operation of law and in the ordinary course of trading;

(iv)	any Security or Quasi Security over any accounts held by (i) the Borrower (including the Interest Reserve Account) and (ii) Midco (including the Prepayment Account) in favour of the applicable account holding bank and granted as part of that account holding bank’s standard terms and conditions or account opening and operation mandate;

(v)	(in respect of the Borrower only) any Security or Quasi-Security granted by the Borrower to any bank, custodian or broker over investments, deposits, securities, precious metals and any other assets (other than investments and securities in any Group Member) held by it to secure any obligations and liabilities owed at any time by the Borrower to such bank, custodian or broker in connection with the provision of wealth management services to the Borrower and/or the establishment, maintenance or operation of the custodian, securities and/or brokerage account through which such investments, deposits, securities, precious metals and any other assets are held;

(vi)	any lien that arises over any asset of an Obligor as a result of any debt of an Obligor that is payable but unpaid provided that that debt which is secured by that lien thereby is paid when due (subject to any applicable grace period);

(vii)	any payment or close-out netting or set-off arrangement entered into under a Permitted Treasury Transaction, provided that such arrangements shall not provide for any amount owing to any Obligor to be netted or set off against any obligations or liabilities of any person other than an Obligor;

Project Haven (Founder Financing) -
Facility Agreement

(viii)	any set-off arrangements under any Financial Indebtedness permitted to be incurred under Clause 21.11 (Financial Indebtedness);

(ix)	any Security or Quasi Security over cash paid into an escrow or similar account in connection with a Permitted Disposal or a Permitted Acquisition, including those in favour of any tax, customs or bonding authorities;

(x)	any cash collateral provided in respect of letters of credit or bank guarantees to the issuer of those letters of credit or bank guarantees (where such letters of credit or bank guarantees are issued for the benefit of any Obligor);

(xi)	(in respect of the Borrower and up to and including the Initial Utilisation Date) any Security or Quasi Security provided under and in connection with the UBS Margin Loan Facility;

(xii)	(in respect of the Borrower) any Security arising under or in connection with a hire purchase, conditional sale agreements or other agreements for the acquisition of assets on deferred payment terms in the ordinary course of business, to the extent such Security is granted by the Borrower over assets comprised within or constituted by such arrangements; and

(xiii)	any Security or Quasi Security with the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld).

21.9	Disposals

(a)	Subject to paragraph (b) below, each Obligor shall not, either in a single transaction or in a series of transactions and whether related or not, effect a Disposal of all or any part of the Charged Assets and (in respect of Midco only) any other asset owned by it. For the avoidance of doubt, a payment of cash shall not be deemed as a Disposal of assets.

(b)	Paragraph (a) above does not apply to:

(i)	a Share Disposal provided that:

(A)	any Disposal Proceeds received by Midco from any such Share Disposal shall be applied to prepay the Facility in accordance with paragraph (b) of Clause 7.3 (Disposal of Shares) or,

(B)	to the extent any such Share Disposal result in or constitutes an Exit Event (as defined in paragraph (c) of Clause 7.3 (Disposal of Shares)), the Disposal Proceeds shall be more than or equal to the aggregate of the Secured Liabilities as at the Exit Prepayment Date and all outstanding amounts under the Finance Documents shall be repaid in full by the Borrower in accordance with paragraph (c) of Clause 7.3 (Disposal of Shares);

(ii)	the Disposal of cash standing to the credit of bank accounts of the Borrower (other than the Interest Reserve Account);

(iii)	any Disposal of amounts standing to the credit of the Interest Reserve Account in accordance with Clause 21.14 (Interest Reserve Account);

(iv)	of cash or Cash Equivalent Investments (including by way of realisation) which is not specifically prohibited by the terms of the Finance Documents;

Project Haven (Founder Financing) -
Facility Agreement

(v)	any Disposal required by law or regulation or any order of any government entity made thereunder;

(vi)	any Disposal required or in connection with any Security Document;

(vii)	any Disposal of amounts standing to the credit of (in respect of Midco) the Prepayment Account and (in respect of the Borrower) the Interest Reserve Account for the purpose of application towards mandatory prepayment in accordance with Clause 7.3 (Disposal of Shares) or Clause 7.4 (Dividend Proceeds);

(viii)	any Disposal of a loan between the Borrower and Midco as a result of the conversion of such loan into the equity of the Midco pursuant to paragraph (c) of Clause 21.12 (Acquisitions and investments) and provided that such equity of Midco is subject to Security created under the Midco Share Charge;

(ix)	any Disposal of a loan between the Midco and Company as a result of the conversion of such loan into the equity of the Company pursuant to paragraph (b)(iv) of Clause 21.12 (Acquisitions and investments) or the conversion of any such loan into distributable reserves or any other capitalisation, forgiveness, waiver, release or other discharge of such loan, in each case, on a cashless basis; and

(x)	any disposal with the prior consent of the Majority Lenders or, as required under paragraph (a) of Clause 34.2 (Exceptions), all Lenders (such consent not to be unreasonably withheld).

21.10	Merger

None of the Obligors shall enter into any amalgamation, demerger, merger or corporate reconstruction.

21.11	Financial Indebtedness

(a)	No Obligor shall incur or permit to subsist any Financial Indebtedness.

(b)	Paragraph (a) does not apply to Financial Indebtedness:

(i)	arising under the Finance Documents;

(ii)	(in respect of the Borrower and up to and including the Initial Utilisation Date) arising under the UBS Margin Loan Facility;

(iii)	(in respect of the Borrower and up to and including the Initial Utilisation Date) arising under any credit facilities or banking accommodation made available or continue to be made available by any bank to the Borrower in connection with the provision of wealth management services to the Borrower;

(iv)	(in respect of the Borrower) (A) arising under any Subordinated Loan Document or (B) Financial Indebtedness that is Founder Liabilities or otherwise subordinated to the Facility on terms that are acceptable to the Facility Agent (acting on the instructions of the Majority Lenders);

(v)	made available to Midco by the Borrower (including any loan or credit made available by the Borrower to Midco which is funded from any New Borrower Shareholder Injection);

Project Haven (Founder Financing) -
Facility Agreement

(vi)	arising under, constituting or is part of, a Permitted Treasury Transaction, Permitted Guarantee or Permitted Loan;

(vii)	incurred from any third party for the purpose of refinancing the Facility in full;

(viii)	with the prior consent of the Majority Lenders (such consent shall not be withheld unreasonably).

(c)	Nothing in this Clause 21.11 (Financial Indebtedness) shall prohibit the subsistence of any credit facilities or banking accommodation made available or continue to be made available by any bank to the Borrower from time to time, provided that no amount is or will be outstanding under such credit facilities or banking accommodation at any time after the Initial Utilisation Date.

21.12	Acquisitions and investments

(a)	Subject to paragraph (b) below, Midco shall not:

(i)	invest in or acquire, whether by incorporation or otherwise, any share or stock in or any security issued by any person, or any interest therein or in the capital of any person, or make any capital contribution to any person;

(ii)	invest in or acquire any business, undertaking or going concern (or, in each case, any interest in any of them), or the whole or substantially the whole business of the assets, property or business of any person or any assets that constitute a division or operating unit of the business of any person; or

(iii)	enter into, invest in or acquire any shares, stocks, securities or other interest in any joint venture, consortium, partnership or similar arrangement with or from any person.

(b)	Paragraph (a) above shall not apply to:

(i)	an acquisition of Shares in the Company by Midco pursuant to the Share Subscription Agreement;

(ii)	an acquisition by Midco of additional Shares in the Company provided that the consideration for such acquisition is funded by the Borrower (including by way of a loan or credit or equity injection made available by the Borrower to Midco which is funded by New Borrower Shareholder Injection (a New Midco Shareholder Injection));

(iii)	an acquisition by Midco of additional shares in the Company pursuant to the ESOP Scheme;

(iv)	any acquisition of Shares by Midco following the conversion of a loan between Midco and the Company into the equity of the Company; and

(v)	with the prior consent of the Majority Lenders (such consent shall not be withheld unreasonably).

(c)	The Borrower may acquire additional shares in Midco (including any such acquisition following the conversion of a loan between the Borrower and Midco into the equity of Midco) provided that any such additional shares in Midco so acquired are subject to Security created under the Midco Share Charge.

Project Haven (Founder Financing) -
Facility Agreement

21.13	Loans and guarantees

(a)	Subject to paragraph (b) below, no Obligor shall:

(i)	make any loan, or provide any form of credit or financial accommodation, to any other person; or

(ii)	give or issue, or allow to remain outstanding, any guarantee, indemnity, bond or letter of credit to or for the benefit of any person.

(b)	Paragraph (a) above shall not apply to:

(i)	any Permitted Treasury Transaction;

(ii)	any loan or credit made available:

(A)	by the Borrower to the Parent; or

(B)	by Midco to the Borrower,

in lieu of a Shareholder Distribution to the extent the same would be permitted (but has not been made) under Clause 21.16 (Restricted payments);

(iii)	any loan or credit made available by the Borrower to Midco (including any loan or credit which is funded (directly or indirectly) by New Borrower Shareholder Injection);

(iv)	any loan or credit made available by Midco to the Company which is funded by New Midco Shareholder Injection;

(v)	any loan or credit or guarantees or indemnities which constitutes, is part of or is made under or necessary to implement any Permitted Financial Indebtedness;

(vi)	any loan or credit constituted by any cash credit balance at a bank or other financial institution;

(vii)	guarantees and indemnities given in the ordinary course of business of the Borrower and in the ordinary course, arising out of or in connection with the undertaking of any Permitted Holdco Activity by Midco (other than in respect of any Financial Indebtedness) provided that any guarantees or indemnities being given in connection with any disposal or purchase of any assets are those that are customarily given in respect of the disposal or purchase of such assets;

(viii)	customary guarantees and indemnities given in favour of the applicable account holding bank and given as part of that account holding bank’s standard terms and conditions or account opening and operation mandate;

(ix)	customary indemnities given to professional advisers and consultants;

(x)	guarantees and indemnities given pursuant to or in connection with the Transaction Documents;

Project Haven (Founder Financing) -
Facility Agreement

(xi)	guarantees and indemnities given in favour of directors and officers of any Obligor in respect of their function as such in connection with the performance of their duties to the relevant Obligor;

(xii)	guarantees required by a court, tribunal, arbitral body or agency in connection with arbitration and other legal proceedings not otherwise being an Event of Default; and

(xiii)	with the prior consent of the Majority Lenders (such consent shall not be withheld unreasonably).

21.14	Interest Reserve Account

(a)	The Borrower shall, on or before the Initial Utilisation Date, open and thereafter maintain the Interest Reserve Account.

(b)	On or prior to the Initial Utilisation Date, the Borrower shall deposit amounts in the Interest Reserve Account to ensure that the amount standing to the credit of the Interest Reserve Account is not less than the amount specified in paragraph (a) of the definition of Required IRA Balance as at the date of that deposit. The amount of the Required IRA Balance to be deposited in the Interest Reserve Account on or prior to the Initial Utilisation Date shall be notified by the Facility Agent to the Borrower and the Lenders by the Specified Time.

(c)	From the Initial Utilisation Date up to and including the Termination Date, the Borrower shall maintain a credit balance in the Interest Reserve Account which is no less than the amount specified in paragraph (b) of the definition of Required IRA Balance at any time, provided that (i) any amount representing Disposal Proceeds or Dividend Proceeds and which are transferred into (from the Prepayment Account) and are standing to the credit of the Interest Reserve Account pursuant to Clause 7.3 (Disposal of Shares) or Clause 7.4 (Dividend Proceeds) (as the case may be) and any amount representing a Borrower Cure Amount which are standing to the credit of the Interest Reserve Account pursuant to paragraph (a) of Clause 20.5 (Cure rights); (ii) any amount required to be deposited into the Interest Reserve Account in accordance with paragraph (f) below, shall not be taken into account in determining whether an amount at least equal to the Required IRA Balance is maintained in the Interest Reserve Account.

(d)	The amount deposited in the Interest Reserve Account may exceed the Required IRA Balance at any time.

(e)	If, on the last day of an Interest Period, the amount standing to the credit of the Interest Reserve Account falls below the Required IRA Balance (shortfall) solely as a result of a fluctuation in LIBOR due to the start of a new Interest Period (the relevant last day of an Interest Period being, the Trigger Date), such shortfall will not constitute a breach of this Clause so long as the Borrower deposits sufficient funds into the Interest Reserve Account so as to ensure that the amount standing to the credit of the Interest Reserve Account is not less than the Required IRA Balance as at the Trigger Date within 20 Business Days after the Trigger Date.

(f)	The Borrower shall ensure that on or before the date falling 20 days prior to a Repayment Date specified in Clause 6.1 (Repayment of the Loan(s)), an amount not less than the corresponding Repayment Instalment shall be deposited into the Interest Reserve Account.

Project Haven (Founder Financing) -
Facility Agreement

(g)	The Borrower may withdraw amounts (other than (i) amounts representing Disposal Proceeds and Dividend Proceeds which are deposited into and are standing to the credit of the Interest Reserve Account pursuant to Clause 7.3 (Disposal of Shares) and Clause 7.4 (Dividend Proceeds) (as the case may be) and amounts representing a Borrower Cure Amount which are standing to the credit of the Interest Reserve Account pursuant to paragraph (a) of Clause 20.5 (Cure rights) and (ii) amounts required to be deposited into the Interest Reserve Account in accordance with paragraph (f) above) from the Interest Reserve Account to pay amounts due and payable under Clause 8.2 (Payment of interest) or Clause 11.1 (Arrangement fee).

(h)	The Borrower may withdraw amounts deposited in to the Interest Reserve Account in accordance with paragraph (f) above to pay the corresponding Repayment Instalment due and payable under Clause 6.1 (Repayment of the Loan(s)).

(i)	The Borrower may withdraw amounts from the Interest Reserve Account which represent Disposal Proceeds and Dividend Proceeds which were deposited into the Interest Reserve Account pursuant to Clause 7.3 (Disposal of Shares) and Clause 7.4 (Dividend Proceeds), for the purpose of applying it towards mandatory prepayment in accordance with Clause 7.3 (Disposal of Shares) and Clause 7.4 (Dividend Proceeds).

(j)	The Borrower may withdraw amounts from the Interest Reserve Account which represent the Borrower Cure Amount deposited into the Interest Reserve Account in respect of a Breach Period in accordance with paragraph (a) of Clause 20.5 (Cure rights):

(i)	to pay to the Target (via Midco and the Company) in the form of a New Shareholder Injection (as defined in the Bidco Facilities Agreement in its Original Form) for the purpose of curing any Default or Event of Default (each as defined in the Bidco Facilities Agreement in its Original Form) which arises as a result of a breach of clause 23.2 (Financial conditions) of the Bidco Facilities Agreement in its Original Form in respect of that Breach Period (the Bidco Financial Covenant Default) provided that such Bidco Financial Covenant Default shall be remedied upon (A) receipt of such Borrower Cure Amount by the Target and (B) receipt of any other New Shareholder Injections by the Target, in each case, in accordance with clause 23.5 (Cure rights) of the Bidco Facilities Agreement in its Original Form; or

(ii)	if the Borrower Cure Amount is not applied pursuant to paragraph (i) above within the time period specified in clause 23.5 (Cure rights) of the Bidco Facilities Agreement in its Original Form, to prepay the whole or any part of the Loans in an aggregate amount equal to or less than the Borrower Cure Amount within 5 Business Days of being so requested by the Facility Agent.

(k)	The Borrower may withdraw amounts from the Interest Reserve Account which represent (i) amounts deposited into the Interest Reserve Account prior to the Initial Utilisation Date and/or (ii) proceeds of the Loan, in each case, for the purpose of financing (directly or indirectly) the equity injection by Midco in the Company pursuant to the terms of the Share Subscription Agreement and the Shareholders’ Agreement.

(l)	The Borrower irrevocably authorises the Security Agent to apply the moneys standing to the credit of the Interest Reserve Account towards payment of any accrued interest on any Loan (or, if applicable, Repayment Instalment) that is payable but unpaid under this Agreement if an Event of Default has occurred and is continuing. The Security Agent must notify the Borrower of any such withdrawal promptly upon such withdrawal and, in any event, within two Business Days of any such withdrawal.

Project Haven (Founder Financing) -
Facility Agreement

(m)	The Borrower may apply any amount standing to the credit of the Interest Reserve Account on the Termination Date (or otherwise on any date on which the Facility is to be repaid or prepaid in full) in repayment or prepayment of the Utilisations.

(n)	Except as expressly permitted by this Clause 21.14, no withdrawals from the Interest Reserve Account may be made by the Borrower.

21.15	Shares

(a)	No Obligor shall issue any share to any person.

(b)	Paragraph (a) above shall not apply to:

(i)	the issuance of any shares to the Parent by the Borrower; or

(ii)	the issuance of any shares to the Borrower by Midco, provided that such shares are subject to Security under the Midco Share Charge.

21.16	Restricted payments

(a)	Subject to paragraph (b) below, no Obligor shall make a Shareholder Distribution.

(b)	Paragraph (a) above shall not apply to:

(i)	any Shareholder Distribution by the Midco to the Borrower;

(ii)	the payment of any amounts contemplated under paragraph (b)(ii) of Clause 7.4 (Dividend Proceeds);

(iii)	any Shareholder Distribution by the Borrower to the Parent or its Affiliates (that is not a Group Member) to the extent it is funded out of distribution proceeds received by the Borrower in connection with any of its investments, assets, business and operations (other than any distribution proceeds received which is attributed to its shareholding interest in or other investments in Midco and, indirectly, the Company);

(iv)	any Shareholder Distribution by the Borrower to the Parent as a result of any conversion of any Subordinated Liabilities into distributable reserves or share capital of the Borrower or any other capitalisation, forgiveness, waiver, release or other discharge of those Subordinated Liabilities, in each case on a cashless basis; or

(v)	with the prior consent of the Majority Lenders.

Project Haven (Founder Financing) -
Facility Agreement

21.17	Dividends and upstream payments

To the extent legally possible and within the Group’s commercial interest (determined by the Borrower in its sole discretion) and to the extent permitted under, and subject to the rights and limitations of the Obligors and its Affiliates under, the Bidco Facilities Agreement and the Shareholders’ Agreement, each Obligor shall use its commercially reasonable endeavours to procure that:

(a)	each member of the Group declares and pays dividends and distributions to its direct shareholders in order to enable Company to pay dividends and distributions in an aggregate amount no less than 25 per cent. of the net profits of the Target Group in each Financial Year to its shareholders (including to Midco and for Midco to make a Shareholder Distribution to the Borrower), in each case in the same amount, or if higher, in an amount sufficient for the Company to pay dividends or distributions to Midco to enable Midco to make a Shareholder Distribution to the Borrower to enable the Borrower to pay the aggregate amount of the interest, fees and principal repayment instalments which are due to be payable by the Borrower on the immediately next Repayment Date or the next payment date (as applicable) and to ensure that the Interest Reserve Account maintains an account balance which is at least equal to the Required IRA Balance in accordance with paragraph (c) of Clause 21.14 (Interest Reserve Account); and

(b)	the Company declares and pays dividends and distributions to its direct shareholder pro rata according to the applicable holding of shares or equity interests in the Company (or in a proportion more favourable to Midco).

21.18	Anti-corruption, anti-money laundering and sanctions

(a)	None of the Obligors shall:

(i)	engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Corruption Laws in any respect;

(ii)	engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Money Laundering Laws in any respect; or

(iii)	engage in any transaction that violates any of the applicable prohibitions set forth under any Sanctions in any respect.

(b)	None of the Obligors shall:

(i)	use the proceeds of any Utilisation under the Facility for the purpose of financing any payments that could constitute a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws; or

(ii)	use, lend, contribute or otherwise make any proceeds of any Utilisation available to any Subsidiary, joint venture partner or other person (i) to fund or facilitate any activities or business with any such person, or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by such person (including any person participating in the Loan, whether as underwriter, advisor, investor or otherwise).

(c)	Each Obligor shall ensure that no Sanction Restricted Party will have any property interest in any funds repaid or remitted by any Obligor in connection with the Facility.

(d)	None of the Obligors shall engage in any Sanctionable Activity or knowingly violate applicable Sanctions.

(e)	To the extent an Obligor engages in any business involving Sanction Restricted Parties or Sanctioned Countries, it shall do so without any involvement, directly or indirectly, of any Lender or the Facility and shall maintain policies and procedures designed to prevent such business from violating applicable Sanctions.

Project Haven (Founder Financing) -
Facility Agreement

21.19	Subordination

(a)	Each Subordinated Liability and any liability owed by the Borrower to the Founder in connection with the repayment of the UBS Margin Loan Facility (Founder Liabilities) is subordinate in right of payment to the Secured Liabilities.

(b)	Except as provided in paragraph (c) below, the Borrower must not:

(i)	pay, repay or prepay, make any distribution in respect of, redeem, purchase or defease any Subordinated Liabilities or Founder Liabilities, whether in cash or in kind from any source;

(ii)	allow any Subordinated Liabilities or Founder Liabilities to be discharged or set-off;

(iii)	allow any Subordinated Liabilities or Founder Liabilities to be evidenced by a negotiable instrument;

(iv)	allow to exist or receive the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of any Subordinated Liabilities or Founder Liabilities;

(v)	allow any Subordinated Liabilities or Founder Liabilities to be subordinated to any person other than in accordance with this Agreement; or

(vi)	take or omit to take any action which might impair the priority or subordination achieved or intended to be achieved by this Agreement.

(c)	Notwithstanding paragraph (b) above, the Borrower may:

(i)	do anything prohibited by paragraph (b) above with the prior written consent of the Majority Lenders;

(ii)	make any payments on account of any Subordinated Liabilities or Founder Liabilities to the extent that payment would be a Permitted Payment or otherwise not prohibited under any Finance Documents; or

(iii)	convert any Subordinated Liabilities or Founder Liabilities into distributable reserves or share capital of the Borrower or undertake any other capitalisation, forgiveness, waiver, release or other discharge of those Subordinated Liabilities, in each case on a cashless basis.

(d)	The Borrower shall not agree to amend, waive or release any term of any Subordinated Loan Document or any Founder Loan Documents, except for an amendment which:

(i)	is a procedural, administrative or other similar change;

(ii)	is made solely for the conversion of a Subordinated Liability into share capital of the Borrower; or

(iii)	does not prejudice any Secured Liabilities or Founder Liabilities, any Finance Party or impair the subordination achieved or intended to be achieved by this Agreement.

Project Haven (Founder Financing) -
Facility Agreement

(e)	The Borrower shall promptly provide the Facility Agent with the copies of any Subordinated Loan Documents or any Founder Loan Documents executed after the date of this Agreement after their execution provided that the provision of any such Subordinated Loan Document or Founder Loan Document to the Finance Parties is not restricted pursuant to confidentiality obligation binding on the Borrower.

21.20	Further Assurance

Subject to the terms of the Shareholders’ Agreement, each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify having regard to the rights and restrictions in the Finance Documents (and in such form as the Security Agent may reasonably require in favour of that Security Agent or its nominee(s)):

(a)	to perfect the Security created or intended to be created under or evidenced by the Security Documents or for the exercise of any rights, powers and remedies of that Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(b)	to confer on that Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor (other than any shares in the Company acquired by Midco under paragraphs (b)(ii) to (b)(iv) of Clause 21.12 (Acquisitions and investments)) located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(c)	following the occurrence of an Acceleration Event, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

21.21	Prepayment Account

(a)	Midco shall, on or before the Initial Utilisation Date, open and thereafter maintain the Prepayment Account.

(b)	Midco may not withdraw or transfer any amount standing to the credit of the Prepayment Account other than:

(i)	for the purpose of transferring such amounts into the Interest Reserve Account pursuant to Clause 7.3 (Disposal of Shares) or Clause 7.4 (Dividend Proceeds); and

(ii)	in respect of amounts which have been transferred into the Prepayment Account from the Interest Reserve Account on or about the Initial Utilisation Date for the purpose of financing the equity injection by Midco in the Company pursuant to the terms of the Share Subscription Agreement and the Shareholders’ Agreement.

(c)	Midco irrevocably authorises the Security Agent to apply the moneys standing to the credit of the Prepayment Account towards payment of any amounts payable but unpaid under the Facility in accordance with the terms of this Agreement if an Event of Default has occurred and is continuing. The Security Agent must notify the Borrower of any such withdrawal promptly upon such withdrawal and, in any event, within two Business Days of any such withdrawal.

Project Haven (Founder Financing) -
Facility Agreement

21.22	Conditions concurrent and conditions subsequent

(a)	The Borrower shall, on the Initial Utilisation Date, provide a copy of the agreed form Shareholders’ Agreement together with Midco’s signature page to it, provided that commercially sensitive information may be redacted and provided further that this condition concurrent will be satisfactory to the Facility Agent if the Shareholders’ Agreement is provided in the form received and approved by the Arranger prior to the Initial Utilisation Date as condition precedent pursuant to Schedule 2 (Conditions Precedent) (save for any tidy-up or administrative changes).

(b)	The Borrower shall, on the Closing Date, provide a copy of the duly executed Shareholders’ Agreement to the Facility Agent, provided that commercially sensitive information may be redacted and provided further that this condition subsequent will be satisfactory to the Facility Agent if the Shareholders’ Agreement is substantially the same as that provided pursuant to paragraph (a) above (save for any tidy-up or administrative changes).

(c)	The Borrower shall, on the Closing Date, provide a copy of the resolution of all the holders of the issued shares of the Company immediately prior to the Closing Date, either adopting the Company’s amended and restated memorandum of association and articles of association or otherwise passing special resolutions which remove any restrictions or condition on transfer or registration of transfer of issued shares in it pursuant to enforcement of Security under the relevant Security Documents, substantially in the form received and approved by the Majority Lenders prior to the Initial Utilisation Date as condition precedent pursuant to Schedule 2 (Conditions Precedent) (save for any tidy-up or administrative changes).

21.23	Shareholders’ Agreement

(a)	No Obligor shall amend, vary, novate, supplement, supersede, waive or terminate any term of (i) the Relevant Provisions of the Shareholders’ Agreement to which it is a party in a manner that would be materially prejudicial to interest of the Lenders (taken as a whole) under the Finance Documents or (ii) the provisions relating to the rights and interests of the Founder or Midco under the Shareholders’ Agreement in a manner that would have a Material Adverse Effect, in each case, other than with the prior written consent of the Facility Agent.

(b)	On and from the Closing Date and subject to the terms of the Shareholders’ Agreement, each Obligor shall use its commercially reasonable endeavours to ensure that the Company will not amend its constitutional documents in a manner that would be materially prejudicial to the validity, enforceability or priority of any of the Security created under the Company Share Charge other than with the prior written consent of the Facility Agent.

21.24	Accounts

(a)	Midco must not open or maintain any account other than the Prepayment Account, without the prior written consent of the Facility Agent.

(b)	Without prejudice to any provisions in Clause 7.3 (Disposal of Shares), 7.4 (Dividend Proceeds), 21.14 (Interest Reserve Account), the Borrower shall ensure that the Net Proceeds of any Disposal (directly or indirectly) of any Charged Assets subject to the Midco Share Charge and the Borrower Assignment Agreement shall be directly paid by the purchaser to the Interest Reserve Account upon the Disposal.

Project Haven (Founder Financing) -
Facility Agreement

22	Events of Default

Each of the events or circumstances set out in Clause 22 (Events of Default)) is an Event of Default (save for Clause 22.17 (Acceleration)).

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	the payment is of principal or interest and payment is made within three Business Days of its due date if such failure to pay is caused by administrative or technical error; or

(b)	the payment is of any other amount and payment is made within seven Business Days of its due date.

22.2	Financial covenants

Subject to Clause 20.5 (Cure rights), any requirement of Clause 20 (Financial Covenants) is not satisfied.

22.3	Other obligations

(a)	An Obligor or the Founder does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) or Clause 22.2 (Financial covenants)).

(b)	An Obligor does not comply with any of its obligations under Clause 21.22 (Conditions concurrent and conditions subsequent).

(c)	No Event of Default under paragraph (a) above will occur in respect of any failure to comply if the failure to comply is capable of remedy and is remedied within 30 Business Days of the earlier of (i) the Facility Agent giving notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply.

22.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by any Obligor or the Founder in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur in respect of any misrepresentation if that misrepresentation is capable of remedy and is remedied within 30 Business Days of the earlier of (i) the Facility Agent giving notice to the relevant Obligor of the misrepresentation and (ii) the Borrower becoming aware of such misrepresentation.

22.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period, or is validly declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(b)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

Project Haven (Founder Financing) -
Facility Agreement

(c)	No Event of Default will occur under this Clause 22.5 in respect of any Financial Indebtedness:

(i)	if that Financial Indebtedness constitutes Subordinated Liabilities, Founder Liabilities or is owing to its direct shareholder; or

(ii)	if that Financial Indebtedness is in respect of any derivative transaction which is terminated as a result of an event of default (however described) with respect to any counterparty or a credit support provider for or specified entity of any counterparty rather than with respect to an Obligor.

22.6	Bidco Facilities Agreement

(a)	Any creditor of Bidco under the Bidco Facilities Agreement becomes entitled to declare any Financial Indebtedness under the Bidco Facilities Agreement due and payable prior to its specified maturity date as a result of any Event of Default (under and as defined in the Bidco Facilities Agreement) which is continuing (other than any Event of Default which arises as a result of a breach of clause 23.2 (Financial conditions) of the Bidco Facilities Agreement in its Original Form in respect of one Relevant Period (as defined in the Bidco Facilities Agreement in its Original Form)).

(b)	All or part of the Financial Indebtedness under the Bidco Facilities Agreement is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an Event of Default (under and as defined in the Bidco Facilities Agreement).

22.7	Insolvency

(a)	An Obligor is unable or admits inability to pay its debts as they fall due (excluding, for this purpose, insolvency solely as a result of the value of its balance sheet liabilities exceed the value of its balance sheet assets), suspends or threatens in writing to suspend making payments on its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than any Finance Party) with a view to a general rescheduling of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any Obligor.

22.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other formal procedure or formal step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii)	a composition, compromise, assignment or arrangement by any Obligor with its creditors; or

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of their respective material assets, or any analogous procedure or step is taken in any jurisdiction.

Project Haven (Founder Financing) -
Facility Agreement

(b)	Paragraph (a) above shall not apply to any corporate action, legal proceedings or other procedure which is frivolous or vexatious, or is being contested in good faith, and (in each case) is discharged, stayed or dismissed within 30 Business Days of commencement.

22.9	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Obligor having an aggregate value of US$10,000,000 (or its equivalent) or more, unless such expropriation, attachment, sequestration, distress, execution or process is being contested in good faith or is frivolous or vexatious and, in each case, is discharged, stayed or dismissed within 30 Business Days.

22.10	Unlawfulness and invalidity

(a)	Subject to the Legal Reservation and Perfection Requirements, it is or becomes unlawful for an Obligor or the Founder to perform any of its material obligations under the Finance Documents to which it is a party or any material obligation or material obligations of an Obligor or the Founder under any Finance Documents to which it is a party are not or cease to be legal, valid, binding or enforceable which is materially adverse to the interests of the Lenders under the Finance Documents taken as a whole.

(b)	No Event of Default will occur under paragraph (a) above if such unlawfulness or invalidity is capable of remedy and is remedied within 30 Business Days of the earlier of (i) the Facility Agent giving notice to the Borrower in relation to such unlawfulness or invalidity and (ii) the Borrower becoming aware of such unlawfulness or invalidity.

22.11	Expropriation

The authority or ability of any Obligor to conduct a material part of its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other public authority in relation to any Obligor on all or a substantial part of its assets and such curtailment has or would reasonably be expected to have a Material Adverse Effect.

22.12	Repudiation and rescission of agreements

Subject to the Legal Reservations and Perfection Requirements, an Obligor or the Founder rescinds or repudiates or purports (in writing) to rescind or repudiate or evidences an intention (in writing) to rescind or repudiate a Finance Document to which it is a party.

22.13	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced against any Obligor by any third party which are reasonably likely to be adversely determined against such Obligor and, if so adversely determined, would be reasonably expected to have a Material Adverse Effect.

22.14	Material adverse change

Any other event or circumstance (other than, at any time prior to the time limit for exercising any cure pursuant to Clause 20.5 (Cure rights), any circumstances where it is reasonably likely that any of the financial covenants set out in Clause 20 (Financial Covenants) may not be complied with as at any Test Date or in respect of any Relevant Period) occurs which has a Material Adverse Effect.

Project Haven (Founder Financing) -
Facility Agreement

22.15	Cessation of business

An Obligor suspends or ceases to carry on all or a material part of the business of the Obligor except as a result of a Permitted Disposal and such suspension or cessation has a Material Adverse Effect.

22.16	Audit qualification

The Auditors of Midco, the Company or the Target Group qualify their respective the Annual Financial Statements in respect of Midco, the Company or the Target Group (as the case may be) on the grounds that (a) the information supplied to the Auditors was unreliable or inadequate or (b) they are unable to prepare the financial statements on a going concern basis, and, in either case, such qualification is materially adverse to the interests of the Finance Parties under the Finance Documents (but excluding any qualification by reference to any possible future compliance with or breach of any Finance Documents) provided that an Event of Default will not occur under this Clause 22.16 if: (i) the Auditors state that such qualification is of a minor or technical nature; (ii) the qualification relates to the non-adoption of acquisition accounting in respect of any such Annual Financial Statements or is otherwise in terms or as to issues which, in each case, could not reasonably be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents; or (iii) where the circumstances giving rise to such qualification are capable of remedy and are remedied within 30 Business Days of the date of notification of the qualification by the Auditors to Midco, the Company or the Target (as the case may be).

22.17	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing (but subject to paragraph (b) of Clause 4.2 (Certain Funds Utilisation), the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

23	Changes to the Lenders

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23 (Changes to the Lenders), a Lender (the Existing Lender) may only enter into a Transfer after the Initial Utilisation Date under the Facility with another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

Project Haven (Founder Financing) -
Facility Agreement

23.2	Conditions of Transfers

(a)	On and following the Initial Utilisation Date, the prior written consent of the Borrower (acting in its absolute discretion) is required for a Transfer unless that Transfer is:

(i)	with 10 Business Days’ prior notice to the Borrower, to another Lender in the Facility, that Existing Lender’s Related Fund or Affiliate which is, in each case, a Permitted Transferee;

(ii)	made at a time when a Major Event of Default is continuing; or

(iii)	by the Original Lender under the Facility, provided that the Bidco Facilities have been repaid or refinanced in full.

and provided that the person to which such Transfer is made (either prior to or after the occurrence of an Event of Default) is not a Conflicted Lender, a Defaulting Lender, a Distressed Investor or a Non-Commercial Lender, and, for the avoidance of doubt, this paragraph (a) shall not apply to any Participation that is not a Voting Participation.

(b)	An Existing Lender may not assign or transfer any or all of its rights or obligations under the Finance Documents or change its Facility Office if such assignment or transfer would give rise to a requirement to prepay any Loan (or any part thereof) or cancel any Commitment (or any part thereof) pursuant to Clause 7.1 (Illegality) in relation to the New Lender or such Existing Lender acting through the new Facility Office.

(c)	An assignment or transfer of part of (instead of all of) an Existing Lender's participation in respect of the Facility to a New Lender must be in an amount such that, immediately after such assignment or transfer:

(i)	the amount of that Existing Lender's remaining participation (when aggregated with its Affiliates' and Related Funds' participation) in respect of Commitment and/or the Loan(s) in respect of the Facility is a minimum amount of US$50,000,000; and

(ii)	the amount of that New Lender's participation (when aggregated with its Affiliates' and Related Funds' participation) in respect of Commitment and/or the Loan(s) in respect of the Facility is a minimum amount of US$50,000,000, or such lesser amount with the prior written consent of the Borrower.

(d)	An Existing Lender shall, simultaneously with the assignment or transfer by it of rights and/or obligations under this Agreement to a New Lender, assign to that New Lender a proportionate share of the rights held by it (in its capacity as Lender) under or in connection with the other Finance Documents.

(e)	An assignment by an Existing Lender to a New Lender will only be effective on:

(i)	receipt by the Facility Agent (whether in the applicable Assignment Agreement or otherwise) of written confirmation from such New Lender (in form and substance satisfactory to the Facility Agent) that such New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was the Original Lender; and

(ii)	the performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to such New Lender, the completion of which the Facility Agent shall promptly notify to such Existing Lender and such New Lender.

Project Haven (Founder Financing) -
Facility Agreement

(f)	A transfer by an Existing Lender to a New Lender will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with in respect of such transfer.

(g)	If:

(i)	an Existing Lender assigns or transfers any of its rights or obligations under the Finance Documents to a New Lender or a Lender changes its Facility Office; and

(ii)	as a result of circumstances existing at the date such assignment, transfer or change occurs, an Obligor would be obliged to make a payment to such New Lender or such Lender acting through its new Facility Office under Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased Costs),

then such New Lender or such Lender acting through its new Facility Office is not entitled to receive any payment under that Clause in excess of the payment that Obligor would have been required to pay to such Existing Lender or such Lender acting through its previous Facility Office under that Clause if that assignment, transfer or change had not occurred.

(h)	Without prejudice to paragraph (b) of Clause 16.1 (Transaction expenses), if an Existing Lender assigns or transfers any of its rights or obligations under the Finance Documents to a New Lender, (A) such Existing Lender shall (unless agreed with such New Lender) bear its own fees, costs and expenses in connection with, or resulting from, such assignment or transfer (including any legal fees, taxes, notarial and security registration or perfection fees) and (B) no Obligor will be required to pay to or for the account of such New Lender, or reimburse or indemnify such New Lender for, any fees, costs, Taxes, expenses, indemnity payments, Tax Payments, Increased Costs or other payments under a Finance Document in excess of what that Obligor would have been required to pay to such Existing Lender immediately prior to such transfer or assignment being effected, provided that, notwithstanding the foregoing:

(i)	the Borrower shall pay such New Lender in full any amount expressed to be payable by it to such New Lender under Clause 16.3 (Enforcement and preservation costs); and

(ii)	in respect of costs, fees and expenses only, the amount thereof payable or reimbursable shall be calculated by reference to the amount of such costs, fees and expenses which such Obligor is able to demonstrate it would have been required to pay to such Existing Lender immediately prior to such transfer or assignment being effected.

(i)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that each of the Facility Agent and the Security Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with any Finance Document on or prior to the date on which the applicable transfer or assignment to such New Lender becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the applicable Existing Lender would have been had it remained a Lender.

Project Haven (Founder Financing) -
Facility Agreement

(j)	If any assignment or transfer by a Lender of its rights and/or obligations under any Finance Document is executed and purported to have effect in breach of the provisions in any Finance Document, that assignment or transfer shall be void and deemed not to have occurred and the right to vote in respect of any of the Commitment and/or participation in any Loan the subject thereof shall be suspended and such Commitment and participation shall be ignored in determining decisions requiring a vote by some or all of the Lenders, or a class or group of them, until such time as the provisions of the Finance Documents shall have been complied with.

(k)	Notwithstanding any other provision in this Clause 23, if prior to the Initial Utilisation Date an Existing Lender transfers in accordance with this Clause 23, such Existing Lender shall remain on risk and liable to fund any amount which any New Lender (or subsequent New Lender), following such Transfer is obliged to fund on any Utilisation Date, but has failed to fund on that date, as if such Transfer never occurred.

23.3	Assignment or transfer fee

Unless the Facility Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender or (ii) to a Related Fund of a Lender, a New Lender shall, on the date upon which an assignment or transfer by an Existing Lender to such New Lender takes effect, pay to the Facility Agent (for its own account) a fee of US$5,000.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other Group Member of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to each Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by any Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

Project Haven (Founder Financing) -
Facility Agreement

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses, directly or indirectly, incurred by such New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

23.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of Transfers), a transfer by an Existing Lender of its rights and obligations under this Agreement to a New Lender is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by such Existing Lender and such New Lender. The Facility Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by an Existing Lender and a New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender (the subject of such Transfer Certificate) and, if any New Lender is not a FATCA Exempt Party, the Facility Agent has provided its approval of such transfer.

(c)	On the Transfer Date relating to a transfer by an Existing Lender of its rights and obligations under this Agreement to a New Lender:

(i)	to the extent that in the Transfer Certificate (in respect of that transfer) that Existing Lender seeks to transfer by novation its rights and obligations under this Agreement, each of the Obligors and that Existing Lender shall be released from further obligations towards one another under this Agreement and their respective rights against one another under this Agreement shall be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Obligors and that New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and that New Lender have assumed and/or acquired the same in place of that Obligor and that Existing Lender;

(iii)	the Facility Agent, the Arranger, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had that New Lender been the Original Lender with the rights, and/or obligations acquired or assumed by it as a result of that transfer and to that extent the Facility Agent, the Arranger, the Security Agent and that Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	that New Lender shall become a Party as a Lender.

Project Haven (Founder Financing) -
Facility Agreement

23.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of Transfers), an assignment by an Existing Lender of its rights under any Finance Document to a New Lender may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by that Existing Lender and that New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by an Existing Lender and a New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender (the subject of such Assignment Agreement) and, if any New Lender is not a FATCA Exempt Party, the Facility Agent has provided its approval of such assignment.

(c)	On the Transfer Date relating to any assignment by an Existing Lender of its rights under any Finance Document to a New Lender:

(i)	that Existing Lender will assign absolutely to that New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement relating to such assignment;

(ii)	that Existing Lender will be released from the obligations (the Relevant Obligations) expressed to be the subject of the release in such Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	that New Lender shall become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.

(d)	A Lender may utilise procedures other than those set out in this Clause 23.6 to assign its rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 23.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by such Lender nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 23.2 (Conditions of Transfers).

23.7	The Register

The Facility Agent, acting for this purpose as the agent of the Obligors, shall maintain at its address referred to in Clause 30.2 (Addresses):

(i)	each Transfer Certificate referred to in Clause 23.5 (Procedure for transfer), each Assignment Agreement referred to in Clause 23.6 (Procedure for assignment) delivered to and accepted by it; and

(ii)	with respect to the Facility, a register for the recording of the names and addresses of the Lenders and the Commitment of, and principal amount owing to, each Lender from time to time (the Register) under such Facility, which may be kept in electronic form.

Project Haven (Founder Financing) -
Facility Agreement

The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Facility Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Facility Agent shall provide the Borrower with a copy of the Register within five Business Days of request.

(b)	Each party to this Agreement irrevocably authorises the Facility Agent to make the relevant entry in the Register (and which the Facility Agent shall do promptly) on its behalf for the purposes of this Clause 23.7 without any further consent of, or consultation with, such Party.

(c)	The Facility Agent shall, upon request by an Existing Lender (as defined in Clause 23.1 (Assignments and transfers by the Lenders)) or a New Lender, confirm to that Existing Lender or New Lender whether a transfer or assignment from that Existing Lender or (as the case may be) to that New Lender has been recorded on the Register (including details of the Commitment of that Existing Lender or New Lender in the Facility).

23.8	Copy of Transfer Certificate, Assignment Agreement

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement send to the Borrower a copy of that Transfer Certificate, Assignment Agreement.

23.9	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for that Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to that Lender under the Finance Documents.

24	Changes to the Obligors

24.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Project Haven (Founder Financing) -
Facility Agreement

25	Role of the Facility Agent, the Security Agent and the Arranger

25.1	Appointment of the Facility Agent and the Security Agent

(a)	The Arranger and each Lender appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party appoints the Security Agent to act as security agent under and in connection with the Finance Documents.

(c)	The Arranger and each Lender authorises the Facility Agent and the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Facility Agent and the Security Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Without prejudice to Clause 23.8 (Copy of Transfer Certificate, Assignment Agreement), paragraph (a) above shall not apply to any Transfer Certificate.

(c)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(e)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Security Agent, the Facility Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Facility Agent shall promptly send to the Security Agent such certification as the Security Agent may require pursuant to paragraph 7 (Basis of distribution) of Schedule 8 (Security Trust Provisions).

(g)	The Facility Agent shall provide to the Borrower as soon as practicable following a request by the Borrower (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents.

Project Haven (Founder Financing) -
Facility Agreement

(h)	The duties of the Facility Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature. Neither the Facility Agent nor the Security Agent shall have any other duties save as expressly provided in the Finance Documents to which it is party.

25.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	Role of the Security Agent

The Security Agent shall not be an agent of any Obligor under or in connection with any Finance Document.

25.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent, the Security Agent (except as expressly provided in Schedule 8 (Security Trust Provisions)) or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent, the Security Agent (except as expressly provided in Schedule 8 (Security Trust Provisions) or in any Security Document) nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.6	Business with the Obligors and the Group

The Facility Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any Group Member or any of its Affiliates.

25.7	Rights and discretions of the Facility Agent and the Security Agent

(a)	The Facility Agent and the Security Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders or, as the case may be, as security agent for the Finance Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	Each of the Facility Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

Project Haven (Founder Financing) -
Facility Agreement

(d)	Each of the Facility Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent, the Security Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(g)	Notwithstanding any provision of any Finance Document to the contrary, neither the Facility Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

25.8	Majority Lenders' instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent and the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent or Security Agent, as the case may be, in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent or Security Agent. as the case may be) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	Each of the Facility Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Facility Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	Neither the Facility Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

25.9	Responsibility for documentation

Neither the Facility Agent, the Security Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arranger, the Security Agent, the Borrower or any other person given in or in connection with any Finance Document;

Project Haven (Founder Financing) -
Facility Agreement

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.10	No duty to monitor

Neither the Facility Agent nor the Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

25.11	Exclusion of liability

(a)	Without limiting paragraph (b) below, neither the Facility Agent nor the Security Agent will be liable for any action taken by it, or for omitting to take action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the Facility Agent or the Security Agent in respect of any claim it might have against the Facility Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent or the Security Agent may rely on this Clause 25 subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Ordinance.

(c)	Neither the Facility Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent, the Security Agent or the Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent, the Security Agent or the Arranger.

25.12	Lenders' indemnity to the Facility Agent and the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent and the Security Agent, within five Business Days of demand, against any cost, loss or liability incurred by the Facility Agent or the Security Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Facility Agent or, as the case may be, Security Agent under the Finance Documents (unless the Facility Agent or, as applicable, the Security Agent has been reimbursed by the Borrower pursuant to a Finance Document).

Project Haven (Founder Financing) -
Facility Agreement

25.13	Resignation of the Facility Agent or the Security Agent

(a)	The Facility Agent or the Security Agent may resign and appoint one of its Affiliates (acting through an office in Hong Kong) as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Facility Agent or the Security Agent may resign by giving 30 days' notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent or, as the case may be, Security Agent provided that such Facility Agent or Security Agent is a Qualified Lender.

(c)	If the Majority Lenders have not appointed a successor Facility Agent or, as the case may be, Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Facility Agent or, as the case may be, Security Agent (after consultation with the Borrower) may appoint a successor Facility Agent or, as the case may be, the Security Agent.

(d)	The retiring Facility Agent or the Security Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Facility Agent or Security Agent under the Finance Documents.

(e)	The resignation notice of the Facility Agent or the Security Agent shall only take effect upon the appointment of a successor and, in the case of the Security Agent, upon the transfer of all of the Charged Assets to that successor.

(f)	Upon the appointment of a successor, the retiring Facility Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent or, as the case may be, the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent or, as the case may be, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Borrower.

(h)	The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents:

(i)	the Facility Agent fails to respond to a request under Clause 12.8 (FATCA Information) and the Borrower or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

Project Haven (Founder Financing) -
Facility Agreement

(ii)	the information supplied by the Facility Agent pursuant to Clause 12.8 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Borrower and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Facility Agent, requires it to resign.

25.14	Confidentiality

(a)	The Facility Agent (in acting as agent for the Lenders) and the Security Agent (in acting as security agent for the Finance Parties) shall be regarded as acting through their respective agency or security agency division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent or, as the case may be, the Security Agent, it may be treated as confidential to that division or department and the Facility Agent or, as the case may be, the Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent, the Security Agent nor the Arranger are obliged to disclose to any person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of any contractual or fiduciary duty.

25.15	Relationship with the Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(ii) of Clause 30.6 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

Project Haven (Founder Financing) -
Facility Agreement

25.16	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Borrower and the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.17	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.18	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent or the Security Agent under the Finance Documents the Facility Agent or the Security Agent (as the case may be) may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent or the Security Agent (as the case may be) would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.19	Currency Conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency (the first currency) to another (the second currency), at the Security Agent's spot rate of exchange for the purchase of the second currency with the first currency at or about 11:00 a.m. on a particular day.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

Project Haven (Founder Financing) -
Facility Agreement

25.20	Security trust provisions

The provisions of Schedule 8 (Security Trust Provisions) shall bind each Party.

26	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27	Sharing Among the Finance Parties

27.1	Payments to Finance Parties

Subject to paragraph (b) below, if a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment Mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.6 (Partial payments).

27.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 28.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

27.3	Recovering Finance Party's rights

On a distribution by the Facility Agent under Clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

Project Haven (Founder Financing) -
Facility Agreement

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 27, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28	Payment Mechanics

28.1	Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor (subject to Clause 28.10 (Payments to the Security Agent)) or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the currency of such place and in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

28.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor), Clause 28.4 (Clawback) and Clause 28.10 (Payments to the Security Agent)) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of the currency of that payment.

Project Haven (Founder Financing) -
Facility Agreement

28.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor referred to below or in accordance with Clause 29 (Set-Off)) apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

28.5	Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, a Party which is required to make a payment under the Finance Documents to the Facility Agent for the account of any person in accordance with Clause 28.1 (Payments to the Facility Agent) may instead either pay that amount direct to such person or pay that amount to an interest-bearing account held with an Approved Bank within the meaning of paragraph (a) of the definition of Approved Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Party making that payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties). In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 28.5 shall be discharged of the relevant obligation to make that payment under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of that trust account.

(d)	A Paying Party that has made a payment to a trust account (on account of any amount payable by such Paying Party to a Receiving Party) shall, promptly upon request by that Recipient Party and to the extent that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom that trust account is held to transfer such amount so paid into and held in such account (together with any accrued interest thereon) to that Recipient Party.

Project Haven (Founder Financing) -
Facility Agreement

28.6	Partial payments

(a)	If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents from an Obligor that is insufficient to discharge all the amounts then due and payable by that Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent and the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) to (b) above will override any appropriation made by an Obligor.

28.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum pursuant to paragraph (a) above, interest is payable on such principal or Unpaid Sum at the rate payable on the original due date.

28.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, US$ is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated pursuant to this Agreement on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which that interest is payable was denominated pursuant to this Agreement when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which such costs, expenses or Taxes are incurred.

Project Haven (Founder Financing) -
Facility Agreement

(e)	Any amount expressed to be payable in a currency other than US$ shall be paid in that other currency.

28.10	Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Agent may require:

(a)	the Borrower to pay all sums due under any Finance Document; or

(b)	the Facility Agent to pay all sums received or recovered from the Borrower under any Finance Document,

in each case as the Security Agent may direct for application in accordance with the terms of the Security Documents or Schedule 8 (Security Trust Provisions).

28.11	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower ) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect that change in currency.

28.12	Disruption to payment systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

Project Haven (Founder Financing) -
Facility Agreement

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

(e)	the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.12; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

29	Set-Off

Following an Acceleration Event, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If such obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of that set-off.

30	Notices

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents by one Party to another Party shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Obligors, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as that Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.

Project Haven (Founder Financing) -
Facility Agreement

30.3	Delivery

(a)	Any communication or document made or delivered by one Party to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or the relevant Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's or Security Agent’s signature below (or any substitute department or officer as the Facility Agent or Security Agent shall specify for this purpose).

(c)	Subject to Clause 30.5 (Communication when Agent is Impaired Agent), all notices from or to an Obligor under or in connection with any Finance Document shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 30.3 will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

30.5	Communication when Agent is Impaired Agent

If the Facility Agent is an Impaired Agent, (a) the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (b) (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed to replace such Impaired Agent.

Project Haven (Founder Financing) -
Facility Agreement

30.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that these two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties;

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any such electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.8	USA Patriot Act

Each Lender that is subject to the requirements of the USA Patriot Act of 2001 (the US Patriot Act) hereby notifies each Obligor that, pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

31	Calculations and Certificates

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

Project Haven (Founder Financing) -
Facility Agreement

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

34	Amendments and Waivers

34.1	Required consents

(a)	Subject to Clause 34.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

(c)	Without prejudice to the generality of paragraph (c) of Clause 25.7 (Rights and discretions of the Facility Agent and the Security Agent), the Facility Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any Request under the Finance Documents.

(d)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 34 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of any or all of the Obligors.

34.2	Exceptions

(a)	Subject to Clause 34.3 (Structural Adjustment), an amendment, waiver of or (in the case of a Security Document) a consent of, or in relation to any term of any Finance Document that has the effect of changing or which relates to:

(i)	the definition of Change of Control, Majority Lenders or Structural Adjustment in Clause 1.1 (Definitions);

(ii)	a change to the Borrowers or Obligors (in each case without prejudice to the provisions in this Agreement regarding release of guarantees and Transaction Security) other than in accordance with Clause 24 (Changes to the Obligors);

Project Haven (Founder Financing) -
Facility Agreement

(iii)	any provision which expressly requires the consent of all the Lenders;

(iv)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders), Clause 27 (Sharing Among the Finance Parties), this Clause 34, Clause 37 (Governing Law) or Clause 38.1 (Jurisdiction); or

(v)	the release of any Security created pursuant to any Security Documents or of any Charged Assets (except as provided in any Finance Documents);

(vi)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of the Transaction Security or the manner in which the proceeds of enforcement of the Transaction Security are distributed;

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver that relates in any material respect to the rights or obligations of the Facility Agent, the Arranger or the Security Agent may not be effected without the consent of the Facility Agent, the Arranger or the Security Agent.

(c)	Any Lender may (with the prior consent of the Borrower) elect to:

(i)	waive all or part of its share of any prepayment to be made in accordance with Clause 7.3 (Disposal of Shares), Clause 7.4 (Dividend Proceeds) or Clause 7.8 (Voluntary prepayment of Loan), in which case, the waived prepayment amount will be applied in prepayment pro rata between the other Lenders participating in the Loan(s) (as the case may be) to be prepaid and/or retained by the Obligors and may be applied as the Borrower shall determine (in its sole discretion); or

(ii)	extend the date for payment of any amount payable to it (including any date for repayment of its share of any Repayment Instalment or any Loan, including upon maturity thereof), in each case without the consent of any other Lender; or

(iii)	agree that a cancellation of Commitments (in respect of the Facility) will not reduce its Commitment rateably with other Lenders.

(d)	Mandatory prepayments which may become payable pursuant to Clause 7 (Prepayment and Cancellation) but which have not yet accrued or which have not yet become due can be waived with the approval of the Majority Lenders, provided that, in the case of prepayment pursuant to Clause 7.2 (Change of Control), the right of a Lender to that prepayment may only be waived with the consent of that Lender.

(e)	The Facility Agent may agree with the Borrower at any time any amendment to or modification of a Finance Document which is minor or technical in nature or which is necessary to correct a manifest error.

(f)	Any determination by the Facility Agent or the Security Agent in relation to whether the documents and other evidence listed in or referred to in Schedule 2 (Conditions Precedent) has been delivered to it in a satisfactory form and substance or in connection with the granting of Security under the Security Documents shall be made on the instructions of the Majority Lenders (in each case acting reasonably) and the Facility Agent's or the relevant Security Agent's confirmation as to the satisfactory nature of such conditions, and the Majority Lenders' instruction of such satisfaction, will not be unreasonably withheld or delayed, and shall at all times be made subject to the terms of any confirmation given by the Arranger or referred to in any conditions precedent satisfaction letter issued by the Facility Agent, which shall bind each Finance Party.

Project Haven (Founder Financing) -
Facility Agreement

34.3	Structural Adjustment

If any amendment, waiver or consent is a Structural Adjustment, that amendment, waiver or consent may be made with the consent of the Borrower and:

(a)	each Lender that assumes a commitment or an increased commitment in the relevant additional tranche or facility or whose commitment is being increased, extended or redenominated or to whom any amount is due and payable which is being reduced, deferred or redenominated pursuant to such Structural Adjustment (as the case may be) (the Participating Lender); and

(b)	the Majority Lenders (for which purpose the existing Commitments of each Participating Lender will be taken into account, together with the Commitments of the other Lenders).

34.4	Replaceable Lender

If at any time any Lender is or becomes a Replaceable Lender, then the Borrower may at any time (at the cost of the Borrower ) whilst that Lender continues to be a Replaceable Lender:

(a)	on three Business Days' prior written notice to the Facility Agent and such Replaceable Lender, replace such Replaceable Lender by requiring such Replaceable Lender to (and, to the extent permitted by law, such Replaceable Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders):

(i)	in the case of any Replaceable Lender other than a Non-Consenting Lender, all (and not part only) of its rights and obligations under this Agreement; or

(ii)	in the case of any Non-Consenting Lender, such portion of its rights and obligations under this Agreement that corresponds to the portion of its Commitment(s) (in respect of which it has not exercised the votes attributable thereto to consent to the applicable decision, waiver, amendment or consent referred to in the definition of Non-Consenting Lender, including where it has exercised such votes to reject such decision, waiver, amendment or consent), to a Lender or another person selected by the Borrower (a Replacement Lender) and which confirms its willingness to assume and does assume all the obligations of such transferring Replaceable Lender (or, in the case of paragraph (a)(ii)  all of the obligations of such transferring Replaceable Lender that corresponds to the Commitment(s) specified in paragraph (a)(ii)  in accordance with Clause 23 (Changes to the Lenders) (including the assumption of such transferring Replaceable Lender's participation in the Facility on the same basis as such transferring Replaceable Lender) for a purchase price in cash payable at the time of such transfer in an amount equal to (A) the outstanding principal amount of such Replaceable Lender's participation in the outstanding Utilisation(s) (to be so transferred) and all accrued interest and/or Break Costs and other amounts payable in relation thereto in favour of such transferring Replaceable Lender under the Finance Documents (without any other premium or penalty) or (B) such lesser amount agreed between the Borrower, such Replaceable Lender and such Replacement Lender; or

Project Haven (Founder Financing) -
Facility Agreement

(b)	(in the case of any Replaceable Lender other than an Illegal Lender) give the Facility Agent notice of the cancellation of the Commitment(s) of that Replaceable Lender and its intention to procure the repayment of that Replaceable Lender's participation in the Utilisation(s) (a Cancellation Notice).

34.5	Conditions of replacement of a Replaceable Lender

(a)	The replacement of a Replaceable Lender pursuant to paragraph (a) of Clause 34.4 (Replaceable Lender) shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Facility Agent or the Security Agent;

(ii)	neither the Facility Agent nor such Replaceable Lender nor any other Finance Party shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	in no event shall such Lender replaced under this Clause 34.5 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	such Replaceable Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) of Clause 34.4 (Replaceable Lender) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(b)	A Replaceable Lender shall perform the checks described in paragraph (a)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) of Clause 34.4 (Replaceable Lender) above and shall notify the Facility Agent and the Borrower when it is satisfied that it has complied with those checks.

34.6	Cancellation and repayment of a Replaceable Lender (other than an Illegal Lender)

In the case where the Borrower gives a Cancellation Notice in respect of a Replacement Lender pursuant to paragraph (b) of Clause 34.4 (Replaceable Lender):

(a)	upon such Cancellation Notice becoming effective (as specified in such Cancellation Notice), the Commitment of that Replaceable Lender in respect of the Facility shall immediately be reduced to zero; and

(b)	to the extent that such Replaceable Lender's participation in a Utilisation has not been transferred pursuant to paragraph (a) of Clause 34.4 (Replaceable Lender), the Borrower shall, on the last day of the first Interest Period (relating to such Utilisation) which ends after the Borrower delivered such Cancellation Notice (or, if earlier, the date specified by the Borrower in that Cancellation Notice) repay that Replaceable Lender's participation in such Utilisation together with all interest thereon and other amounts accrued under the Finance Documents in relation thereto (together with Break Costs and other amounts payable).

34.7	Disenfranchisement of Conflicted Lenders, Defaulting Lenders and Non-Responding Lenders

(a)	In ascertaining the Majority Lenders or whether the agreement of Lender(s) holding any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or the Commitments (in respect of the Facility) has been obtained to approve any Request, the Commitment (in respect of the Facility) of any Conflicted Lender, any Defaulting Lender and any Non-Responding Lender will be deemed to be zero and its status as a Lender ignored.

Project Haven (Founder Financing) -
Facility Agreement

(b)	For the purposes of this Clause 34.7, the Facility Agent may assume that the following Lenders are Conflicted Lenders or Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Conflicted Lender or a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender or paragraphs (a), (b) or (c) of the definition of Conflicted Lender has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that such Lender has ceased to be a Conflicted Lender or a Defaulting Lender.

35	Confidentiality

35.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom such Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient of such Confidential Information is subject to professional obligations to maintain the confidentiality of such Confidential Information or is otherwise bound by requirements of confidentiality in relation to such Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any Participation and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

Project Haven (Founder Financing) -
Facility Agreement

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.9 (Security over Lenders' rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Borrower,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom such Confidential Information is to be given has entered into a Confidentiality Undertaking and such Confidentiality Undertaking has been duly executed by all parties to it and (unless an Event of Default has occurred and is continuing) delivered to the Borrower prior to the provision of any Confidential Information, except that there shall be no requirement for a Confidentiality Undertaking if the recipient of such Confidential Information is a professional adviser and is subject to professional obligations to maintain the confidentiality of such Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom such Confidential Information is to be given has entered into a Confidentiality Undertaking and such Confidentiality Undertaking has been duly executed by all parties to it and (unless an Event of Default has occurred and is continuing) delivered to the Borrower prior to the provision of any Confidential Information, or is otherwise bound by requirements of confidentiality in relation to such Confidential Information it receives and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom such Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

Project Haven (Founder Financing) -
Facility Agreement

provided that unless a Confidentiality Undertaking has been entered into between such Finance Party and the relevant potential New Lender to which such Finance Party is proposing to assign or transfer any or all of its rights and/or obligations under any Finance Document, that assignment or transfer to that potential New Lender shall not be effective;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if such service provider to whom such Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and that Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if such rating agency to whom such Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

35.3	Entire agreement

This Clause 35 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.5	Continuing obligations

The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

Project Haven (Founder Financing) -
Facility Agreement

36	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37	Governing Law

This Agreement is governed by laws of Hong Kong.

38	Enforcement

38.1	Jurisdiction

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 38.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(i)	irrevocably appoints China Classified Information Corporation Limited with its registered office at 11/F, 133 Wai Yip Street, Kwun Tong, Hong Kong (or such other registered office as each Obligor may notify to the Facility Agent in writing after the Signing Date) as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify any Obligor of the process will not invalidate the proceedings concerned.

(iii)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within 10 days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement and executed as a deed by each Obligor and is intended to be and is delivered by them as a deed on the date specified above.

Project Haven (Founder Financing) -
Facility Agreement

Schedule 1
The Original Lenders

Name of Original Lender	Commitment
Shanghai Pudong Development Bank Co., Ltd. Shanghai Branch (上海浦东发展银行股份有限公司上海分行)	US$300,000,000

Total Commitments:	US$300,000,000

Project Haven (Founder Financing) -
Facility Agreement

Schedule 2

Conditions Precedent

1.	The Obligor and the Company

(a)	A copy of (i) the constitutional documents of each Obligor and the Company (being its memorandum of association, articles of association and certificate of incorporation (including any change of name (if any)); (ii) the statutory registers (being the register of directors, register of members, (in case of each Obligor) register of charges (if any) and (in case of the Company) register of mortgages and charges); (iii) a certificate of incumbency issued by its registered agent in the British Virgin Islands of each Obligor; and (iv) a certificate of good standing issued by the Registrar of Companies in the Cayman Islands of the Company.

(b)	A copy of the written resolutions of the board of directors (or an equivalent body) of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certificate of an Authorised Signatory of each Obligor:

(i)	certifying that each copy document relating to it and (in the case of Midco only) the Company specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signing Date; and

(ii)	(in the case of each Obligor only) confirming that borrowing, guaranteeing or securing, as applicable, the Total Commitments would not cause any borrowing, guaranteeing or securing or similar limit binding on that Obligor to be exceeded;

(iii)	(in the case of Midco only) attaching a copy of the resolution of all the holders of its issued shares approving the terms of, and the transactions contemplated by, the Finance Documents to which Midco is a party; and

(iv)	(in the case of Midco only and if applicable) attaching a stamped copy of the amended and restated memorandum of association and articles of association of it duly filed with the Registrar of Corporate Affairs in the British Virgin Islands, or a stamped copy of the resolution of all the holders of its issued shares duly filed with the Registrar of Corporate Affairs in the British Virgin Islands passing special resolutions, which remove any restrictions or condition on transfer or registration of transfer of issued shares in it pursuant to enforcement of Security under the relevant Security Documents.

Project Haven (Founder Financing) -
Facility Agreement

(e)	An agreed form of the resolution to be passed by all the holders of the issued shares of the Company (immediately prior to the Closing Date), either adopting the Company’s amended and restated memorandum of association and articles of association or otherwise passing special resolutions which remove any restrictions or condition on transfer or registration of transfer of issued shares in it pursuant to enforcement of Security under the relevant Security Documents.

(f)	A certificate of a director of the Borrower confirming that each of the conditions to the subscription of shares under the Share Subscription Agreement have been or will be satisfied (or waived, where such waiver is not materially adverse to the interests of the Finance Parties (taken as a whole, acting reasonably)) prior to or on the Closing Date (other than payment of the subscription price under the Share Subscription Agreement or any other matter or condition which by their terms cannot be satisfied until the consummation of the Merger or following the Merger or to the extent it is not reasonably likely to materially and adversely affect the interests of the Lenders or with the consent of the Facility Agent (acting on the instruction of the Majority Lenders, such consent not to be unreasonably withheld or delayed).

2.	Financing Documents

A copy of each of the following Finance Documents:

(a)	this Agreement; and

(b)	the Fee Letter.

3.	Security

(a)	A copy of each of:

(i)	the Borrower Assignment Agreement;

(ii)	the Midco Share Charge;

(iii)	the Company Share Charge;

(iv)	the Midco Debenture;

(v)	the Borrower Account Charge; and

(vi)	the Midco Account Charge,

each duly executed by the Parties thereto.

(b)	Any other document, evidence or deliverable required to be evidenced and/or delivered to the Facility Agent or the Security Agent prior to the Initial Utilisation Date in accordance with the Security Documents described in paragraph 3(a) above.

4.	Legal opinions

(a)	A legal opinion of Linklaters, Hong Kong, legal advisers to the Arranger and the Facility Agent as to the laws of Hong Kong, substantially in the form approved by each Original Lender prior to signing this Agreement.

Project Haven (Founder Financing) -
Facility Agreement

(b)	A legal opinion of Harney Westwood & Riegels, legal advisers to the Arranger and the Facility Agent as to the laws of the British Virgin Islands, substantially in the form approved by each Original Lender prior to signing this Agreement.

(c)	A legal opinion of Harney Westwood & Riegels, legal advisers to the Arranger and the Facility Agent as to the laws of the Cayman Islands, substantially in the form approved by each Original Lender prior to signing this Agreement.

5.	Other documents and evidence

(a)	Evidence that each Obligor has appointed process agent in Hong Kong under the Finance Documents to which they are a party.

(b)	A copy of the Undertaking Letter.

(c)	A copy of the Original Financial Statements.

(d)	A copy of the duly executed Share Subscription Agreement and the Support Agreement provided that commercially sensitive information may be redacted and provided further that this condition precedent will be satisfactory to the Facility Agent if the Share Subscription Agreement is provided in the form received and approved by the Arranger prior to the Signing Date save for any amendments or waivers which are not materially adverse to the interest of the Lenders (taken as a whole) under the Finance Documents or any other changes or amendments approved by the Arranger (acting reasonably).

(e)	A copy of the Funds Flow Statement provided that this condition precedent shall not be disclosed to any person other than the Arranger and the Facility Agent (not any other Finance Party), and it will be satisfactory to the Facility Agent if it shows the payments as contemplated in the Transaction Documents and the payment of fees and expenses as contemplated in the Fee Letter and contains an up to date sources and uses table.

(f)	A copy of the agreed form Shareholders’ Agreement, provided that commercially sensitive information may be redacted and provided further that this condition precedent will be satisfactory to the Facility Agent if the Shareholders’ Agreement is provided in the form received and approved by the Arranger prior to the Signing Date save for any amendments or waivers which are not materially adverse to the interests of the Lenders (taken as a whole, acting reasonably) under the Finance Documents or any other changes or amendments approved by the Arranger (acting reasonably with such approval not to be unreasonably withheld or delayed) and provided that (i) all restrictions in relation to the granting of and enforcement of the Company Share Charge have been removed; (ii) it is expressly provided that the Founder will have at least 50.5% voting interests in the Company; (iii) it is expressly provided that the Shares in the Company issued in favour of the Founder pursuant to ESOP Scheme will be issued to Midco only; (iv) it shows that the total number of the Company shares to be directly held by Midco immediately after the Closing Date which are acquired under the rollover arrangement pursuant to the Support Agreement or acquired by using the loan proceeds of the Facility, will be no less than 19.46% of total issued shares of the Company immediately after the Closing Date (and the relevant provisions in the Shareholders’ Agreement covering the requirements in (i) to (iv) (inclusive) above are collectively known as Relevant Provisions).

Project Haven (Founder Financing) -
Facility Agreement

(g)	A copy of (A) minutes of the extraordinary general meeting of the Target approving the Merger and resolutions of the special committee of the Target approving the Merger; (B) written confirmation (including by electronic mail) from the U.S. Securities and Exchange Commission (or the U.S. legal advisor to the special committee of the Target) confirming that the U.S. Securities and Exchange Commission has no comments on the Schedule 13E-3 and proxy statement in respect of the Merger filed by the Target and the Investors; and (C) near-final plan of merger and other related ancillary documents in respect of the Merger required for merger filing in the Cayman Islands.

(h)	A copy of the Bidco Facilities Agreement.

(i)	Evidence that the Interest Reserve Account and the Prepayment Account have been established.

(j)	Evidence that an amount equal to the Required IRA Balance applicable as at the Initial Utilisation Date has been or will be deposited into the Interest Reserve Account on or prior to the Initial Utilisation Date.

(k)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Initial Utilisation Date.

Project Haven (Founder Financing) -
Facility Agreement

Schedule 3

Utilisation Requests

From:	Nihao China Corporation

To:	Shanghai Pudong Development Bank Co., Ltd. Shanghai Branch (上海浦东发展银行股份有限公司上海分行)

Dated:

Dear Sirs

Nihao China Corporation - US$300,000,000 Facility Agreement
dated [●] (the Facility Agreement)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in clause 4.2 (Certain Funds Utilisation) of the Facility Agreement is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	[This Utilisation Request is irrevocable.]

Yours faithfully
authorised signatory for Nihao China Corporation

Project Haven (Founder Financing) -
Facility Agreement

Schedule 4

Form of Transfer Certificate

To:	Shanghai Pudong Development Bank Co., Ltd. Shanghai Branch as Facility Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

Nihao China Corporation - US$300,000,000 Facility Agreement
dated [●] (the Facility Agreement)

1.	We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement shall have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment(s), participation in Loans, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by the laws of Hong Kong.

Project Haven (Founder Financing) -
Facility Agreement

THE SCHEDULE

Commitment/rights and obligations to be transferred

Commitment(s) Transferred (Hong Kong Dollars)	Participation in Loan(s) Transferred (Hong Kong Dollars)	Next Interest Payment Date
[●]	[●]	[●]

Administration Details:

New Lender’s Standing Payment Instructions:	[ ]
Facility Office address:	[ ]
Telephone:	[ ]
Fax:	[ ]
[Email Address:]	[ ]
Attn/Ref:	[ ]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [                   ].

Shanghai Pudong Development Bank Co., Ltd. Shanghai Branch (上海浦东发展银行股份有限公司上海分行) as Facility Agent

By:

Project Haven (Founder Financing) -
Facility Agreement

Schedule 5

Form of Assignment Agreement

To:	Shanghai Pudong Development Bank Co., Ltd. Shanghai Branch (上海浦东发展银行股份有限公司上海分行) as Facility Agent and Nihao China Corporation as the Borrower

From:	[the Existing Lender] (the Existing Lender) and [the New Lender] (the New Lender)

Dated:

Nihao China Corporation - US$300,000,000 Facility Agreement
dated [●] (the Facility Agreement)

1.	We refer to the Facility Agreement. This is an Assignment Agreement. Terms defined in the Facility Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 23.6 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in Loans under the Facility Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Facility Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

7.	This Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 23.8 (Copy of Transfer Certificate, Assignment Agreement), to the Borrower of the assignment referred to in this Assignment Agreement.

8.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

9.	This Assignment Agreement is governed by the laws of Hong Kong.

10.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

Project Haven (Founder Financing) -
Facility Agreement

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices, account details for payments and New Lender’s Standing Payment Instructions]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [                          ].

Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.

Shanghai Pudong Development Bank Co., Ltd. Shanghai Branch (上海浦东发展银行股份有限公司上海分行) as Facility Agent

By:

Project Haven (Founder Financing) -
Facility Agreement

Schedule 6

Form of Compliance Certificate

To:	Shanghai Pudong Development Bank Co., Ltd. Shanghai Branch (上海浦东发展银行股份有限公司上海分行) as Facility Agent

From:	Nihao China Corporation

Dated:

Dear Sirs

Nihao China Corporation - US$300,000,000 Facility Agreement
dated [●] (the Facility Agreement)

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement shall have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	[We confirm that for the Relevant Period ending on [ ] the Leverage is [ ]] ^ / [We enclose a copy of the Compliance Certificate (as defined under the Bidco Facilities Agreement) delivered in respect of the same set of Annual Financial Statements in accordance with terms of the Bidco Facilities Agreement, which confirms that for the Relevant Period ending on [ ] the Leverage is [ ]]^]

3.	[We confirm that no Event of Default is continuing.]*

Signed:
Authorised Signatory of Nihao China Corporation

Encl.

^	Only required if delivered with the Annual Financial Statements as at a date which is a Test Date.
*	If this statement cannot be made, the certificate should identify any Event of Default that is continuing and the steps, if any, being taken to remedy it.

Project Haven (Founder Financing) -
Facility Agreement

Schedule 7

Timetables

“D - ” refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period unless otherwise specified below.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D - 2 Business Days 10:00 a.m. (or such shorter time as agreed to by the Facility Agent)
Facility Agent notifies the Lenders of a Loan in accordance with Clause 5.4 (Lenders’ participation)	D - 2 5:00 p.m.
LIBOR is fixed	Quotation Day as of 11:00 a.m. (London time)
Delivery of a duly completed Selection Notice (Clause 9.1 (Selection of Interest Periods))	D - 2 11:00 a.m.

Facility Agent notifies the Borrower and the Lenders of the rate of interest in accordance with Clause 8.4 (Notification of rates of interest)	D - 1 10:00 a.m.

Reference Bank Rate calculated by reference to available quotations in accordance with Clause 10.1 (Calculation of Reference Bank Rate)	By 6:00 pm on the Business Day following the Quotation Day

Facility Agent notifies the Borrower and the Lenders of the Required IRA Balance in accordance with paragraph (b) of Clause 21.14 (Interest Reserve Account)	D - 1 10:00 a.m.

Project Haven (Founder Financing) -
Facility Agreement

Schedule 8
Security Trust Provisions

1.	Definitions

In this Schedule:

Security Property means all right, title and interest in, to and under any Security Document, including:

(a)	the Charged Assets;

(b)	the benefit of the undertakings in any Security Document; and

(c)	all sums received or recovered by the Security Agent pursuant to any Security Document and any assets representing the same.

2.	Declaration of trust

The Security Agent and each other Finance Party agree that the Security Agent shall hold the Security Property in trust for the benefit of the Finance Parties on the terms of the Finance Documents.

3.	Defects in Security

The Security Agent shall not be liable for any failure or omission to perfect, or defect in perfecting, the Security created pursuant to any Security Document, including:

(a)	failure to obtain any Authorisation for the execution, validity, enforceability or admissibility in evidence of any Security Document; or

(b)	failure to effect or procure registration of or otherwise protect or perfect any of the Security created by the Security Documents under any laws in any territory.

4.	No enquiry

The Security Agent may accept without enquiry, requisition, objection or investigation such title as the Borrower may have to any Charged Assets.

5.	Retention of documents

The Security Agent may hold title deeds and other documents relating to any of the Charged Assets in such manner as it sees fit (including allowing the Borrower to retain them) except in the case of a mortgage by deposit of title deeds where the title deeds and other documents relating to any of the Charged Assets shall be deposited with the Security Agent (or an agent appointed by the Security Agent).

6.	Indemnity out of Security Property

The Security Agent and every receiver, delegate, attorney, agent or other similar person appointed under any Security Document may indemnify itself out of the Security Property against any cost, loss or liability incurred by it in that capacity (otherwise than by reason of its own gross negligence or wilful misconduct).

Project Haven (Founder Financing) -
Facility Agreement

7.	Basis of distribution

To enable it to make any distribution, the Security Agent may fix a date as at which the amount of the Liabilities is to be calculated and may require, and rely on, a certificate from any Finance Party giving details of:

(a)	any sums due or owing to any Finance Party as at that date; and

(b)	such other matters as it thinks fit.

8.	Rights of Security Agent

The Security Agent shall have all the rights, privileges and immunities which gratuitous trustees have or may have in Hong Kong, even though it is entitled to remuneration.

9.	No duty to collect payments

The Security Agent shall not have any duty:

(a)	to ensure that any payment or other financial benefit in respect of any of the Charged Assets is duly and punctually paid, received or collected; or

(b)	to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Charged Assets.

10.	Appropriation

(a)	Each Party irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Security Agent in or towards payment of any particular part of the Liabilities and agrees that the Security Agent shall have the exclusive right to do so.

(b)	Paragraph (a) above will override any application made or purported to be made by any other person.

11.	Investments

All money received or held by the Security Agent under the Finance Documents may, in the name of, or under the control of, the Security Agent:

(a)	be invested in any investment it may select; or

(b)	be deposited at such bank or institution (including itself any other Finance Party or any Affiliate of any Finance Party) as it thinks fit.

12.	Suspense Account

Subject to paragraph 13 below the Security Agent may:

(a)	hold in an interest bearing suspense account any money received by it from the Borrower; and

(b)	invest an amount equal to the balance from time to time standing to the credit of that suspense account in any of the investments authorised by paragraph 12 above.

Project Haven (Founder Financing) -
Facility Agreement

13.	Timing of Distributions

Distributions by the Security Agent shall be made as and when determined by it.

14.	Delegation

(a)	The Security Agent may:

(i)	employ and pay an agent selected by it to transact or conduct any business and to do all acts required to be done by it (including the receipt and payment of money);

(ii)	delegate to any person on any terms (including power to sub-delegate) all or any of its functions; and

(iii)	with the prior consent of the Majority Lenders, appoint, on such terms as it may determine, or remove, any person to act either as separate or joint security agent with those rights and obligations vested in the Security Agent by this Agreement or any Security Document.

(b)	The Security Agent will not be:

(i)	responsible to anyone for any misconduct or omission by any agent, delegate or security agent appointed by it pursuant to paragraph (a) above; or

(ii)	bound to supervise the proceedings or acts of any such agent, delegate or security agent,

provided that it exercises reasonable care in selecting that agent, delegate or security agent.

15.	Unwinding

Any appropriation or distribution which later transpires to have been or is agreed by the Security Agent to have been invalid or which has to be refunded shall be refunded and shall be deemed never to have been made.

16.	Lenders

The Security Agent shall be entitled to assume that each Lender is a Lender unless notified by the Facility Agent to the contrary.

17.	Execution by way of deed

The Security Agent shall have the right to enter into any document relating to any Finance Document by way of deed.

18.	Perpetuity Period

The perpetuity period for the trusts created by the Finance Documents shall be 80 years from the Signing Date.

19.	Trustee Ordinance

Where there are inconsistencies between the Trustee Ordinance (Cap. 29 of the Laws of Hong Kong) (the Trustee Ordinance) and the express provisions of any Finance Document, the provisions of such Finance Document shall, to the extent permitted by law, shall constitute a restriction or exclusion for the purposes of the Trustee Ordinance.

Project Haven (Founder Financing) -
Facility Agreement

Schedule 9
Approved Banks

(in alphabetical order)

1.	Agricultural Bank of China
2.	Australia and New Zealand Bank
3.	Bank of America
4.	Bank of China
5.	Bank of Communication
6.	Bank of Shanghai
7.	China Construction Bank
8.	China Merchants Bank
9.	China Minsheng Bank
10.	CTBC Bank Co., Ltd.
11.	Citibank
12.	CITIC
13.	Dalian Bank
14.	Guangzhou Rural Commercial Bank
15.	HSBC
16.	Industrial and Commercial Bank of China
17.	Industrial Bank
18.	Jiangsu Bank
19.	JP Morgan Chase Bank
20.	Luzhou Commercial Bank
21.	Pinan Bank
22.	Postal Saving Bank
23.	Shanghai Pudong Development Bank
24.	Shenzhen Rural Commercial Bank
25.	Société Générale
26.	Standard Chartered Bank
27.	Cathay United Bank, Co., Ltd.
28.	Taipei Fubon Commercial Bank Co., Ltd.
29.	Barclays Bank
30.	ING
31.	Silicon Valley Bank

Project Haven (Founder Financing) -
Facility Agreement

SIGNATURES

THE BORROWER

NIHAO CHINA CORPORATION

By	/s/ Jinbo Yao

Address:	c/o Building 105,
10 Jiuxianqiao North Road Jia Chaoyang District, Beijing 100015,
People’s Republic of China

Attention	Mr. Jinbo Yao

Tel:	+86 10 5956-5858

Project Haven (Founder Financing) -
Facility Agreement

MIDCO

NIHAO HAVEN CORPORATION

By	/s/ Jinbo Yao

Address:	c/o Building 105,
10 Jiuxianqiao North Road Jia Chaoyang District, Beijing 100015,
People’s Republic of China

Attention	Mr. Jinbo Yao

Tel:	+86 10 5956-5858

Project Haven (Founder Financing) -
Facility Agreement

THE ARRANGER

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行)

By	/s/ Sunan Wang

Address:	No.855 Changning Road, Changning District, Shanghai, China
Attention:	Huizi HU (胡慧子) and Shuli WANG (王姝力)
Tel:	+86 15021732388, +86 15201928505
Email:	huhz1@spdb.com.cn, WangSL02@spdb.com.cn

Project Haven (Founder Financing) -
Facility Agreement

THE ORIGINAL LENDER

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行)

By	/s/ Sunan Wang

Address:	No.855 Changning Road, Changning District, Shanghai, China
Attention:	Huizi HU (胡慧子) and Shuli WANG (王姝力)
Tel:	+86 15021732388, +86 15201928505
Email:	huhz1@spdb.com.cn, WangSL02@spdb.com.cn

Project Haven (Founder Financing) -
Facility Agreement

THE FACILITY AGENT

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行)

By	/s/ Sunan Wang

Address:	No.855 Changning Road, Changning District, Shanghai, China
Attention:	Huizi HU (胡慧子) and Shuli WANG (王姝力)
Tel:	+86 15021732388, +86 15201928505
Email:	huhz1@spdb.com.cn, WangSL02@spdb.com.cn

Project Haven (Founder Financing) -
Facility Agreement

THE SECURITY AGENT

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行)

By	/s/ Sunan Wang

Address:	No.855 Changning Road, Changning District, Shanghai, China
Attention:	Huizi HU (胡慧子) and Shuli WANG (王姝力)
Tel:	+86 15021732388, +86 15201928505
Email:	huhz1@spdb.com.cn, WangSL02@spdb.com.cn

Project Haven (Founder Financing) -
Facility Agreement